SECURITIES AND EXCHANGE COMMISSION
==================================
FORM S-1
AMENDMENT NO. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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NXT Nutritionals Holdings, Inc.
(Exact Name of Small Business Issuer in its Charter)

Delaware	2060
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

933 E. Columbus Avenue
Suite C
Springfield, MA 01105
Tel. No.:(413) 533-9300
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Corporation Service Company
2711 Centerville Road Suite 400
Wilmington, DE 19808
Tel. No.: (302) 636-5401
 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:

Gregg E. Jaclin, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per share	Proposed Maximum Aggregate Offering Price	Amount of Registration fee (3)

Common Stock, $0.001 par value per share, issuable upon conversion of senior secured convertible notes	22,670,972	$0.40 (2)	$9,068,388.80	$1,052.83

Common Stock, $0.001 par value per share, issuable upon exercise of the Series C warrants	6,517,904	$0.40 (2)	$2,607,161.60	$302.69

TOTAL	29,188,876		$11,675,550.40	$1,355.52

 (1)      This Registration Statement covers the resale by our selling shareholders of (1) up to 22,670,972 shares of common stock issuable upon conversion of the principal amount of the 0% original issue discount senior secured convertible notes (the “Notes”) at a conversion price of $0.40 per share, and (2) up to 6,517,904 shares of common stock issuable upon exercise of outstanding Series C warrants (the “Series C Warrants”) at an exercise price of $0.40 per share, that were issued in connection with the private placement closed on February 26, 2010.  In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)       Calculated pursuant to Rule 457 (g).

(3)       Previously paid

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated February , 201 1

NXT NUTRITIONALS HOLDINGS, INC.

29,188,876 SHARES OF COMMON STOCK

This prospectus relates to the resale by selling security holders of 29,188,876 shares of our common stock, $0.001 par value, including (i)22,670,972 shares of common stock issuable upon conversion of the principal amount of the Notes and (ii) 6,517,904 shares of common stock issuable upon exercise of the Series C Warrants, which were issued in the private placement closed on February 26, 2010.

We are not selling any shares of our common stock in this offering and, as a result, we will not receive any proceeds from the sale of the common stock covered by this prospectus.  All of the net proceeds from the sale of our common stock will go to the selling security holders. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash.

The selling security holders may sell common stock from time to time at prices established on the OTCBB or as negotiated in private transactions, or as otherwise described under the heading “Plan of Distribution.” The common stock may be sold directly or through agents or broker-dealers acting as agents on behalf of the selling security holders. The selling security holders may engage brokers, dealers or agents who may receive commissions or discounts from the selling security holders. We will pay all the expenses incident to the registration of the shares; however, we will not pay for sales commissions or other expenses applicable to the sale of our common stock registered hereunder.

Our common stock is quoted on the OTCBB under the symbol “NXTH.OB.” On December 28, 2010, the closing bid price of our common stock was $0.23 per share. These prices will fluctuate based on the demand for our common stock.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 to read about factors you should consider before investing in shares of our common stock.

 NEITHER THE SECURITIES & EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:  February , 2011

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “NXT Nutritionals,” “Company,” “we,” “us” and “our” refer to NXT Nutritionals Holdings, Inc.

OVERVIEW

We were originally incorporated in the state of Delaware on April 25, 2006 to search for available properties in north central British Columbia.

On February 12, 2009, we entered into a share exchange agreement (the “Share Exchange Agreement”) with NXT Nutritionals, Inc. (“NXT Nutritionals”) and the shareholders of NXT Nutritionals (the “NXT Shareholders”), pursuant to which, we acquired all of the issued and outstanding common stock of NXT Nutritionals from the NXT Shareholders. As a result of the closing of the Share Exchange, NXT Nutritionals became our wholly-owned subsidiary. Operating through NXT Nutritionals, we are engaged in developing and marketing of a proprietary, patent-pending, all–natural, healthy sweetener sold under the brand name SUSTA™ and other food and beverage products. SUSTA™ is being sold as a stand-alone product and it is the common ingredient for all of our products.  We also market and sell Healthy Dairy® which is enhanced by the revolutionary taste and nutritious ingredients contained in SUSTA™. We have shifted our focus on sales of Healthy Dairy products from grocery chains to the food service category because our management believes this change in our business model will make us profitable in the future. Our mission is to provide consumers with unique, healthy, delicious products that promote a healthier lifestyle and combat obesity and diabetes.

Our initial focus will be to bring SUSTA™ to the retail marketplace nationwide, expand the Healthy Diary® product line from the east coast to nationwide reach, and eventually to expand the Healthy Dairy® to include product lines such as cup yogurt and ice cream.

SUSTA™ Natural Sweetener

SUSTA™ is an all natural, healthy sweetener that has minimal calories and low glycemic index.  It is a proprietary blend of inulin fiber, fructose, botanical extracts, natural flavors, vitamins, minerals, and probiotics that is patented in New Zealand and is patent-pending in the U.S. and Canada.

SUSTA ™ is used in coffees, teas, other beverages, cereals, foods and any other foods that require a sweetener. SUSTA™ is targeted at individuals craving sweeteners but not the calories from sugar, and is a better choice than sugar for people with diabetes because it has approximately one-half gram per serving of fructose and a glycemic index that is one-third of regular sugar.  Not only does SUSTA™ sweeten the taste of food without all of the side effects of sugars or chemicals, it also contains healthy probiotics.

We will market SUSTA™ in three primary categories:

•	SUSTATM as a table top sweetener alternative to sugar and other sweeteners,
•	SUSTATM as an ingredient used in beverages, cereals, baked goods, dairy products, candy and chewing gum, and
•	NXT/SUSTATM branded products including Healthy Dairy® and other SUSTA™ branded products to be launched by the Company.

Brand awareness of SUSTA™ will be driven by our aggressive marketing campaign and our trial program.

Healthy Dairy® Yogurt Smoothies

We have developed a line of SUSTA™ -enhanced, non-fat reduced-calorie yogurt smoothies which are marketed as Healthy Dairy®.  Healthy Dairy® which combines appealing packaging, the health benefits of SUSTATM, and great taste, is offered in 5 different flavors: strawberry, peach, mixed berry, tropical fruit, and strawberry-banana. Healthy Dairy® contains cultured pasteurized skim milk, real fruit, pure cane sugar, soluble fiber, tapioca starch, natural flavors, phytosterols (plant sterols), SUSTA™, antioxidant botanicals, and many beneficial vitamins totaling 170 calories per 10-ounce bottle. Healthy Dairy® contains SUSTA™ and important nutrients that promote health and wellness with outstanding taste and sweetness with significantly fewer calories than our  key competitors.

We developed a 7-ounce version of our Healthy Dairy Yogurt Smoothie line, as well as a line of 4-ounce yogurt cups branded under the Healthy Dairy trademark.  These products and the 10 ounce Healthy Dairy smoothies are no longer going to be marketed and sold to the grocery channel.  Healthy Dairy is being marketed and sold to the food service channel including but not limited to college campuses, the U.S. Military, airlines, elementary schools, and restaurants. Our management believes this change in our business model will make us profitable in the future.

Private Offerings

On August 27, 2009, we completed a private offering of an aggregate subscription amount of $3,173,000 through the issuance of investment units to certain accredited investors.  Each investment unit had a purchase price of $50,000 and consisted of (i) a three year convertible debenture (the “Debentures”) in the amount of sixty five thousand dollars ($65,000) convertible into shares of our common stock at a conversion price of $0.40 per share, (ii) five year Series A warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $.40 per share (the “Series A Warrants”), and (iii) five year Series B warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $0.60 per share (the “Series B Warrants”).

On February 26, 2010, we closed on a private placement offering by raising total gross proceeds of $5,667,743, through the sale of (i) 0% Original Issue Discount Senior Secured Convertible Notes (the “Notes”) convertible into shares of our common stock at a conversion price of $1.00 per share, and (ii) a number of five-year warrants (the “Series C Warrants”) exercisable into a number of shares of common stock equal to 100% of the number of common shares underlying the Notes at an exercise price of $1.25 per share to certain accredited investors. The principal amount of each Note is 115% of the subscription proceeds received.

In connection with the closing of the private placement offering, we also entered into a registration rights agreement with the investors (the “Registration Rights Agreement”), pursuant to which, we agreed to register 100% of the common shares underlying the Notes and Warrants (the “Registrable Securities”) on a Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) within thirty (30) calendar days after the Closing Date (the “Filing Date”) and use our best efforts to have it declared effective within 180 calendar days after the Closing Date (the “Effectiveness Date”).  In the event that the total number of the Registrable Securities exceeds the limitation imposed by the SEC staff under Rule 415, the number of Registrable Securities to be registered will be reduced first by the common shares underlying the Warrants. Subject to the terms of the Registration Rights Agreement, upon the occurrence of any event that shall incur liquidated damages (the “Event”), including, but not limited to, that the initial Registration Statement is not filed prior to the Filing Date, we fail to file a pre-effective amendment and otherwise respond in writing to SEC comments on the Registration Statement within thirty (30) calendar days upon receipt of such comments, and the initial Registration Statement including the Registrable Securities permitted by Rule 415 is not declared effective by the Effectiveness Date, (A) we shall pay to each Investor an amount in cash, as partial liquidated damages, equal to 0.5% of the aggregate purchase price paid by each Investor on each Event Date defined in the Registration Rights Agreement (the “Event Date”), and (B) on each monthly anniversary of the Event Date until the Event is cured, we shall pay to each Investor an amount in cash, equal to 1.0% of the aggregate purchase price paid by such Investor, subject to the maximum amount of 6.0% of the aggregate subscription amount paid by such investors in the private placement offering.

On September 1, 2010, we entered into a modification and amendment agreement (the “Modification Agreement”) with purchasers (the “Purchasers”) holding approximately 87% of the aggregate number of (1) the Notes, (2) the Series C Warrants and (3) the shares of common stock underlying the Notes and the Series C Warrants, pursuant to which the commencement of monthly redemption date of the Notes is extended to December 1, 2010 and the holders of the Notes and the Series C Warrants, we may now pay the monthly redemption of the Notes in common stock even if the monthly redemption price described in the Notes is less than $0.40. In addition, pursuant to the Amendment, the conversion price of the Notes and the exercise price of the Series C Warrants are both reduced to $0.40 per share.

On December 6, 2010, we entered into a second modification and amendment agreement (the “Second Modification Agreement”) with the Purchasers (the “Purchasers”) holding approximately 91% of the aggregate number of (1) the  Notes, (2) Series C warrants and (3) the shares of common stock underlying the Notes and the Series C Warrants. Pursuant to the Amendment, the commencement of monthly redemption date of the Notes is extended to September 1, 2011, the maturity date of the Notes is extended to December 31, 2011 and the original issue discount is amended such that the principal amount equals each investor’s subscription amount multiplied by 1.60.  In addition the conversion price can be adjusted on the following events:

(i)
First Quarter 2011 Form 10-Q.  If the Company’s filing of its March 31, 2011 Form 10-Q with the Securities and Exchange Commission does not disclose revenue of at least $5 million for the first three months of 2011, then the Conversion Price of the Notes will decrease by $.03 on the fifth (5th) trading day after the Company files its March 31, 2011 Form 10-Q.  Notwithstanding the foregoing, if, during the five (5) trading days following the filing of the March 31, 2011 Form 10-Q, the average closing bid price is $.60 or better, the aggregate trading volume of Company common stock is at least 1.5 million shares and all of the shares underlying the Notes may be sold pursuant to an effective registration statement or Rule 144 (and the Company is then in compliance with the current public information required under Rule 144), then no adjustment to the Conversion Price will be made hereunder.

(ii)
Second Quarter 2011 Form 10-Q.  If the Company’s filing of its June 30, 2011 Form 10-Q with the Securities and Exchange Commission does not disclose revenue of at least $8 million for the first six months of 2011, then the Conversion Price of the Notes will be adjusted to equal the lesser of (i) the then effective Conversion Price and (ii) ninety (90%) percent of the average closing bid price during the five (5) trading days following the filing of the June 30, 2011 Form 10-Q, such adjustment, if any, to occur on the fifth (5th) trading day following the Company’s filing of its June 30, 2011 Form 10-Q. Notwithstanding the foregoing, if, during the five (5) trading days following the filing of the June 30, 2011 Form 10-Q, the average closing bid price is $.60 or better, the aggregate trading volume of Company common stock is at least 1.5 million shares and all of the shares underlying the Notes may be sold pursuant to an effective registration statement or Rule 144 (and the Company is then in compliance with the current public information required under Rule 144), then no adjustment to the Conversion Price will be made hereunder.

Where You Can Find Us

Our principal executive office is located at 933 E. Columbus Avenue, Suite C, Springfield, MA 01105. Our telephone number is (413) 553-9300.  Our internet address is http://www.nxtnutritionals.com/.

The Offering

Common stock offered by selling security holders
29,188,876 shares of common stock. This includes (i) 22,670,972 shares of common stock issuable upon conversion of the principal amount of the Notes, and (ii) 6,517,904 shares of common stock issuable upon exercise of the Series C Warrants

Common stock outstanding before the offering	49,402,068 common shares as of February 2, 2011 .

Common stock outstanding after the offering	78,590,944 shares.

Terms of the Offering	The selling security holders will determine when and how they will sell the common stock offered in this prospectus.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. We may, however, receive proceeds in the event that some or all of the Warrants held by the selling security holders are exercised for cash. The proceeds from the exercise of such Warrants, if any, will be used for working capital and other general corporate purposes.

OTCBB Trading Symbol	“NXTH. OB”
Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 5.

Summary of Financial Information

The following table provides summary consolidated financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008 and the unaudited financial information for the nine months ended September 30, 2010 and 2009. The financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements. The results of operations for past accounting periods are not necessarily indicative of the results to be expected for any future accounting period. The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes included in this prospectus, and the unaudited financial statements and related notes included in this prospectus.

Statements of Operations

	Nine Months Ended September 30,		For the Years Ended December 31,
	2010	2009	2009	2008

	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Sales - net of slotting fees and discounts	$161,011	$687,644	$905,728	$2,265,851

Cost of sales	219,512	757,204	969,352	1,873,996

Gross profit (loss)	(58,501)	(69,560)	(63,624)	391,855

General and administrative expenses	2,117,566	2,700,381	6,906,598	1,200,719

Loss from operations	(2,176,067)	(2,769,941)	(6,970,222)	(808,864)

Other Income (Expenses) -net
Interest expense	(8,520,059)	(800,727)	(1,016,718)	(55,395)
Interest income	5,770	-	-	-
Loss on extinguishment of debt	(3,726,410)	(15,603,551)	(15,603,501)	-
Derivative expense	(8,590,802)	-	-	-
Change in fair market value of derivative liability	13,146,856	-	-	-
Registration rights expense	(113,355)	(362,453)	(362,453)	-

Total Other Income (Expenses)	(7,798,000)	(16,766,731)	(16,982,672)	(55,395)

Net Loss per Share	$(9,974,067)	$(19,536,672)	$(23,952,894)	$(864,259)

Net Loss per Common Share - Basic and Diluted	$(0.22)	$(0.58)	$(0.68)	$(0.06)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	45,103,155	33,962,232	35,032,563	15,675,000

Statements of Cash Flows

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Net Cash Used in Operating Activities	$(2,235,171)	$(1,895,261)	$(2,115,070)	$(837,546)

Net Cash Provided By Financing Activities	4,722,755	1,784,326	1,909,326	1,042,925

Net Increase (Decrease) in Cash	2,487,584	(110,935)	(205,744)	205,379

Cash - Beginning of Period /Year	68,454	274,198	274,198	68,819

Cash - End of Period /Year	$2,556,038	$163,263	$68,454	$274,198

RISK FACTORS

The shares of our common stock being offered for resale by the selling security holders are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of your investment.  You should carefully consider the risks described below and the other information in this process before investing in our common stock.

Risks Relating to Our Business

OUR LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

We have a relatively limited operating history. Although we were incorporated on April 25, 2006.we did not begin operation in our current business until we entered into a Share Exchange Agreement with NXT Nutritionals and its shareholders on February 12, 2009. Such limited operating history and the unpredictability of the sweetener, and food and beverage industry makes it difficult for investors to evaluate our businesses and future operating results. An investor in our securities must consider the risks, uncertainties, and difficulties frequently encountered by companies in new and rapidly evolving markets. The risks and difficulties we face include challenges in accurate financial planning as a result of limited historical data and the uncertainties resulting from having had a relatively limited time period in which to implement and evaluate our business strategies as compared to older companies with longer operating histories.

OUR INDEPENDENT AUDITOR HAS RAISED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

As reflected in our audited consolidated financial statement for the period ended December 31, 2009, we generated a net loss of $23,952,894 during the year ended December 31, 2009, and as of that date, our current liabilities exceeded our current assets by $1,535,693. In addition, we also had a stockholder’s deficit of $3,319,708 at December 31, 2009.   As a result, our independent auditor expressed substantial doubt as to our ability to continue as a going concern.

WE MAY NEED ADDITIONAL FINANCING TO EXECUTE OUR BUSINESS PLAN. IF WE DO NOT OBTAIN ADDITIONAL FINANCING IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

The revenues from the sales of our beverage products and the projected revenues from the sales of these products are not adequate to support our expansion and product development programs at this time. We will need substantial additional funds to:

•	effectuate our business plan and expand our product line;
•	file, prosecute, defend and enforce our intellectual property rights; and
•	produce and market our products.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding of up to $5,000,000 is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives, or overhead expenditures to the extent necessary. The failure to fund our capital requirements could have a material adverse effect on our business, financial condition and results of operations. Moreover, the sale of additional equity securities to raise financing could result in additional dilution to our stockholders and the incurrence of indebtedness would result in increased debt service obligations that could result in operating and financing covenants that would restrict our operations.

NEWLY DEVELOPED PRODUCTS MAY NOT BE COMPATIBLE WITH MARKET NEEDS RESULTING IN AN ADVERSE EFFECT ON OUR SALES AND EARNINGS.

Our business is particularly subject to changing consumer trends and preferences.  Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes.  If we fail to invest in extensive market research on consumer health needs in each market we target, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings.

WE HAVE SHIFTED OUR MARKETING AND SALES FOCUS OF HEALTHY DAIRY, OUR SUSTA ENHANCED NON-FAT REDUCED CALORIE YOGURT SMOOTHIES AND YOGURT CUPS, FROM SALE IN GROCERY CHAINS TO THE FOOD SERVICE CATEGORY.

We have shifted our focus from sales of Healthy Dairy products from grocery chains to the food service category.  However to date we have not generated any sales from this change in focus.  We had previously generated all of our revenues of Healthy Dairy from the sales to grocery chains. Although our management believes that this change in our business model will make us profitable in the future, there is no guarantee that we will be able to implement this change successfully. If we fail to succeed with this new business model it would have a material adverse effect on our sales and earnings.

WE MAY ENCOUNTER SUBSTANTIAL COMPETITION IN OUR BUSINESS AND FAILURE TO COMPETE EFFECTIVELY MAY ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUE.

We believe that existing and new competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop more efficient products or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations and financial condition.

 Important factors affecting our ability to compete successfully include:

•	the taste and flavor of products;
•	trade and consumer promotions;
•	rapid and effective development of new, unique cutting edge products;
•	attractive and different packaging;
•	branded product advertising; and
•	pricing

In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced in either case. In addition, we cannot assure that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

WE RELY ON THE SERVICES OF CERTAIN KEY PERSONNEL. IF WE FAIL TO KEEP THEM EMPLOYED IT MAY HAVE A MATERIAL ADVERSE EFFECT ON FULFILLING OUR BUSINESS PLAN.

Our business relies on the efforts and talents of our President and Chief Executive Officer, Francis McCarthy. The loss of Mr. McCarthy’s service could adversely affect the operations of our business. Although we have entered into a two year employment agreement with Mr. McCarthy and Mr. McCarthy has not indicated any intention of leaving us, the loss of his service for any reason could have a very negative impact on our ability to fulfill on our business plan.

WE HAVE SHIFTED OUR MARKETING AND SALES FOCUS OF HEALTHY DAIRY, OUR SUSTA ENHANCED NON-FAT REDUCED CALORIE YOGURT SMOOTHIES AND YOGURT CUPS, FROM SALE IN GROCERY CHAINS TO THE FOOD SERVICE CATEGORY.

We have shifted our focus from sales of Healthy Dairy products from grocery chains to the food service category.  However to date we have not generated any sales from this change in focus.  We had previously generated all of our revenues of Healthy Dairy from the sales to grocery chains. We experienced a decline in sales in the grocery channel which was related to a decline in Healthy Dairy sales.  Although our management believes that shifting our focus of Healthy Dairy products from grocery chains to the food service category will make us profitable in the future, there is no guarantee that we will be able to implement this change successfully. If we fail to succeed with this new business model it would have a material adverse effect on our sales and earnings.

WE MAY NOT BE ABLE TO HIRE AND RETAIN QUALIFIED PERSONNEL TO SUPPORT OUR GROWTH AND IF WE ARE UNABLE TO RETAIN OR HIRE SUCH PERSONNEL IN THE FUTURE, OUR ABILITY TO IMPROVE OUR PRODUCTS AND IMPLEMENT OUR BUSINESS OBJECTIVES COULD BE ADVERSELY AFFECTED.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

OUR MANAGEMENT CONCLUDES THAT OUR DISCLOSURE CONTROLS AND PROCEDURES WERE NOT EFFECTIVE, WHICH MAY PREVENT US FROM FILING REPORTS REQUIRED BY THE APPLICABLE LAWS AND REGULATIONS WITHINTHE TIME FRAME REQUIRED BY THE APPLICABLE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

Our management concludes that our disclosure controls and procedures are not effective to ensure that information required to be disclosed by us in the responses we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules due to that the fact that we have not completed the process of formally documenting internal controls. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports timely or prevent fraud, our business reputation and operating results could be harmed. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

PRODUCT LIABILITY CLAIMS AGAINST US COULD RESULT IN ADVERSE PUBLICITY AND POTENTIALLY SIGNIFICANT MONETARY DAMAGES.

As with other food producers, we are also exposed to risks associated with product liability claims if the consumption of our products results in injury or illness. We cannot predict what impact such product liability claims or resulting negative publicity would have on our business or on our brand image. The successful assertion of product liability claims against us could result in potentially significant monetary damages, diversion of management resources and require us to make significant payments and incur substantial legal expenses, although we do carry product liability insurance for potential product liability claims.   Even if a product liability claim is not successfully pursued to judgment by a claimant, we may still incur substantial legal expenses defending against such a claim. Finally, serious product quality concerns could result in governmental action against us, which, among other things, could result in the suspension of production or distribution of our products, loss of certain licenses, or other governmental penalties.

WE COMPETE IN AN INDUSTRY THAT IS BRAND-CONSCIOUS, AND UNLESS WE ARE ABLE TO ESTABLISH AND MAINTAIN BRAND NAME RECOGNITION OUR SALES MAY BE NEGATIVELY IMPACTED.

Our business is substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers. In addition, our business depends on acceptance by our independent distributors and consumers of our brand. Although we believe that we have made progress towards establishing market recognition for our brand in the industry, it is too early in the product life cycle of the brand to determine whether our products and brand will achieve and maintain satisfactory levels of acceptance by independent distributors, grocery stores, retailers and consumers.

WE RELY PRIMARILY ON THIRD-PARTY DISTRIBUTORS AND INDEPENDENT RETAILERS, AND THIS COULD NEGATIVELY AFFECT OUR ABILITY TO EFFICIENTLY AND PROFITABLY DISTRIBUTE AND MARKET OUR PRODUCTS, MAINTAIN OUR EXISTING MARKETS AND EXPAND OUR BUSINESS INTO OTHER GEOGRAPHIC MARKETS.

Except for the sales through the internet, we do not sell our products directly to our end customers. We primarily rely on third-party distributors and retailers for the sale and distribution of our products. To the extent that our distributors are distracted from selling our products or do not expend sufficient efforts in managing and selling our products, our sales will be adversely affected. Our ability to maintain our distribution network and attract additional distributors will depend on a number of factors, many of which are outside our control. Some of these factors include: (i) the level of demand for our brand and products in a particular distribution area; (ii) our ability to price our products at levels competitive with those offered by competing products and (iii) our ability to deliver products in the quantity and at the time ordered by distributors.

There can be no assurance that we will be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Furthermore, shortage of adequate working capital may make it impossible for us to do so. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to maintain and expand our market, which will likely adversely affect our revenues and financial results.

OUR FUTURE SUCCESS RELIES UPON SUSTA™, ALL-NATURAL, PATENT-PENDING, HEALTHY SWEETENER. THERE IS NO ASSURANCE THAT THESE PATENTS WILL BE GRANTED. EVEN IF THEY ARE GRANTED, THERE IS NO ASSURANCE THAT WE WILL HAVE THE RESOURCES TO ENFORCE THE PATENTS THROUGH LITIGATION OR OTHERWISE. THE LOSS OF EXCLUSIVE RIGHT TO SUSTATM COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

We believe that our business does not infringe upon the valid proprietary rights of others, but there can be no assurance that third parties will not assert infringement claims against us. If infringement claims are brought against us, there can be no assurance that we will have the financial resources to defend against such claims or prevent an adverse judgment against us. In the event of an unfavorable ruling on any such claim, there can be no assurance that a license or similar agreement to utilize the intellectual property rights in question relied upon by us in the conduct of our business will be available to us on reasonable terms, if at all. In the event of an unfavorable ruling on any such claim, there can be no assurance that a license or similar agreement to utilize the intellectual property rights in question relied upon by us in the conduct of our business will be available to us on reasonable terms, if at all.

 SUSTA™ is patent-pending in the United States and Canada. There can be no assurance any of these pending patents will be granted or, even if they are, that we will have the resources to enforce these patents through litigation or otherwise. In addition, patents granted by the United States Patent Office do not guarantee that competitors in overseas locations will not imitate our products, or patent similar products in other nations. The failure to obtain the patent to SUSTA™ may have a material adverse effect on our business operations.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR FUTURE OPERATIONS AND, IF IT IS NOT AVAILABLE WHEN WE NEED IT, WE MAY NEED TO REDUCE OUR PLANNED DEVELOPMENT AND MARKETING EFFORTS, WHICH MAY REDUCE OUR SALES REVENUES.

The development and marketing of new products and the expansion of distribution channels and associated support personnel requires a significant commitment of resources. In addition, if the markets for our products develop more slowly than anticipated, or if we fail to establish significant market share and achieve sufficient net revenues, we may continue to consume significant amounts of capital. As a result, we could be required to raise additional capital of up to $5,000,000. We cannot assure that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

WE MAY NEVER PAY ANY DIVIDENDS TO SHAREHOLDERS.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Risks Related to Our Common Stock

OUR COMMON STOCK IS QUOTED ON THE OTC BULLETIN BOARD WHICH MAY HAVE AN UNFAVORABLE IMPACT ON OUR STOCK PRICE AND LIQUIDITY.

Our Common Stock is quoted on the OTC Bulletin Board.  The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

THERE IS LIMITED LIQUIDITY ON THE OTCBB.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our Common Stock, there may be a lower likelihood of one's orders for shares of our Common Stock being executed, and current prices may differ significantly from the price one was quoted at the time of one's order entry.

OUR COMMON STOCK IS THINLY TRADED, SO YOU MAY BE UNABLE TO SELL AT OR NEAR ASKING PRICES OR AT ALL IF YOU NEED TO SELL YOUR SHARES TO RAISE MONEY OR OTHERWISE DESIRE TO LIQUIDATE YOUR SHARES.

Currently our Common Stock is quoted in the OTC Bulletin Board market and the trading volume we will develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending Bulletin Board stocks because they are considered speculative, volatile and thinly traded. The OTC Bulletin Board market is an inter-dealer market much less regulated than the major exchanges and our Common Stock is subject to abuses, volatility and shorting. Thus there is currently no broadly followed and established trading market for our Common Stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our Common Stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for our Common Stock on the OTC Bulletin Board may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our Common Stock and as a result, the market value of our Common Stock likely would decline.

OUR COMMON STOCK IS SUBJECT TO PRICE VOLATILITY UNRELATED TO OUR OPERATIONS.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

YOU MAY BE UNABLE TO SELL YOUR COMMON STOCK AT OR ABOVE YOUR PURCHASE PRICE, WHICH MAY RESULT IN SUBSTANTIAL LOSSES TO YOU.

The following factors may add to the volatility in the price of our common stock: actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

IF WE FAIL TO REMAIN CURRENT ON OUR REPORTING REQUIREMENTS, WE COULD BE REMOVED FROM THE OTC BULLETIN BOARD, WHICH WOULD LIMIT THE ABILITY OF BROKER-DEALERS TO SELL OUR SECURITIES AND THE ABILITY OF SHAREHOLDERS TO SELL THEIR SECURITIES IN THE SECONDARY MARKET.

Companies trading on the OTC Bulletin Board, such as NXT Nutritionals, must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

INVESTMENT IN OUR COMPANY MAY BE SUBJECT TO DILUTION CAUSED BY CONVERSION OF OUR OUTSTANDING CONVERTIBLE DEBENTURE AND/OR EXERCISE OF OUR OUTSTANDING SERIES A AND SERIES B WARRANTS.

In connection with a private offering closed on August 27, 2009, we issued a number of 3-year convertible debentures, representing an aggregate principal amount of $3,173,000, which are convertible into shares of our Common Stock at $0.40 per share at any time during the term of the convertible debentures, a number of Series A Warrants to purchase 100% of the underlying shares of Common Stock of the convertible debenture at an exercise price of $0.40 per share and a number of Series B Warrants to purchase 100% of the underlying shares of Common Stock of the convertible debenture at an exercise price of $0.60 per share. Upon conversion or exercise of the convertible debenture or the Series A and Series B Warrants, in whole or in part, your investment in the Company will be subject to significant dilution.

WE MAY ISSUE ADDITIONAL SERIES C WARRANTS TO PAY OFF LIQUIDATED DAMAGES ACCRUED, WHICH WILL CAUSE DILUTON TO YOUR INVESTMENT.

In connection with the private offering closed on August 27, 2009, we did not file the registration statement by the required filing date of October 27, 2009 and are subject to liquidated damages in the amount of 1.0% of the aggregate amount invested in the private offering for every 30-day period or portion thereof, subject to the maximum amount of 9% of the purchase price in the offering.

Our Management intends to negotiate with the investors in the private offering to obtain (1) their waiver of the liquidated damages, and/or (ii) their consent to the issuance of Series C Warrants as payment for the liquidated damages.  If we issue to those investors Series C Warrants to pay off the liquidated damages, your ownership interest in the Company will be diluted upon their exercise of the Series C Warrants for Common Stock.

OUR COMMON STOCK ARE CLASSIFIED AS A “PENNY STOCK” AS THAT TERM IS GENERALLY DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934 TO MEAN EQUITY SECURITIES WITH A PRICE OF LESS THAN $5.00. OUR COMMON STOCK WILL BE SUBJECT TO RULES THAT IMPOSE SALES PRACTICE AND DISCLOSURE REQUIREMENTS ON BROKER-DEALERS WHO ENGAGE IN CERTAIN TRANSACTIONS INVOLVING A PENNY STOCK.

The SEC has adopted regulations which generally define so-called "penny stocks" to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. As of February 2, 2011 , the closing sale price of our common stock was $0.52 per share and, therefore, it is designated a "penny stock." As a "penny stock," our Common Stock may become subject to Rule 15g-9 under the Exchange Act of 1934, or the "Penny Stock Rule." This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses).

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.  In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

      The basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our Common Stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our Common Stock, if and when our Common Stock becomes publicly traded. In addition, the liquidity for our Common Stock may decrease, with a corresponding decrease in the price of our Common Stock. Our Common Stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their common stock.

There can be no assurance that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of a penny stock if the SEC determines that such a restriction would be in the public interest.

Use of Proceeds

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution”.  We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of the Warrants. We may receive proceeds in the event some or all of the Warrants held by the selling security holders are exercised for cash. Any proceeds received from the exercise of the warrants will be used for working capital and other general corporate purposes.

Determination of Offering Price

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

Dilution

The selling security holders are offering for resale common shares underlying the outstanding Series C Warrants and Notes. To the extent such Notes and Series C Warrants are converted and exercised, the existing shareholder will experience dilution to their ownership interests in us.

Selling Security Holders

The common shares being offered for resale by the selling security holders consist of 22,670,972 shares of our common stock held by 47 holders who were investors in our private placement of $5,667,743, through the sale of the Notes and a number of Series C Warrants exercisable into a number of shares of common stock equal to 100% of the number of common shares upon conversion of the principal amount of the Notes, that we closed on February 26, 2010.  The principal amount of each Note is 160% of the subscription proceeds received.

The following table sets forth the name of the selling security holders, the number of shares of common stock beneficially owned by each of the selling stockholders as of February 2, 2011 and the number of shares of common stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered	Amount Beneficially Owned after Offering	Percentage Beneficially Owned after Offering
General Associates LLC (1)	1,556,551	1,556,551	0	0%
J&J Rosenbaum Family Trust (2)	2,291,750	2,291,750	0	0%
Daniel Blacker & Stefanie Lisa Schwartz (3)	128,750	128,750	0	0%
Kevin L. Bouchillon (4)	515,000	515,000	0	0%
Adam C. Bricker (5)	515,000	515,000	0	0%
Brian Clavin (6)	515,000	515,000	0	0%
Paul Daugherty (7)	257,500	257,500	0	0%
W. Glenn Kelly (8)	128,750	128,750	0	0%
Eric Motz (9)	257,500	257,500	0	0%
Steven L. Rathjen (10)	386,250	386,250	0	0%
Edward L. Rucinski (11)	782,800	782,800	0	0%
Ian Sadler (12)	257,500	257,500	0	0%
Robert W. Semple (13)	515,000	515,000	0	0%
Jim Sheffield (14)	257,500	257,500	0	0%
David Squire (15)	2,575,000	2,575,000	0	0%
Sean Weir (16)	257,500	257,500	0	0%
Daniel Channoff (17)	51,500	51,500	0	0%
Scott Cunningham (18)	257,500	257,500	0	0%
James C. Donohue IV (19)	515,000	515,000	0	0%
John M. Gamberoni (20)	51,500	51,500	0	0%
Golden Opportunity Consulting LLC (21)	772,500	772,500	0	0%
Adam Krasnoff (22)	69,525	69,525	0	0%
Frank Lin (23)	103,000	103,000	0	0%
Gene Monaco (24)	1,030,000	1,030,000	0	0%
Joseph R. Piscitelli Jr (25)	77,250	77,250	0	0%
Kevin Scherer (26)	772,500	772,500	0	0%
Hideo Takada (27)	515,000	515,000	0	0%
Paul Hennessy (28)	128,750	128,750	0	0%
John Trafford (29)	257,500	257,500	0	0%
Adam Uttley (30)	257,500	257,500	0	0%

Todd A. Dunbar (31)	206,000	206,000	0	0%
Robert Pash (32)	257,500	257,500	0	0%
Edward Gibbons (33)	51,500	51,500	0	0%
Robert Kayman (34)	515,000	515,000	0	0%
Terry Adams (35)	515,000	515,000	0	0%
Mithcell Kopin (36)	515,000	515,000	0	0%
Genesis Asset Opportunity Fund LP (37)	5,150.000	5,150,000	0	0%
Bruce T. Gordon (38)	257,500	257,500	0	0%
Mark Greenberg (39)	1,030,000	1,030,000	0	0%
Ronald I. Heller (40)	515,000	515,000	0	0%
Kenton Keller (41)	1,287,500	1,287,500	0	0%
Michael V. McLoughlin (42)	772,500	772,500	0	0%
Paul D'Agnese (43)	257,500	257,500	0	0%
Steven Hart (44)	515,000	515,000	0	0%
Solomon Eisenberg (45)	257,500	257,500	0	0%
Warren H. Watkins (46)	515,000	515,000	0	0%
Donald J. Richards (47)	515,000	515,000	0	0%

(1) Consists of 1,208,972 shares of our Common Stock underlying the Note and 347,579 shares of our Common Stock underlying the Series C Warrant issued to General Associates, LLC. William Howe is the Principal of General Associates LLC. William Howe, acting alone, has voting and dispositive power over the shares beneficially owned by General Associates, LLC.
(2)  Consisting of 1,780,000 shares of our Common Stock underlying the Note and 511,750 shares of our Common Stock underlying the Series C Warrant issued to J&J Rosenbaum Family Trust. Joshua Rosenbaum and Julia Rosenbaum, husband and wife, are the trustees of J&J Rosenbaum Family Trust. Joshua Rosenbaum and Julia Rosenbaum have voting and dispositive power over the shares beneficially owned by J&J  Rosenbaum Family Trust and has investment control of its shares of our common stock.
(3)  Consisting of 100,000 shares of our Common Stock underlying the Note and the 28,750 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholders. The common shares held by the respective holders as tenant by entirety.
(4) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(5) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(6) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(7) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(8) Consisting of 100,000 shares of our Common Stock underlying the Note and 28,750 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(9) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(10) Consisting of 300,000 shares of our Common Stock underlying the Note and 86,250 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(11) Consisting of 608,000 shares of our Common Stock underlying the Note and 174,800 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(12) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.

(13) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(14) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(15) Consisting of 2,000,000 shares of our Common Stock underlying the Note and 575,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(16) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(17) Consisting of 40,000 shares of our Common Stock underlying the Note and 11,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(18) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(19) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(20) Consisting of 40,000 shares of our Common Stock underlying the Note and 11,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(21) Consisting of 600,000 shares of our Common Stock underlying the Note and 172,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Richard J. Golden is the principal of Golden Opportunity Consulting, LLC. Richard J. Golden, acting alone, has voting and dispositive power over the shares beneficially owned by Golden Opportunity Consulting.
(22) Consisting of 54,000 shares of our Common Stock underlying the Note and 15,525 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(23) Consisting of 80,000 shares of our Common Stock underlying the Note and 23,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(24) Consisting of 800,000 shares of our Common Stock underlying the Note and 230,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(25) Consisting of 60,000 shares of our Common Stock underlying the Note and 17,250 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(26) Consisting of 600.000 shares of our Common Stock underlying the Note and 172,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Richard J. Golden is the principal of Golden Opportunity Consulting, LLC. Richard J. Golden, acting alone, has voting and dispositive power over the shares beneficially owned by Golden Opportunity Consulting.
(27) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(28) Consisting of 100,000 shares of our Common Stock underlying the Note and 28,750 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(29) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(30) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(31) Consisting of 160,000 shares of our Common Stock underlying the Note and 46,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(32) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(33) Consisting of 40,000 shares of our Common Stock underlying the Note and 11,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(34) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(35) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(36) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Downsview Capital, Inc. ("Downsview") is the general partner of Cranshire Capital, L.P. ("Cranshire") and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin ("Mr. Kopin"), President of Downsview ,has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.
(37) Consisting of 4,000,000 shares of our Common Stock underlying the Note and 1,150,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Daniel Saks, Ethan Benovitz and Jaime Hartman are the managing members of Genesis Asset Opportunity Fund LP. Daniel Saks, Ethan Benovitz and Jaime Hartman have shared voting and dispositive power over the shares beneficially owned by Genesis Asset Opportunity Fund LP.

(38) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(39) Consisting of 800,000 shares of our Common Stock underlying the Note and 230,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(40)Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Ronald I. Heller is the principal of Heller Capital Investments. Ronald I. Heller, acting alone, has voting and dispositive power over the shares beneficially owned by Heller Capital Investments.
(41) Consisting of 1,000,000 shares of our Common Stock underlying the Note and 287,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(42) Consisting of 600,000 shares of our Common Stock underlying the Note and 172,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.
(43) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Paul D’Aghese is the manager of Northern Aviation LLC. Paul D’Aghese, acting alone, has voting and dispositive power over the shares beneficially owned by Northern Aviation LLC.
(44) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Steven Hart is the general partner of Octagon Capital Partners. Steven Hoa, acting alone, has voting and dispositive power over the shares beneficially owned by Octagon Capital Partners.
(45) Consisting of 200,000 shares of our Common Stock underlying the Note and 57,500 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Solomon Eisenberg is the principal of The Stacy Group, LLC. Solomon Eisenberg, acting alone, has voting and dispositive power over the shares beneficially owned by The Stacy Group, LLC.
(46) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder. Warren H. Watkins is the trustee of Warren H. Watkins Trust. Warren H. Watkins, acting alone, has voting and dispositive power over the shares beneficially owned by Warren H. Watkins Trust and has investment control of its shares of our common stock.
(47) Consisting of 400,000 shares of our Common Stock underlying the Note and 115,000 shares of our Common Stock underlying the Series C Warrant issued to the selling stockholder.

To our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers.

Plan of Distribution

This prospectus relates to the resale of up to 29,188,876 shares, including (i) 22,670,972 shares of common stock issuable upon conversion of the Notes, and (ii) 6,517,904 shares of common stock issuable upon exercise of the Series C Warrants, each held by certain selling security holders.

Each selling stockholder of the common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares of Common Stock covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Description of Securities

We are authorized to issue 200,000,000 shares of our common stock, par value $0.001 and 50,000,000 shares of preferred stock, par value $0.001. As of February 2, 2011, 49,402,068 shares of common stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding, including shares issued pursuant to the closing of the Share Exchange Agreement.

(a)           Common Stock. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights.

(b)           Preferred Stock. Our board of directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common Stock, including voting rights, of the holders of our common Stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

(c)            Debenture and Series A and Series B Warrant.

On August 27, 2009, we completed a private offering of an aggregate subscription amount of $3,173,000 through the issuance of investment units to certain accredited investors. Each investment unit had a purchase price of $50,000 and consisted of (i) a three year convertible debenture  in the amount of sixty five thousand dollars ($65,000) convertible into shares of our common stock at a conversion price of $0.40 per share, (ii) five year Series A Warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $0.40 per share, and (iii) five year Series B Warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $0.60 per share.

The face value amount of $65,000 of the Debentures is inclusive of all accrued interest through the Maturity Date at a rate of ten percent (10%) per annum

The Debentures have “full ratchet” anti-dilution protection for issuance of our common stock, or securities exercisable for or convertible into our common stock, at an issuance price, exercise price or conversion price of less than $0.40 per share. The Warrants have “full ratchet” anti-dilution protection for issuances of our common stock, or securities exercisable for or convertible into our common stock, at an issuance price, exercise price or conversion price of less than the exercise price per share of the Warrants.

(d)            Note and Series C Warrant

On February 26, 2010, we closed a private placement offering by total gross proceeds of $5,667,743, through the sale of (i) 0% Original Issue Discount Senior Secured Convertible Notes convertible into shares of the Company’s common stock at a conversion price of $1.00 per share and (ii) a number of five-year “Series C Warrants” exercisable into a number of shares of common stock equal to 100% of the number of common shares underlying the Notes at an exercise price of $1.25 per share to certain accredited investors.  The principal amount of each Note is 115% of the subscription proceeds received.  The Notes are secured by all of the assets of the Company. Pursuant to the Modification Agreement effective September 1, 2010, the conversion price of the Notes was reduced from $1.00 per share to $0.40 per share and the exercise price of the Series C Warrants has been reduced from $1.25 per share to $0.40 per share and maybe reduced further in accordance with the Second Modification Agreement.

The Company shall have the optional redemption right to redeem some or all of the then outstanding principal amount of the Notes (the “Principal Amount”) in the event of a change of control, provided, that such change of control occurs after the earlier of the date that (1) all of the Registrable Securities (defined below) have been registered for resale pursuant to a Registration Statement (defined below) or (b) all of the Registrable Securities (defined below) may be sold pursuant to Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) (the “Effective Date”).  In addition, on the first day of each month, commencing immediately upon  (the “Monthly Redemption Date”), the Company shall redeem 1/9 of the outstanding Principal Amount in cash or in shares of the Company’s common stock at a conversion price equal to the lesser of (1) the Conversion Price or (2) 85% of the average of the VWAPs for 20 consecutive trading days ending on the trading day immediately prior to the applicable Monthly Redemption Date, provided that certain conditions are met. Pursuant to the Second Modification Agreement effective December 6, 2010, the Monthly Redemption Date has been extended to September 1, 2011 and thereby the Company shall commence its monthly redemption of the Principal Amount on September 1, 2011.

In the event of default as set forth in the Notes (the “Event of Default”), at the Investor’s election, the then outstanding Principal Amount, plus accrued but unpaid liquidated damages and other amounts owing through the date of the Event of Default shall become due and payable in cash in the amount equal to (1) 105% of the then outstanding Principal Amount and (2) all other amounts, costs, expenses and liquidated damages due in respect of the Notes.

The number of common shares to be received upon the exercise or conversion of the Warrants and Notes are subject to adjustment upon the occurrence of certain events, such as stock splits, stock dividends, our recapitalization or the issuance of shares at a lower price per share than the Conversion Price.

We agreed to register 100% of the common shares underlying the Notes and Warrants (the “Registrable Securities”) on a Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) within thirty (30) calendar days after the Closing Date (the “Filing Date”) and use our best efforts to have it declared effective within 180 calendar days after the Closing Date.  Upon the occurrence of any event that shall incur liquidated damages (the “Event”), including, but not limited to, that the initial Registration Statement is not filed prior to the Filing Date, we fail to file a pre-effective amendment and otherwise respond in writing to SEC comments on the Registration Statement within thirty (30) calendar days upon receipt of such comments, and the initial Registration Statement including the Registrable Securities permitted by Rule 415 is not declared effective by the Effectiveness Date, (A) we shall pay to each Investor an amount in cash, as partial liquidated damages, equal to 0.5% of the aggregate purchase price paid by each Investor on each Event Date defined in the Registration Rights Agreement (the “Event Date”), and (B) on each monthly anniversary of the Event Date until the Event is cured, we shall pay to each Investor an amount in cash, equal to 1.0% of the aggregate purchase price paid by such Investor, subject to the maximum amount of 6.0% of the aggregate subscription amount paid by such Investor pursuant to the Securities Purchase Agreement.

(e)           Agent Warrants

Garden State Securities, Inc., acted as our exclusive placement agent in connection with the private placement closed on February 26, 2010. For the placement agent services in connection with the offering of total , we paid (i) a cash commission equal to (y) 10% of the aggregate gross proceeds of the securities sold to investors, other than investors referred by us and (z) 5% of the aggregate gross proceeds of the securities sold to investors referred by us , (ii) a non-accountable expense allowance equal to 3% of the gross proceeds of the securities sold to investors not referred by us, and (iii) issued five-year warrants to purchase a total of 1,174,681 shares of our common stock, which equal (y) 20% of the shares of common stock underlying the Notes sold in this offering to investors, other than investors referred by us, and (z) 5% of the shares of Common Stock underlying the Notes sold in this offering to investors referred by us, all of which shall be exercisable on a cashless basis at an exercise price of $0.50 per share (subject to adjustment as provided therein) (“Agent Warrants”). We also agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. The Agent Warrants will have piggy-back registration rights.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements included in this prospectus and the registration statement have been audited by Berman & Company P. A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the common stock hereby will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey.

DESCRIPTION OF BUSINESS

We were originally incorporated in the state of Delaware on April 25, 2006 to search for available properties in north central British Columbia. In May 2006, we entered into an agreement which was negotiated at arm’s length with Ana Simpson to acquire a 100% interest in the DON 2 claim. The claim is located in the Omineca Mining Division approximately 200 km north northeast of Smithers and 400 km northwest of Prince George.

Pursuant to a unit purchase agreement as of October 31, 2008, NXT Nutritionals, a Delaware corporation, acquired 100% of the membership interest in NXT, LLC and Healthy Dairy, LLC, two limited liability companies incorporated in the State of Delaware. In exchange, NXT Nutritionals issued a total of 14,000,000 shares of its common stock to the unit holders of the Healthy Dairy and NXT, LLC and 6,000,000 shares of its common stock to Healthy Brands, LLC as a consultant to Healthy Dairy and NXT, LLC. As a result of the closing of the unit purchase, NXT, LLC and Healthy Dairy, LLC became the wholly owned subsidiaries of NXT Nutritionals, Inc.

On February 12, 2009, we entered into a share exchange agreement with NXT Nutritionals and the shareholders of NXT Shareholders, pursuant to which, we acquired all of the issued and outstanding common stock of NXT Nutritionals from the NXT Shareholders. In exchange, we issued to the NXT Shareholders 22,480,000 shares of our common stock, representing 63.06% of our outstanding shares of common stock (the “Share Exchange”).

Pursuant to the Share Exchange Agreement, Brian Renda resigned as our sole officer and director, and Francis McCarthy, Richard M. Jordan, Joshua Rosenbaum, Mark A. Giresi and Theodore Mandes, II were appointed to our board of directors on the Closing Date. Pursuant to a board resolution on the Closing Date and the Share Exchange Agreement, Francis McCarthy was appointed as our President and Chief Executive Officer, and David Briones was appointed as our Chief Financial Officer.

As a result of the closing of the Share Exchange, NXT Nutritionals became our wholly-owned subsidiary. Operating through NXT Nutritionals, we are engaged in developing and marketing of a proprietary, patent-pending, all–natural, healthy sweetener sold under the brand name SUSTA™ and other food and beverage products. SUSTA™ is being sold as a stand-alone product and it is the common ingredient for all of our products.  We also market and sell Healthy Dairy® which is enhanced by the revolutionary taste and nutritious ingredients contained in SUSTA™. We have shifted our focus on sales of Healthy Dairy products from grocery chains to the food service category because our management believes this change in our business model will make us profitable in the future. We continue to market and sell SUSTA Natural Sweetener and SUSTABOWL to the grocery channel as well as targeting the food service industry. Our mission is to provide consumers with unique, healthy, delicious products that promote a healthier lifestyle and combat obesity and diabetes.

Our initial focus will be to bring SUSTA™ to the retail marketplace nationwide, expand the Healthy Dairy® product line from the east coast to nationwide reach, and eventually to expand Healthy Dairy® to include product lines such as cup yogurt and ice cream. We have shifted our focus on sales of Healthy Dairy products from grocery chains to the food service category because our management believes this change in our business model will make us profitable in the future.

Our current corporate structure is illustrated in the figure below:

PRODUCTS

SUSTA™ Natural Sweetener

SUSTA™ is an all natural, healthy sweetener that has minimal calories and low glycemic index.  It is a proprietary blend of inulin fiber, fructose, botanical extracts, natural flavors, vitamins, minerals, and probiotics that is patented in New Zealand and patent-pending in the U.S. and Canada.

SUSTA ™ is used in coffees, teas, other beverages, cereals, and any other food that requires a sweetener. SUSTA™ is targeted at individuals craving sweeteners but not the calories from sugar, and is a better option than sugar for people with diabetes because it has approximately one-half gram per serving of fructose and a glycemic index that is one-third of regular sugar.

SUSTA™ sweetens the taste of food without all of the side effects of sugars or chemicals, it also contains healthy probiotics consisting of 100 million bacillus coagulas spores per serving.  In addition, SUSTA ™ contains a vital dietary fiber and antioxidants and key cellular nutrients such as B-Vitamins, Chromium, and Fiber which lead to an increased metabolism by making insulin more effective through the direction of sugars to energy rather than fat, and steering sugar into energy metabolism. The Dietary Fiber in SUSTA ™ is soluble with over 1 gram per serving and the antioxidant sources are from nutrients consisting primarily of Vitamin-C, Mineral Selenium, Chromium, Cinnamon, Bitter Melon, Goji, and Grape Seed.  These nutrients provide a full spectrum of Flavanol and bioactive compounds at a 20:1 ratio of concentration. Lastly, SUSTA™ simultaneously supports a healthy heart, bones, and immune system by converting Fiber into short chain fatty acids which further accelerates the absorption of important minerals such as Zinc, Calcium, and Magnesium from food.

We will market SUSTA™ in three primary categories:

•	SUSTATM as a table top sweetener alternative to sugar and other sweeteners,
•	SUSTATM as an ingredient used in beverages, cereals, baked goods, dairy products, candy and chewing gum, and
•	NXT/SUSTATM branded products including Healthy Dairy® and other SUSTA™ branded products to be launched by the Company.

Brand awareness of SUSTA™ will be driven by our aggressive marketing campaign and promotional program supported by our public relations and in-store marketing. Additionally, more traditional levers in the retail sales channel like advertising, trade incentives, price promotions, couponing, and demonstrations will be employed. We target consumer food and beverage companies to incorporate SUSTA™ into their products to provide a healthy alternative to sugar, artificial sweeteners and other natural sweeteners that do not provide the nutritional and health benefits of SUSTA™.

Healthy Dairy® Yogurt Smoothies

We have developed a line of SUSTA™ -enhanced, non-fat reduced-calorie yogurt smoothies which are marketed as Healthy Dairy®.  Healthy Dairy® which combines appealing packaging, the health benefits of SUSTATM, and great taste, is offered in 5 different flavors: strawberry, peach, mixed berry, tropical fruit, and strawberry-banana. Healthy Dairy® contains cultured pasteurized skim milk, real fruit, pure cane sugar, soluble fiber, tapioca starch, natural flavors, phytosterols (plant sterols), SUSTA™, antioxidant botanicals, and many beneficial vitamins totaling 170 calories per bottle. Healthy Dairy® contains SUSTA™ and important nutrients that promote health and wellness with outstanding taste and sweetness with significantly fewer calories than the Company’s key competitors. We have shifted our focus on sales of Healthy Dairy products from grocery chains to the food service category.  We have developed a 7-ounce version of our Healthy Dairy Smoothie line as well as a line of 4-ounce yogurt cups branded under the Healthy Dairy trademark.  These products and the 10-ounce Healthy Dairy smoothies are being marketed and sold to the food service industry including but not limited to college campuses, the U.S. Military, airlines, elementary schools, and restaurants. Our management believes this change in our business model will make us profitable in the future.

Product Sales

Below is a breakdown of the gross sales for NXT Nutritionals for the 2009 and 2008 annual reporting periods and also the first, second and third quarters 2010 and 2009. The sales amounts are broken down by product, Healthy Dairy ("HD") and Susta for each period when applicable.

HD 2009 Sales:	$862,202.40
SUSTA 2009 Sales:	170 794.23
Total 2009 Sales:	$1,032,996.63

HD 2008 Sales:	$2,907,169.50

HD Q1 2010 Sales:	$45,176.40
SUSTA Q1 2010 Sales:	65,061.08
Total Q1 2010 Sales:	$110,237.48

HD Q1 2009 Sales:	$237,240.00

HD Q2 2010 Sales:	$39,002
SUSTA Q2 2010 Sales:	19,599
Total Q2 2010 Sales:	$58,601

HD Q2 2009 Sales:	$272,512

HD Q3 2010 Sales:	$-
SUSTA Q3 2010 Sales:	21,142
Total Q3 2010 Sales:	$21,142

HD Q3 2009 Sales:	$219,305

SUSTA Q3 2009 Sales:	$61,234
Total Q3 2009 Sales:	$280,539

OPERATIONS

The Company operates as a sales and marketing company that out-sources the distribution and manufacturing of its products. Our officers and directors are seasoned veterans of the food and beverage industry that support and supervise an in house staff and a national broker system. We drive sales to the grocery system and create marketing programs to drive consumer trial and purchase. Additionally we have hired a public relations company to drive brand awareness.

Research and development is performed by contract with one of the Company’s founders Dr. Richard Kozenko and Vickie Babcock, a food technologist. The R&D team also performs quality control of the products for the Company.

Our internal staff performs the duties of accounts receivable and payable under the supervision of both the CEO and CFO. They also arrange for the purchase of raw materials and the production of product.

SUSTA Natural sweetener is blended and packaged by a contract packer Subco Foods, Inc., which operates three production facilities in the Mid West. The Healthy Dairy Smoothies are made at Noga Dairy, Inc. in Farmingdale New York.

SUSTA is distributed by a group of distributors including but not limited to: White Rose Food (“White Rose”), Bozzuto’s, Inc. (“Bozzuto’s”) and United Natural Foods, Inc. (“UNFI”).  The Company also sells SUSTA direct to several grocery chains. However, we have shifted our focus on sales of Healthy Dairy products from grocery chains to the food service category because our management believes this change in our business model will make us profitable in the future.

MARKET OPPORTUNITIES

With a significant growth market, SUSTA™ is much more than a next generation standalone sweetener. We will use this all-natural product as the basis for a growing line of healthy food products. Healthy Dairy® is a SUSTA™-enhanced product. With SUSTA™ as the base sweetener, there is virtually no end to the development of products that we can produce or license that will have immediate appeal to the growing number of refined averse and health conscious consumers.  We have encountered a decline in the sales of Healthy Dairy smoothies due to the change in our business focus from sales to grocery stores to the food service category. Our management believes this change in our business model will make us profitable in the future.

SUSTA™ Natural Sweetener

SUSTA™ is well-positioned to be a competitive natural alternative sweetener in the U.S. table top sweetener market. The rise in type-II diabetes and the epidemic proportion of obesity result in an increased market demand for minimal calorie, natural and healthy sweeteners. SUSTA™ is uniquely formulated to take advantage of this demand, and is targeted at individuals craving sweeteners but not the calories from sugar, and is a better option than sugar for people with diabetes because it has approximately one-half gram per serving of fructose and a glycemic index that is one-third of regular sugar. Our target demographics include:

•	Diabetics, individuals on diets, and those proactively managing obesity. Given today’s environment, with the increase in obesity and diabetes, this is a mass market product.

•
The most important group is that of head-of-household moms that bring healthy choices into the household. These moms, who range in age from 20 to 50 years old, make the key food purchase decisions for the household, are employed, and are concerned about health and fitness for their families.

•
Not far behind in terms of focus are consumers who shun synthetic sweeteners.  This list is headed by consumers who have an affinity for natural products, many of whom are fanatical as it relates to purchasing natural products. Consumers are increasingly aware that “you are what you eat” – this awareness has led to a change in consumer behavior as evidenced by the growth of the organic and all natural food sector.

•	And finally, SUSTA™ aimed at those that have active lifestyles and are wellness advocates who tend to be sports enthusiasts, such as runners, bikers, climbers, walkers, devoted exercisers.

Healthy Dairy® Yogurt Smoothies

Healthy Dairy®, was previously sold in thousands of stores in 14 states. Currently, Healthy Dairy yogurt cups, and smoothies in both 10 and 7 ounce portions are being marketed to the food service channel which includes the military, airlines, school systems and restaurants. We have shifted our focus on sales of Healthy Dairy products from grocery chains to the food service category because our management believes this change in our business model will make us profitable in the future. The Healthy Dairy drinkable yogurt market is a 6% share ($221 Million) of the $3.5 Billion yogurt market that is growing annually by 5% in the U.S. and 10% globally leaving much room for sustainable growth. In addition, the Healthy Dairy® production line can be extended to launch new products such as Healthy Dairy® ice creams which will generate more market opportunities for the Company.

MARKETING STRATEGY

Our initial efforts are focused on launching SUSTA™ into the U.S. table top sweetener market, and targeted at the natural sweeteners segment that is less entrenched and has less formidable competitors. Brand awareness of SUSTA™ will be driven by an aggressive marketing and public relations campaign and a massive sampling program. Additionally, more traditional levers like advertising, trade incentives, price promotions, couponing, and demonstrations will be employed. Because of the health benefits of SUSTA™, especially for diabetics, we will seek to partner with a number of health organizations. Consumers will be able to buy SUSTA™ products online with a percentage of each sale allocated toward such charitable organization with whom we partner. We have engaged three high profile celebrities, including Eddie George, Blair Underwood and Dara Torres, as our spokespersons who we anticipate will help drive awareness of SUSTA™ by appearing in commercials, making public appearances, heading our cause marketing campaign and appearing on popular television shows.

Because an increasing number of consumers are learning and searching for information on the internet rather than via traditional advertising on TV or in print media, we will take advantage of social networking sites to enhance SUSTA™ brand awareness. Health Forum and SUSTA™ recipes contests will be part of our on-line strategy.

We have also developed a medical advisory board consisting of Dr. Paul S. Auerbach, James R. Gavin III, MD, PhD, and Camillo Ricordi, M.D.,whose mission is to advise us on scientific advances regarding our products as well as to communicate the health benefits of SUSTA™ to consumers.

DISTRIBUTION

SUSTA™ Natural Sweetener

We previously intended to capture market share in the mainstream grocery channel that we have already begun penetrating with our Healthy Dairy® over the last two years, with several thousand locations up and down the East Coast. Leading brokers in the country, including C&S, White Rose, Bozzuto’s and UNIF, have agreed to carry SUSTA™. Management believed that our established relationships with these groups, through existing Healthy Dairy® sales, would allow us to quickly scale up our marketing efforts with SUSTA.  However, we have changed our business model from selling Healthy Dairy to grocery stores to focusing on selling Healthy Dairy to the food service category.  We have begun shipments of Healthy Dairy to the United States Naval Academy and the United States Air Force Academy.  Currently, we do not have our Healthy Dairy product in any of the grocery stores set forth herein. However, we continue to sell SUSTA natural sweetener and SUSTABOWL(for baking) to grocery chains and will now sell SUSTA and SUSTABowl to the food service market.

The chart below indicates the stores currently carrying SUSTA™ :

SUSTA and SUSTABOWL continue to be marketed to and sold in grocery stores and NXT continues to expand the number of locations in which these products are sold.
COMPETITION

SUSTA™ Natural Sweetener

SUSTA™’s major competitors in the table top sweetener market are:

Splenda	61% market share
Equal	13% market share
Sweet’n Low	13% market share
Other	13% market share includes a variety of competitors – best known brands/producers in this segment include NutraSweet, ADM, & Cargill
(Source: IRI – Information Resources International)

Although we compete against all of the products and companies listed, there are major differences between our SUSTA™ and the competitive field in the retail marketplace for alternative sweeteners. SUSTA™ is an all-natural, low calorie sweetener that contains a proprietary blend of probiotics with 100 million Lacto Bacillus Coagulas Spores per 2 gram serving.  SUSTA™ also contains botanical extracts including Cinnamon, Bitter Melon, Goji and Grape Seed which provide a full spectrum of Flavanol and bioactive compounds at a 20:1 ratio of concentration.  SUSTA™ also contains Dietary Soluble Fiber at over 1 gram per serving and antioxidant sources from nutrients such as Vitamin-C primarily with Mineral Selenium and Chromium that is unique in the retail marketplace today.

Management views Splenda, Equal, Sweet’N Low and Truvia (the most prominent of the all natural brands based on the Stevia plant) as its main competitors. We will position SUSTA™ as a healthy, all natural, low calorie alternative to sugar and artificial sweeteners with our “Naturally Healthy, Naturally Sweet” campaign.

While McNeil Nutritionals has established Splenda as the dominant brand in the space, our management believes that with our differentiation marketing plan, which includes celebrity marketing, public relations, a major cause marketing program, and a massive sampling program, we will be ideally positioned to a) start off by taking market share from other all-natural sweeteners that do not have the features and health benefits of SUSTA™, and b) after establishing SUSTA™, we will begin to take market share from Splenda and the other major artificial sweetener brands. Executing this plan on a nationwide basis will be contingent on the Company’s ability to continue to raise capital.

Healthy Dairy® Yogurt Smoothies

Healthy Dairy® contains plant sterols, which may reduce the risk of heart disease and help lower cholesterol when combined with a low saturated fat and cholesterol diet.

We believe that today’s food service industry is concerned with living longer and providing healthier lives.  As a result, we believe the food service industry will gradually switch to Healthy Dairy® as consumer awareness of our products increases upon the launch of our advertising, celebrity marketing and public relations campaigns. Our product has high nutritional content, no fat and is low in calories.

INTELLECTUAL PROPERTY

Patent

Following years of research and development, SUSTA™ has been developed into a proprietary formulation that is patented in New Zealand and patent-pending in United States and Canada. A patent for the formulation was granted in Australia but has subsequently lapsed.  The Company intends to pay the fee to have the patent reinstated in the near future.  The patent for SUSTA™ is held by NXT, LLC, a wholly owned subsidiary of NXT Nutritionals, Inc.

BRIEF SUMMARY OF THE INVENTION

The present invention provides a carbohydrate modifying formulation or agent of synergistic ingredients, pertaining to the metabolism of mono and disaccharides.  Metabolically, the formulation of the invention slows the absorption of sugars, modifies the release of insulin, and stabilizes blood sugar response.  Additionally, the oral ingestion of the formulation of the invention prevents or reduces the formation of dental caries by inhibiting the metabolic capability of dental plaque-forming bacteria to convert sugars into erosive, tooth-decaying acids.

The formulations of the invention provide direct and indirect positive effects on sugar metabolism and blood sugar response.  Thus, the formulations of the invention, when consumed in normal amounts, do not adversely contribute or aggravate such conditions as obesity, diabetes, or dietary-based, hormone related hyperactivity such as that often described in young children.

A formulation of the invention may be in liquid or dry form.  That is, it may be in the form of a powder that comprises or contains the formulation, or in the form of a liquid, either an aqueous liquid or a non-aqueous liquid.  In one preferred aspect, the invention provides a finished, water-based beverage, into which the formulation of the invention is incorporated.  Moreover, the invention provides a finished water-based beverage, which is acidified and which includes a formulation of the invention.

The invention also includes a method of slowing absorption of sugars, for instance, from the intestine of a subject (including but not limited to a human individual), that comprises administering to the subject, or making available for ingestion by the mammal, a formulation of the invention. The formulation becomes effective when in an aqueous medium, which may be provided extrinsically, for instance by oral or intravenous administration or ingestion of an aqueous liquid containing the formulation, or intrinsically, for instance by ingestion of a solid formulation of the invention which is acted on by the body’s digestive secretions and conveyed to and through the body’s digestive system (an aqueous environment).

Additional objects and advantages of the invention will be apparent from the detailed description as follows:

DETAILED DESCRIPTION OF THE INVENTION AND THE PREFERRED EMBODIMENTS

The present invention provides a formulation having desirable properties built upon synergistic ingredients; maintaining low simple sugar levels; and slowing down the normally rapid absorption of simple sugars from the gut.  This objective best optimizes energy levels by thwarting the potential destabilizing effects on blood sugar and inulin response, by preferably utilizing a polysaccharide matrix of complex carbohydrates and soluble gum fibers.

The invention provides numerous advantages not found in other agents including, but not limited to, limiting the effects of excessive use of ingredients, such as sugar, that may promote greater oxidative stress and actually reduce energy.  Ingredients are preferably chosen from among those that neutralize and inhibit free radical production and oxidative stress and, therefore, help to protect the cellular energy generating mechanisms.  Moreover, presently preferred ingredients are those that assist in the cellular utilization and burning of fuels for energy.  The composition of the invention also provides multiple tiered uses of various timed caloric energy fuels plus the sweetness system disclosed herein for longer, sustained energy.

Trademark

NXT Nutritionals also owns several registered trademarks, including Healthy Dairy®, which applies to its all natural line of dairy products including our Healthy Dairy® non fat yogurt smoothies, and SUSTA: Turns Calories into Healthy Energy®. The Healthy Dairy® trademark is held by Healthy Dairy, LLC, a wholly owned subsidiary of NXT Nutritionals. The SUSTA: Turns Calories into Healthy Energy® trademark is held by NXT, LLC, a wholly owned subsidiary of NXT Nutritionals.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 933 E. Columbus Avenue, Suite C, Springfield, MA 0110.  Currently we do not own any real property. Our office rental expense on a monthly basis is $450. Healthy Dairy, LLC, and NXT, LLC now operate out of our principal executive office.

LEGAL PROCEEDINGS

We are not currently aware of any pending legal proceedings against us.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

There is no public market for the Notes and the Series C Warrants.  Our shares of common stock are trading on the Over the Counter Bulletin Board (“OTC Bulletin Board”) under the trading symbol “NXTH.OB.” The OTC Bulletin Board is a significantly more limited market than the New York Stock Exchange or Nasdaq system.  The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

The following table sets forth, for the periods indicated, the high and low bid prices for our common stock on the OTC Bulletin Board as reported by various OTCBB market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions.

Quarter Ended	High Bid ($)	Low Bid ($)
Third Quarter ended September 30, 2010	$0.30	$0.17
Second Quarter ended June 30, 2010	0.62	0.16
First Quarter ended March 31, 2010	3.22	0.52
Fourth Quarter ended December 31, 2009	3.46	1.15
Third Quarter ended September 30, 2009	1.86	0.71
Second Quarter ended June 30, 2009	2.00	0.51
From March 11 to March 31, 2009	1.45	0.25

Holders

As of February 2, 2011 , there were approximately 66 holders of record of our common stock. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms.

Dividends

To date, we have never declared or paid any cash dividends on our capital stock.  We currently intend to retain any future earnings for funding growth and therefore, do not expect to pay any dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

Transfer Agent and Registrar

Our independent stock transfer agent is Corporate Stock Transfer, Inc. at 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULT OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Form S-1. The following discussion contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events or our future performance. Actual results may materially differ from those projected in the forward-looking statements as a result of certain risks and uncertainties set forth in this prospectus. Although management believes that the assumptions made and expectations reflected in the forward-looking statements are reasonable, there is no assurance that the underlying assumptions will, in fact, prove to be correct or that actual results will not be different from expectations expressed in this report.

OVERVIEW

Operating through NXT Nutritionals, we are engaged in developing and marketing of a proprietary, patent-pending, all–natural, healthy sweetener sold under the brand name SUSTA™ and other food and beverage products. SUSTA™ is being sold as a stand-alone product and it is the common ingredient for all of our products.  We also market and sell Healthy Dairy® which is enhanced by the revolutionary taste and nutritious ingredients contained in SUSTA™. Our mission is to provide consumers with unique, healthy, delicious products that promote a healthier lifestyle and combat obesity and diabetes.

We have previously been focused on expanding the distribution of SUSTA™ to the retail marketplace nationwide and, expanding the Healthy Diary® product line from the east coast to nationwide reach, and eventually expanding the Healthy Dairy® to include product lines such as cup yogurt and ice cream.  .  Currently we have changed our business focus of Healthy Dairy away from selling to the grocery chains and to focus on the food service category.

We have undertaken an aggressive marketing campaign and trial program.  Additionally, more traditional levers in the retail sales channel like advertising, trade incentives, price promotions, couponing, and demonstrations are being employed.  We are targeting consumer food and beverage companies to incorporate SUSTA™ into their products to provide a healthy alternative to sugar, artificial sweeteners and other natural sweeteners that do not provide the nutritional and health benefits of SUSTA™.  We also plan to continue to utilize our three high profile celebrity spokespersons, including Eddie George, Blair Underwood and Dara Torres, to help drive awareness of SUSTA™ by appearing in commercials, making public appearances, heading our cause marketing campaign and appearing on popular television shows.

We have funded our operations to date on private placement offerings of our securities.  On August 27, 2009, we completed a private offering of an aggregate subscription amount of $3,173,000 through the issuance of investment units to certain accredited investors.  Each investment unit had a purchase price of $50,000 and consisted of (i) a three year Debentures in the amount of sixty five thousand dollars ($65,000) convertible into shares of our common stock at a conversion price of $0.40 per share, (ii) five year Series A Warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $0.40 per share, and (iii) five year Series B Warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $0.60 per share.

On February 26, 2010, we closed on a private placement offering by raising total gross proceeds of $5,667,743, through the sale of (i) 0% Original Issue Discount Senior Secured Convertible Notes convertible into shares of our common stock at a conversion price of $1.00 per share, and (ii) a number of five-year Warrants exercisable into a number of shares of common stock equal to 100% of the number of common shares underlying the Notes at an exercise price of $1.25 per share to certain accredited investors. The principal amount of each Note is 115% of the subscription proceeds received.

On September 1, 2010, we entered into a modification and amendment agreement (the “Modification Agreement”) with purchasers holding approximately 87% of the aggregate number of (1) the Notes, (2) the Warrants, and (3) the shares of common stock underlying the Notes and the Warrants, pursuant to which the commencement of monthly redemption date of the Notes is extended to December 1, 2010 and the holders of the Notes and the Warrants, we may now pay the monthly redemption of the Notes in common stock even if the monthly redemption price described in the Notes is less than $0.40. In addition, pursuant to the Modification Agreement, the conversion price of the Notes and the exercise price of the Warrants are both reduced to $0.40 per share.

On December 6, 2010 we entered into a second modification and amendment agreement (the “Second Modification Agreement”) with the Purchasers (the “Purchasers”) holding approximately 91% of the aggregate number of (1) the  Notes, (2) Series C warrants and (3) the shares of common stock underlying the Notes and the Series C Warrants. Pursuant to the Amendment, the commencement of monthly redemption date of the Notes is extended to September 1, 2011, the maturity date of the Notes is extended to December 31, 2011 and the original issue discount is amended such that the principal amount equals each investor’s subscription amount multiplied by 1.60.  In addition the conversion price can be adjusted on the following events:

(i)
First Quarter 2011 Form 10-Q.  If the Company’s filing of its March 31, 2011 Form 10-Q with the Securities and Exchange Commission does not disclose revenue of at least $5 million for the first three months of 2011, then the Conversion Price of the Notes will decrease by $.03 on the fifth (5th) trading day after the Company files its March 31, 2011 Form 10-Q.  Notwithstanding the foregoing, if, during the five (5) trading days following the filing of the March 31, 2011 Form 10-Q, the average closing bid price is $.60 or better, the aggregate trading volume of Company common stock is at least 1.5 million shares and all of the shares underlying the Notes may be sold pursuant to an effective registration statement or Rule 144 (and the Company is then in compliance with the current public information required under Rule 144), then no adjustment to the Conversion Price will be made hereunder.

(ii)
Second Quarter 2011 Form 10-Q.  If the Company’s filing of its June 30, 2011 Form 10-Q with the Securities and Exchange Commission does not disclose revenue of at least $8 million for the first six months of 2011, then the Conversion Price of the Notes will be adjusted to equal the lesser of (i) the then effective Conversion Price and (ii) ninety (90%) percent of the average closing bid price during the five (5) trading Days following the filing of the June 30, 2011 Form 10-Q, such adjustment, if any, to occur on the fifth (5th) trading day following the Company’s filing of its June 30, 2011 Form 10-Q.  Notwithstanding the foregoing, if, during the five (5) trading Days following the filing of the June 30, 2011 Form 10-Q, the average closing bid price is $.60 or better, the aggregate trading volume of Company common stock is at least 1.5 million shares and all of the shares underlying the Notes may be sold pursuant to an effective registration statement or Rule 144 (and the Company is then in compliance with the current public information required under Rule 144), then no adjustment to the Conversion Price will be made hereunder.

The Company continues to explore potential expansion opportunities in the industry in order to boost sales, while leveraging distribution systems to consolidate lower costs.

RESULTS OF OPERATIONS

The following table sets forth the summary income statement for the years ended December 31, 2009 and 2008:

	Year ended
	December 31, 2009 (Audited)	December 31, 2008 (Audited)
Sales - Net of slotting fees and discounts	$905,728	$2,265,851
Gross Profit (Loss)	$(63,624)	$391,855
General and Administrative Expenses	$(6,906,598)	$(1,200,719)
Interest Expense	$(1,016,718)	$(55,395)
Loss on Extinguishment of debt	$(15,603,501)	$-
Registration rights expense	$(362,453)	$-
Net Loss	$(23,952,894)	$(864,259)
Loss per Share - Basic and Diluted	$(0.68)	$(0.06)

For the years ended December 31, 2009 and 2008, the Company reported a net loss of $(23,952,894), or $(0.68) per share and a net loss of $(864,259) or $(0.06) per share, respectively. The increase in net loss between the years ended December 31, 2009 and 2008 was due to a decrease in Sales, net of slotting fees and discounts, in the amount of $1,360,123 coupled with an increase in general and administrative expenses of $5,705,879, an increase in interest expense of $961,323, and extinguishment of debt of $15,603,501

Sales: Sales decreased approximately 60% to $905,728 during the year ended December 31, 2009, down from $2,265,851 during the year ended December 31, 2008.  The decrease is primarily attributable to low sales from two of the Company’s major distributors, cumulatively accounting for over $730,000 of the fluctuation from the prior year. The single serve yogurt smoothie market has declined significantly and the Company’s decline in sales reflects this decline as we had gross yogurt smoothie sales of approximately $2.9 million for the year ended December 31, 2008 as compared to approximately $0.9 million in gross yogurt smoothie sales for the year ended December 31, 2009. The Company also launched the natural sweetener product (SUSTA) on April 30, 2009.  The Company has experienced limited sales (approximately $0.2 million) on the SUSTA product.

Gross Profit: Gross profit decreased significantly during the year ended December 31, 2009 as compared to the year ended December 31, 2008.  This decrease is primarily attributable to offering significant discounts and favorable terms with our distributors and customers in an effort to maintain and increase brand awareness, and increased slotting fees.  The Company also realized an increase in the cost of raw materials during the year ended December 31, 2009 as compared to the year ended December 31, 2008.

General and Administrative Expense: General and administrative expenses increased 475% during the year ended December 31, 2009, up to $6,906,598 from $1,200,719 during the year ended December 31, 2008.  The increase in general and administrative expenses is primarily attributable to a significant increase in professional and consulting fees associated with the Company complying with SEC reporting requirements, stock based compensation to consultants and celebrities endorsements. This increase is comprised of stock based compensation of $727,000 rewarded for consulting  services provided by third party consultants, and $750,000 to new Board members of the Company, an increase $292,000 for accounting and auditing services, an increase of $145,000 for legal services, and an approximate increase of $128,500 for services of a stock transfer agent and printing fees. The Company also issued stock based compensation to two celebrities for the use of their name and likeness during 2009, resulting in a significant expense of $2,720,000.

Other Income and Expenses: Other income and expenses increased by approximately $(16,927,277) to $(16,982,672) for the year ended December 31, 2009 as compared to $(55,395) for the year ended December 31, 2008. The increase is primarily attributable to the loss on extinguishment of ($15,603,501) recognized when bridge investors converted into the new offering which was closed on August 27, 2009, liquidated damages incurred ($362,453), to the interest on the Company’s notes to related parties, interest accrued on convertible notes, amortization of debt discount of the discounts incurred on the issuance of the convertible notes, and amortization of debt issuance costs incurred on the raise of convertible notes.

Provision for Income Taxes: Deferred income taxes are determined based on the tax effect of items subject to differences in book and taxable income. The Company had no income tax provision for the years ended December 31, 2009 and 2008. There is approximately $19,208,000 of net operating loss carry-forwards, which expire in 2029. See Note 8 of the 2009 and 2008 consolidated financial statements for tables and a reconciliation of the provision for income taxes to the statutory federal rate (34%) for continuing operations.

Going Concern: As shown in the accompanying consolidated financial statements, the Company incurred a net loss of $(23,952,894) during the year ended December 31, 2009, and as of that date, the Company’s current liabilities exceeded its current assets by $1,535,693. Those factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management of the Company plans to address this concern by doing the following:

▪	Raising additional capital convertible note offerings

▪	Securing favorable raw material and manufacturing rates with our vendors

▪	Continuing to increase brand awareness for Healthy Dairy Yogurt Smoothies and the SUSTA Brand.

The ability of the Company to continue as a going concern is dependent on its ability to do all or most of the above listed steps. As illustrated above, the Company has already been successful in setting its plan in action and looks forward to further progress as the year progresses.

The following table sets forth the summary income statement for the nine months ended September 30, 2010 and 2009 (unaudited):

	Nine months ended
	September 30, 2010	September 30, 2009
Sales – net of slotting fees and discounts	$161,011	$687,644
Gross Loss	$(58,501)	$(69,560)
General and administrative expenses	$(2,117,566)	$(2,700,381)
Other Expenses -- net	$(7,798,000)	$(16,766,731)
Net Loss	$(9,974,067)	$(19,536,672)
Net Loss per Share – Basic and Diluted	$(0.22)	$(0.58)

For the nine months ended September 30, 2010 and 2009, the Company reported a net loss of $(9,974,067), or $(0.22) per share and net loss of $(19,536,672) or $(0.58) per share, respectively. The change in net loss between the nine months ended September 30, 2010 and 2009 was primarily attributable to following significant events:

●
The Company has shifted its Healthy Dairy sales focus from sales to grocery chains to the food service category.  We are yet to record sales from this change in Healthy Dairy sales focus.   The Company also launched the natural sweetener product (SUSTA) on April 30, 2009.  The Company had experienced limited sales on the SUSTA product during 2009, but approximately 56% of 2010 sales were derived from the natural sweetener product. Net sales decreased by approximately $526,633 for the nine months ended September 30, 2010 as compared to September 30, 2009.  The corresponding cost of sales decreased in line with the decrease in sales.

●	Advertising expense decreased by approximately $165,000.

●	Stock based compensation decreased by approximately $470,000.

●
The Company incurred a loss on extinguishment of debt in the amount of $3,726,410 during the nine months ended September 30, 2010.  This loss was associated with the Modification and Amendment Agreement by and between the Company and the investors in the 2010 Original Issue Discount Senior Convertible Note issuance.

●
In addition to the loss on extinguishment, the Company also fully amortized the discounts associated with the 2010 Original Issue Discount Senior Convertible Note issuance.  This amortization resulted in expenses of $6,517,904 being fully amortized to interest expense during the nine months ended September 30, 2010.

●
The Company incurred a loss on extinguishment of debt in the amount of $15,603,551 during the nine months ended September 30, 2009.  This loss was recognized when the 2009 bridge investors converted into the new offering which was closed on August 27, 2009.

•
Other income and expenses – net and was also effected by the recording of the derivative expense of $(8,590,802) and the change in fair market value of the derivative liability in the amount of $13,146,856  in relation to the accounting associated with embedded derivatives in the 2010 secured convertible note offering.  The change in fair value was primarily attributable to the significant decrease in the Company’s per share value as quoted on the Over-the Counter Bulletin Board.

Sales: Despite our focus on expanding distribution of SUSTA and Healthy Dairy products nationwide, sales decreased by approximately 76.6% to $161,011 during the nine months ended September 30, 2010, from $687,644 during the corresponding nine months ended September 30, 2009. The Company has shifted its Healthy Dairy sales focus from sales to grocery chains to the food service category. We are yet to record sales from this change in focus. The Company also launched the natural sweetener product (SUSTA) on April 30, 2009.  The Company had experienced limited sales on the SUSTA product during 2009, but approximately 56% of 2010 sales were derived from the natural sweetener product.  Net revenues decreased by approximately $526,633 for the nine months ended September 30, 2010 as compared to the same period ended September 30, 2009.  The corresponding cost of sales decreased in line with the decrease in revenue.  The Company is challenged with current pricing of our cost of sales and we are actively trying to lower both our manufacturing costs and our ultimate sales price to the consumer.

Gross Loss: Gross loss decreased by approximately of $11,000 during the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009.  This decrease is primarily attributable to offering significant discounts and favorable terms with our distributors and customers in an effort to maintain and increase brand awareness as well.  The Company also realized an increase in the cost of raw materials during the nine months ended September 30, 2010 as compared to September 30, 2009.

General and Administrative Expense: General and administrative expenses decreased by 21.6% during the nine months ended September 30, 2010, as compared to the nine months ended September 30, 2009.  During the nine months ended September 30, 2009, the Company completed a reverse recapitalization with a public shell company.  The Company incurred significant fees to complete this transaction.  During the nine months ended September 30, 2010, an increase in professional fees related to investor relations and directors’ fees was offset by a significant decrease in accounting, consulting and legal fees which were significantly higher in the comparative quarter of 2009 based on the above noted reverse merger. The Company also issued approximately $890,000 in stock based compensation during the nine months ended September 30, 2009 as compared to $420,000 during the comparable nine months ended September 30, 2010.

Other Expenses - net: Other income and expenses – net decreased by approximately $8,968,731 to $(7,798,000) for the nine months ended September 30, 2010 as compared to $(16,766,731) during the corresponding nine months ended September 30, 2009.

●
The Company incurred a loss on extinguishment of debt in the amount of $3,726,410 during the nine months ended September 30, 2010.  This loss was associated with the Modification and Amendment Agreement by and between the Company and the investors in the 2010 Original Issue Discount Senior Convertible Note issuance.

●
In addition to the loss on extinguishment, the Company also fully amortized the discounts associated with the 2010 Original Issue Discount Senior Convertible Note issuance.  This amortization resulted in expenses of $6,517,904 being fully amortized to interest expense during the nine months ended September 30, 2010.

●
During the nine months ended September 30, 2009 the Company recorded a loss on extinguishment of debt of $15,603,551 when bridge investors mandatorily converted into a new offering which was closed on August 27, 2009.

●
Other income and expenses – net and was also effected by the recording of the derivative expense of $(8,590,802) and the change in fair market value of the derivative liability in the amount of $13,146,856  in relation to the accounting associated with embedded derivatives in the 2010 secured convertible note offering.  The change in fair value was primarily attributable to the significant decrease in the Company’s per share value as quoted on the Over-the Counter Bulletin Board.

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at December 31, 2009 compared to December 31, 2008.

	Year ended
	December 31, 2009	December 31, 2008	Increase/(Decrease)
Current Assets	$291,206	$582,925	$(291,719)
Current Liabilities	$1,826,899	$2,286,851	$(459,952)
Working Capital Deficit	$(1,535,693)	$(1,703,926)	$(168,233)

As of December 31, 2009, we had a working capital deficit of $1,535,693 as compared to a working capital deficit of $1,703,926 as December 31, 2008, a decrease of $168,233. The decrease is primarily a result of the Company incurring increased expenses for professional and consulting fees.  The Company’s sales have decreased by approximately $1,360,000 and the corresponding accounts receivable balance has decreased by $135,527. The decrease is also a result of a decrease in related party loans and convertible notes along with an decrease in cash of $205,744, an decrease in accounts receivable of $135,527, an increase in inventory of $82,552, and a decrease of prepaid expenses of $33,000.

Net cash used for operating activities for the years ended December 31, 2009 and 2008 was $(2,115,070) and $(837,546), respectively. The Net Loss for the years ended December 31, 2009 and 2008 was $(23,952,894) and $(864,259), respectively.

Net cash obtained through all financing activities for year ended December 31, 2009 was $1,909,326 as compared to $1,042,925 for the year ended December 31, 2008.

We believe that our existing working capital and cash available from operations will enable us to meet our working capital requirements for at least the next 9 months. The Company continues to explore potential expansion opportunities in the industry in order to boost sales, while leveraging distribution systems to consolidate lower costs.

The following table summarizes total current assets, liabilities and working capital at September 30, 2010 compared to December 31, 2009.

	September 30, 2010 (unaudited)	December 31, 2009 (audited)	Increase/ (Decrease)
Current Assets	$3,106,388	$291,206	$2,815,182
Current Liabilities	$10,994,044	$1,826,899	$9,167,145
Working Capital Deficit	$(7,887,656)	$(1,535,693)	$(6,351,963)

As of September 30, 2010, we had a working capital deficit of $7,887,656 as compared to a working capital deficit of $1,535,693 as of December 31, 2009, a decrease of $6,351,963.

The decrease is the result of several factors. The Company closed on the offering of Original Issue Discount Senior Convertible Notes in February 2010, increasing current assets accordingly.  The Company has since exhausted approximately $2,200,000 in operating activities.  The Company recorded these notes at a face amount of approximately $6,517,000 which is recognized as a current liability.  In addition, the Company recognizes $2,895,845 for the derivative liabilities embedded in the 2010 Original Issue Discount Senior Convertible Notes.

Net cash used for operating activities for the nine months ended September 30, 2010 and 2009 was $(2,235,171) and $(1,895,261), respectively.

Net cash obtained through all financing activities for the nine months ended September 30, 2010 was $4,722,755 as compared to $1,784,326 for the nine months ended September 30, 2009.

The Company continues to explore potential expansion opportunities in the industry in order to boost sales, while leveraging distribution systems to consolidate lower costs.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's consolidated financial statements.

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends ASC 820, “Fair Value Measurements” ("ASC 820") to require a number of additional disclosures regarding fair value measurements. The amended guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. The ASU also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance was effective for financial periods beginning after December 15, 2009, except the requirement to disclose Level 3 transactions on a gross basis, which becomes effective for financial periods beginning after December 15, 2010. ASU 2010-06 did not have a significant effect on the Company’s consolidated financial position or results of operations.

Critical Accounting Policies

Our financial statements and related public financial information are based on the application of accounting principles generally accepted in the United States (“GAAP”). GAAP requires the use of estimates; assumptions, judgments and subjective interpretations of accounting principles that have an impact on the assets, liabilities, revenues and expense amounts reported. These estimates can also affect supplemental information contained in our external disclosures including information regarding contingencies, risk and financial condition. We believe our use of estimates and underlying accounting assumptions adhere to GAAP and are consistently and conservatively applied. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions. We continue to monitor significant estimates made during the preparation of our financial statements.

Our significant accounting policies are summarized in Note 2 of our consolidated financial statements. While all these significant accounting policies impact our financial condition and results of operations, we view certain of these policies as critical. Policies determined to be critical are those policies that have the most significant impact on our financial statements and require management to use a greater degree of judgment and estimates. Actual results may differ from those estimates. Our management believes that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

We believe the following critical accounting policies and procedures, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Use of Estimates, Going Concern Consideration – The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.  Among the estimates we have made in the preparation of the financial statements is an estimate of our projected revenues, expenses and cash flows in making the disclosures about our liquidity in this report.  As an early stage company, many variables may affect our estimates of cash flows that could materially alter our view of our liquidity and capital requirements as our business develops.  Our consolidated financial statements have been prepared assuming we are a “going concern”.  No adjustment has been made in the consolidated financial statements which could result should we be unable to continue as a going concern.

Share-Based Compensation - US GAAP requires public companies to expense employee share-based payments (including options, restricted stock units and performance stock units) based on fair value.  We must use our judgment to determine key factors in determining the fair value of the share-based payment, such as volatility, forfeiture rates and the expected term in which the award will be outstanding.

Derivative Financial Instruments - Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model.

Beneficial Conversion Features - For convertible debt issued in 2009, the convertible feature of the convertible notes (See Note 5 to our consolidated financial statements) indicated a rate of conversion that was below market value. As a result, the Company recorded a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount from the face amount of the respective debt instrument. The discount is amortized to interest expense over the life of the debt. Upon issuance, the convertible debt instruments had an effective conversion rate per share in excess of the market price per share.

Revenue recognition - The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin No. 104 for revenue recognition and records revenue when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability of the related customer receivable is reasonably assured.  There is no stated right of return for products.  Sales are recognized upon shipment of products to customers.

Sales are recognized upon shipment of products to customers. The Company allows deductions in the form of credits for products unsold during its shelf life which is on average 3 to 4 months. The Company’s reserve for accounts receivable takes these potential future credits into consideration.  Expenses such as slotting fees, sales discounts, and reclamation are accounted for as a direct reduction to revenues.

OFF-BALANCE SHEET ARRANGEMENTS:

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On February 12, 2009, we dismissed Gately & Associates, LLC ("Gately") as our independent registered public accounting firm following the change in control of the Company on the closing of the Share Exchange on February 12, 2009. The Company engaged Gately to audit its financial statements for the period from April 25, 2006 (inception) to December 31, 2007. The decision to change accountants was approved and ratified by the Company’s Board of Directors. The report of Gately on the financial statements of the Company for the period from April 25, 2006 (inception) ended December 31, 2007 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principle. Additionally, during period from the Company’s inception (April 25, 2006) to December 31, 2007, there were no disagreements with Gately on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

While Gately was engaged by the Company, there were no disagreements with Gately on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure with respect to the Company, which disagreements if not resolved to the satisfaction of Gately would have caused it to make reference to the subject matter of the disagreements in connection with its report on the Company’s financial statements for period from April 25, 2006 (inception) to December 31, 2007.

We engaged Berman & Company P.A. as the Company’s independent registered public accounting firm as of February 12, 2009.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the names and positions of our new executive officers and directors as of February 2, 2011 . Executive officers are elected annually by our board of directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

Name	Age	Position	Date of Appointment
Francis McCarthy	63	Director, President, Secretary and Chief Executive Officer	February 12, 2009

David Briones	34	Chief Financial Officer	February 12, 2009

Mark A. Giresi	52	Director and Chief Operating Officer	February 12, 2009

Richard M. Jordan	55	Director, Executive Vice President and General Manager	February 12, 2009

Theodore Mandes, II	61	Director	February 12, 2009

David Deno	52	Director	April 3, 2009

Dr. Paul S. Auerbach	59	Director	June 3, 2009

Ann McBrien	50	Director	October 19, 2009

The following summarizes the occupation and business experience for our officers, directors, key employees and advisory board:

Francis (Michael) McCarthy, President, Secretary, Chief Executive Officer/ Director

NXT Nutritionals, Inc. is led by entrepreneur and food and beverage industry veteran Francis McCarthy, an executive with over 25 years of experience in the sector. He is the former Vice President of Pepsi-Cola’s Fountain Solutions from 1992 to 1995. While at Pepsi, he was responsible for the development and integration of their Citrus Hill juice products. Michael was also instrumental in the negotiation and subsequent integration of Hawaiian Punch into the Pepsi-Cola system. The results of this assimilation increased fountain sales more than five hundred percent. He was also a key component in a national sales effort that was successful in landing several large national accounts. He was also part of a special acquisition team that was working to increase Pepsi-Cola’s fountain presence.
As an entrepreneur, Mr. McCarthy has been the driving force behind the development of numerous beverage products. He was responsible for the development of Juice Creations, a product that was successfully launched in Massachusetts and then expanded nationally. After selling his business, Juice Creations, to Pepsi-Cola, Mr. McCarthy built the Juice Creations product line into a $63 million business in the first year after Pepsi Cola’s acquisition.

After his career at Pepsi-Cola, from 1996 to 2001 he was instrumental in the growth of Al’s beverage Company from a small independent manufacturer to one of the largest independent Royal Crown Cola fountain manufacturers in the United States. In his position as Chief Operating Officer of Al’s Beverage Company, Mr. McCarthy was responsible for building and operation of one of the most modern independent fountain plants in the country.

Mr. McCarthy continued to work as an independent consultant for Proctor & Gamble and Pepsi-Cola from 2001until 2003, when he began work with NXT, LLC and Healthy Dairy, LLC, the subsidiaries of NXT Nutritionals.

David Briones, Chief Financial Officer

Since October 1, 2010, Mr. Briones has acted as the managing member of Brio Financial Group, LLC, a financial reporting consulting firm.  From January 2006 through September 2010, Mr. Briones had managed the Public Company and Hedge Fund practices at Bartolomei Pucciarelli, LLC (“BP”).  Within that capacity, Mr. Briones performed audit services, outsourced CFO functions, and/or consulted clients through difficult SEC comment periods particularly through application of complex accounting principles for a vast public company client base.  BP is a registered firm with the Public Company Accounting Oversight Board.  BP is an independent member of the BDO Seidman Alliance.

Mr. Briones has also served as the chief financial officer of Clear-Lite Holdings, Inc. since August 3, 2009. Prior to joining BP, Mr. Briones was an auditor with PricewaterhouseCoopers LLP in New York, New York.  Mr. Briones specialized in the financial services group, and most notably worked on the MONY Group, Prudential Financial, And MetLife initial public offerings.

Mr. Briones has a Bachelor of Science in Accounting from Fairfield University, Fairfield, Connecticut.  David's professional interests are complemented by a strong commitment to philanthropy and humanitarian causes. His volunteer efforts have benefited such organizations as Habitat for Humanity, New York Cares and Junior Achievement.

Mark A. Giresi, Chief Operating Officer, General Counsel and Director

Mark A. Giresi is a retail executive with almost 25 years of experience in various operations and legal roles in the United States and internationally. From September 2007 through February 2008, he served as Executive Vice President, for Limited Brands, Inc., a $9 billion dollar specialty retail business trading under the Victoria’s Secret, Bath & Body Works, White Barn Candle Co., and Henri Bendel brands. In that role, he led the development of the Company’s International growth strategy and the day-to-day management of the growth of Victoria’s Secret and Bath & Body Works outside of the United States.  Between May 2005 and August 2007 he served as Executive Vice President of Retail Operations, responsible for the Company’s Real Estate, Store Design and Construction, Visual Merchandising, Store Operations, and Loss Prevention and Brand Protection functions.  He was on the Executive Committee of the Company, responsible for its strategy and the overall business performance of its branded specialty retail businesses. Mr. Giresi joined Limited Brands in February, 2000 as Vice President of Store Operations. From August, 2001 until May, 2005 he served as Senior Vice President, Chief Stores Officer for the Company’s almost 4,000 retail stores.

Prior to joining Limited Brands, Mr. Giresi was Senior Vice President of U.S. Franchise Operations and Development for Burger King Corporation, responsible for the restaurant operations and support to almost 8,000 franchise-owned and operated stores together with all real estate investments in the U.S. business.  From 1993 through 1998 he held the position of Senior Vice President, Worldwide General Counsel and Secretary for Burger King.  During that time, he was also a member of the Board of Directors of Restaurant Services, Inc., the independent purchasing cooperative for the U.S. Burger King System.  He began his career with Burger King as a real estate attorney in 1985 and has published numerous articles and spoken on various franchise and intellectual property law topics. Mr. Giresi was a member of the first United States – South Africa Commercial Law Delegation established by the United States Department of Commerce and the government of South Africa.

Mr. Giresi has served on several philanthropic and business association boards, including the Board of Directors of the Beacon Council, the business development agency for Miami-Dade County, Florida, the Miami Philharmonic, the International Franchise Association and the Boys and Girls Clubs of Columbus, Ohio where he served as the Treasurer and a member of the Executive and Human Resources Committees. Since 2005 he has served on the Board of Directors of UFood Grille, a publicly-traded, franchised restaurant business, and since 1995 on the audit committee of Fiduciary Trust International of the South, an investment management firm.

Mr. Giresi is a past recipient of the Italian-American businessman of the year by the National Italian American Foundation in South Florida. In 2004, he received the Champions Award from Safe Horizons, a leading domestic violence prevention organization in New York City.  He is an attorney at law of the State of New Jersey. He earned a law degree in 1983 from Seton Hall University and a Bachelor of Science degree in accounting in 1980 from Villanova University.

Richard M. Jordan, Executive Vice President, General Manager and  Director

Richard Jordan is a second-generation member in the food industry, now with over twenty four years experience. He received a Bachelor of Science Degree in Advertising and Marketing from Arizona State University, and holds a Masters Degree from Cornell University in Business and Supermarketing.

After graduating from college, Richard began his career in the food industry with Nabisco Foods, Inc. After three years with Nabisco, Richard was promoted through various positions, achieving the position of Sales Manager, was honored as Salesman of the year for Nabisco Brands and served as assistant to the Vice President of Sales and Marketing.

In 1983 Richard joined The New York State Food Merchants Association, a lobbying and trade relations firm, accepting the position of Director of Trade Relations. In 1987 he was promoted to the office of Executive Vice President and General Manager, he held this position until 1991.

Richard then served at Jordan Associates Inc., a food brokerage firm, where he oversaw the Northeast and Middle Atlantic States. Since 2005 Mr. Jordan was Director of Sales for Healthy Dairy, LLC, now a wholly owned subsidiary of NXT Nutritionals, Inc. In addition to being past President of The Catholic Institute of the Food Industry, Richard chairs a committee on the Food Industry for Covenant House. He also sits on the advisory committee for the Deborah Heart and Lung Foundation and the Calvary Hospital.

Theodore Mandes, II, Director

Theodore Mandes, II is an experienced entrepreneur, executive and investor. Mr. Mandes played professional golf until 1975, and then entered the business world as an account executive in the ladies apparel business. After a successful stint in New York, he founded Mandes and Associates. It was during this time that Mr. Mandes honed his marketing skills to make his company one of the largest agents to the trade. During his career in the apparel business, Mr. Mandes developed divisions of Federated Department Stores, May co. JC Penny and other multiple store groups into multi-million dollar accounts for many of the major wholesale companies that his firm represented.

As an investor, Director and entrepreneur, Mr. Mandes has consistently recognized and understood trends well ahead of the rest of the market, from new innovations in apparel to developing inserts and needs for diabetic patients with conditions like peripheral neuropathy.

In 1994, he founded Bioform, Inc. with Stephen Warner, a pedorthic foot care company that dealt with orthopedic foot problems but also addressed the needs of diabetics. While developing this opportunity, the urgent need to address the alarming increase in the incidence of obesity and diabetes in the United States became apparent to Mr. Mandes.

Mr. Mandes sits on the Board of Directors of the Raymond F. Kravis Center and the Palm Beach Counties performing arts center. He also developed and chairs the Palm Beach Wine Auction, the most productive fundraising event for the performing arts center's award winning education department. His mission "is to further advance the educational experience of our youth - it is more than just a cause it is an ongoing obligation." Over 85,000 students have attended live performance camps and other workshops every year for the past 16 years.

David Deno, Director

Since December of 2009, David Deno has served as the Chief Financial Officer of the international division of Best Buy Co., Inc., a specialty retailer of consumer-electronics and related products and services, since December 2009. Prior to that he was a Managing Director with Obelysk Capital, a private equity firm, from May 2009 to December 2009. From January 2008 to February 2009, Mr. Deno was the President and then CEO of Quiznos LLC, an operator of quickserve restaurants. From June 2006 to February 2009, he was a Managing Director with CCMP Capital Advisors, LLC, a private equity firm. Prior to this, he had a 15-year career with YUM! Brands, Inc. where between 1999 and 2004 he served first as Chief Financial Officer and later as Chief Operating Officer. Mr. Deno was instrumental in growing YUM Brands and building shareholder value after its spinoff from PepsiCo in 1997.  Mr. Deno also held senior positions in YUM's International and Pizza Hut divisions. Prior to joining YUM, David worked for Burger King Corporation for 8 years in various finance, real estate, and operations assignments.

David Deno has also served on the Board of Directors for Peet’s Coffee since August 2006.

Dr. Paul S. Auerbach, Director

Since 2005, Dr. Paul S. Auerbach has served as Professor of Surgery in the Division of Emergency Medicine at Stanford University School of Medicine. Between 2003 through 2004, Dr. Auerbach served as the Chief Operating Officer of KAI Pharmaceuticals, Inc., a developmental and discovery pharmaceutical company.  From 1999 through 2003 he was a partner at Delphi Ventures, a venture capital firm which specializes in early-stage healthcare investing. Between 1997 and 1999, Dr. Auerbach was the Chief Operating Officer of MedAmerica, a medical practice support and consulting company.  Dr. Auerbach currently serves as a member of the Board of Directors for Pacific Partners Management Services, Inc. From 2007 through 2009, Dr. Auerbach was a Member on the Board of Directors for VitalWear and from 2008 through 2009, Dr. Auerbach also served on the Board of Directors for Med-Vantage.

In addition Dr. Auerbach is a founder and past president of the Wilderness Medical Society, editor of the definitive medical reference text Wilderness Medicine, 5th Edition, and author of Medicine for the Outdoors, which is a leading book on outdoor health for laypersons. Dr. Auerbach practices emergency medicine, teaches, performs research, and advises numerous agencies and organizations, including serving as an advisory board member to the AARP “Fat 2 Fit” Community Challenge. Dr. Auerbach has been hailed as a Hero of Emergency Medicine by the American College of Emergency Physicians. He also serves on the National Medical Committee for the National Ski Patrol. Dr. Auerbach is a recipient of numerous awards including the DAN America Award from the Divers Alert Network, Outstanding Contribution in Education Award from the American College of Emergency Physicians, a NOGI Award in 2006 from the Academy of Underwater Arts and Sciences, Diver of the Year for Science in 2008 from Beneath the Sea, and DAN/Rolex Diver of the Year in 2009.

Dr. Auerbach is a graduate of Duke University and Duke University School of Medicine, as well as the Stanford Graduate School of Business.

Ms. Ann McBrien, Director

Ms. McBrien has over 25 years of experience as an entrepreneur, and as a leader in national and international organizations.   Ms. McBrien was the first female Vice President of Sales in Procter & Gamble history (1999). Ms. McBrien was a Vice President for Global Operations and Global Health Care Sales for Procter & Gamble for 20 years.  She was responsible for the development of global pricing and promotion plans linking the largest customers and brands with a winning strategy. She was responsible for over $8 billion in sales and over 300 people globally.  She also led the development of merchandising programs for global customers and led major global restructure of Customer Business Development organization.

From 2009 to the present, Ms. McBrien has worked as a Tremor Consultant with Procter & Gamble, connecting corporations with word of mouth marketing.  Since 2008, Ms. McBrien has also worked for AM Marketing & Sales Concepts, LLC, where she coaches senior managers in delivery of concepts and ideas, strategic plan development and sales presentation.

From 2002 to 2006, Ms. McBrien co-founded OT OverTime, LLC, where she initiated the acquisition of a brand from Procter & Gamble, secured funding to launch a line of products nationally, and secured sales to Target, Kroger and regional chains. The company’s first year sales were over $2 million.

Ms. McBrien also served on the board of directors of Marriott Grande Ocean from 2001 through 2007.

Ms. McBrien received her BS in finance at the University of Illinois.  She was part of the Mortar Board Honor program, president of Illini Pride and president of Kappa Kappa Gamma.

Medical Advisory Board

Dr. Paul S. Auerbach, Chairman

See Dr. Auerbach’s biography information above.

James R. Gavin III, MD, PhD

Dr. James R. Gavin is clinical professor of medicine at Emory University School of Medicine in Atlanta, Georgia, and Clinical Professor of Medicine at the Indiana University School of Medicine, Indianapolis, Indiana.  He currently serves as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.  Prior to this, he served as president and chief executive officer of MicroIslet, Inc., San Diego, California, from January 2006 to July, 2007, and was president of the Morehouse School of Medicine in Atlanta from 2002-2004. He served as senior scientific officer at the Howard Hughes Medical Institute (HHMI) from 1991 to 2002 and as director of the HHMI–National Institutes of Health Research Scholars Program from 2000 to 2002. Before joining the senior staff of HHMI, Dr Gavin was a professor and chief of the Diabetes Section, acting chief of the Section on Endocrinology, Metabolism, and Hypertension, and William K. Warren Professor for Diabetes Studies at the University of Oklahoma Health Sciences Center, Oklahoma City, Oklahoma. He previously served as an associate professor of medicine at Washington University School of Medicine in St. Louis, Missouri. Dr Gavin served as a lieutenant commander in the US Public Health Service from 1971 to 1973 and continues to serve as a reserve officer.

Dr Gavin belongs to a number of organizations, including the Institute of Medicine of the National Academy of Sciences, the American Diabetes Association (ADA), the American Association of Clinical Endocrinologists (AACE), the Endocrine Society, the American Society of Clinical Investigation, the American Association of Physicians, the Alpha Omega Alpha Medical Honor Society, the Sigma Pi Phi Leadership Fraternity, the 100 Black Men of Atlanta, and the Atlanta Rotary Club. He is a past president of the ADA and was voted Clinician of the Year in Diabetes by the ADA in 1991. He has served on many advisory boards and on the editorial boards of the American Journal of Physiology and the American Journal of Medical Sciences. He is on the board of trustees for Emory University, Livingstone College, and is Trustee Emeritus for the Robert Wood Johnson Foundation. In addition, he is national program director of the Harold Amos Faculty Development Program of the Robert Wood Johnson Foundation. Dr Gavin is Chairman Emeritus of the National Diabetes Education Program and a past member of the Board of Scientific Councilors for the Intramural Research Program of NIDDK at the NIH. He also serves as chairman of the Data Safety Monitoring Board for the VA Cooperative Diabetes Study (VADT).

Dr Gavin has published more than 200 articles and abstracts in such publications as Science, Journal of Applied Physiology, Diabetes, and the American Journal of Physiology. He is coauthor of two books: Healing Our Village: A Self-Care Guide for Diabetes Control (written with L. Coleman) and Dr. Gavin’s Health Guide for African Americans(written with S. Landrum). He hosted the “Powerpoint” health talk-radio show for public radio station WCLK, 91.9 FM, Atlanta from 2005-2006.

Among the many honors Dr Gavin has received are the Daniel Hale Williams Award, the E.E. Just Award, the Herbert Nickens Award, the Daniel Savage Memorial Award, the Emory University Medal for Distinguished Achievement, the Banting Medal for Distinguished Service from the ADA, the Distinguished Alumni Award from the Duke University School of Medicine, the F.C. Greenwood Award from the RCMI of NCRR at NIH and the Internist of the Year Award from the National Medical Association. He is also a recipient of the 2009 Living Legend in Diabetes Award from the American Association of Diabetes Educators.

Dr Gavin graduated from Livingstone College in Salisbury, North Carolina, with a degree in chemistry.  He earned his PhD in biochemistry from Emory University and his MD from Duke University School of Medicine, Durham, North Carolina. He completed his internship, residency and clinical fellowship training at Barnes Hospital of Washington University in St. Louis.

Dr. Camillo Ricordi, M.D.

Dr. Camillo Ricordi is the Stacy Joy Goodman Professor of Surgery, Distinguished Professor of Medicine, Professor of Biomedical Engineering, and Microbiology and Immunology, and serves as Scientific Director and Chief Academic Officer of the University of Miami Diabetes Research Institute.  At the University of Miami Leonard M. Miller School of Medicine, Dr. Ricordi also serves as Chief of the Division of Cellular Transplantation, Department of Surgery, Director of the Diabetes Research Institute Cell Transplant Center and Responsible Head of the cGMP Human Cell Processing Facility, an NIH funded cGMP facility that has been providing Human Cell Products for research and clinical applications at UM, in Florida and across state barriers since 1993. Dr. Ricordi has also served as Co-Director of the Executive Office of Research Leadership (2001-2003) and as Senior Associate Dean for Research (2003-2006) at the UM Miller School of Medicine.

Among his many accomplishments, Dr. Ricordi has served as President of the Cell Transplant Society, Co-founder and Chairman of the National Diabetes Research Coalition, Co-founder and President of the International Association for Pancreas and Islet Transplantation and a member of the council of The Transplantation Society.  He has authored over 600 scientific publications and has been awarded 11 patents as an inventor.  Dr. Ricordi completed his graduate and post-graduate studies at the University of Milan, Italy and Università degli Studi di Milano.

Employment Agreements

Employment Agreement with Mr. Giresi

On January 26, 2010, we entered into a three year employment agreement with Mark Giresi such that he will serve as our Chief Operating Officer. Pursuant to the agreement, Mr. Giresi will receive a monthly based compensation of Twenty Thousand Dollars ($20,000) payable in equal biweekly installment (the “Biweekly Installment”), provided, however, 50% of each Biweekly Installment shall be deferred and payable in its entirety on the earlier to occur of (1) the termination of the Employment Term or (2) a change in control, in addition to stock awards and stock options as set forth in the agreement.

In addition, pursuant to the employment agreement we agree to grant Mr. Giresi restricted stock awards (the “Stock Awards”) as follows:

(i) During the first year of Mr. Giresi’s initial employment term, we shall grant him on or before February 28, 2010 (A) 400,000 shares of our Common Stock of which 40,000 shall fully vest on July 1, 2010 and an additional 40,000 shares shall fully vest on the first day of each calendar month  over a ten (10) month period until April 1, 2011; (B) 500,000 shares of our Common Stock, of which 40,000 shall fully vest on May 1, 2011, an additional 40,000 shares shall vest on each of June 1, August 1, September 1, October 1, 2011; and the remaining 220,000 shares shall fully vest on December 1, 2011.

(ii) During the second year of the initial employment term, we shall grant Mr. Giresi on or before January 1, 2011 500,000 shares of Common Stock which shall fully vest on December 31, 2011.

(iii) During the third year of the initial employment, we shall grant Mr. Giresi on or about January 1, 2012 500,000 shares of Common Stock which shall fully vest on December 31, 2012.

Prior to December 1, 2011, the Stock Awards granted to Mr. Giresi shall be subject to a resale restriction as follows: (A) no more than 40,000 shares of the Stock Awards may be sold in any one month period and (B) no more than 10,000 shares of the Stock Award may be sold on any day during the Employment Term.  After that date, there will be no resale restriction imposed on Executive.  In the event of a change of control of the Company, this resale restriction shall no longer be in effect.
In addition to the Stock Awards, we shall also be eligible to participate in and to receive annual stock options pursuant to our Equity Incentive Plan in such amount as determined by the Board at a level commensurate with the Mr. Giresi’s position with us.

A copy of the employment agreement was filed as exhibit to a Form 8-K on January 27, 2010 and is incorporated herein by reference.

Employment Agreement with Francis McCarthy

On February 12, 2009, we entered into a three year employment agreement with Francis McCarthy such that he will serve as our President and Chief Executive Officer.  The employment agreement provides for an annual salary of $120,000, and bonuses as approved by the board of directors.  A copy of the employment agreement was filed as exhibit to a Form 8-K on February 12, 2009 and is incorporated herein by reference.

Employment Agreement with David Briones

On February 12, 2009, we entered into a two year employment agreement with David Briones such that he will serve as our Chief Financial Officer.  The Company entered into consulting agreement with Bartolomei Pucciarelli, LLC, a related party to Mr. Briones, to provide accounting and tax services pursuant to which Mr. Briones will receive a total of 200,000 of our common shares over a two year time period.  A copy of the employment agreement was filed on a Form 8-K on February 12, 2009 and is incorporated herein by reference. As of September 20, 2010, this agreement was terminated.  The Company has engaged Mr. Briones on a monthly basis at a rate of $6,500 per month to continue in the same capacity.

Family Relationships

None.

Conflicts of Interest

Certain potential conflicts of interest are inherent in the relationships between our officers and directors, and us.

From time to time, one or more of our affiliates may form or hold an ownership interest in and/or manage other businesses both related and unrelated to the type of business that we own and operate. These persons expect to continue to form, hold an ownership interest in and/or manage additional other businesses which may compete with ours with respect to operations, including financing and marketing, management time and services and potential customers. These activities may give rise to conflicts between or among the interests of us and other businesses with which our affiliates are associated. Our affiliates are in no way prohibited from undertaking such activities, and neither we nor our shareholders will have any right to require participation in such other activities.

Further, because we intend to transact business with some of our officers, directors and affiliates, as well as with firms in which some of our officers, directors or affiliates have a material interest, potential conflicts may arise between the respective interests of us and these related persons or entities. We believe that such transactions will be effected on terms at least as favorable to us as those available from unrelated third parties.

With respect to transactions involving real or apparent conflicts of interest, we have adopted policies and procedures which require that: (i) the fact of the relationship or interest giving rise to the potential conflict be disclosed or known to the directors who authorize or approve the transaction prior to such authorization or approval, (ii) the transaction be approved by a majority of our disinterested outside directors, and (iii) the transaction be fair and reasonable to us at the time it is authorized or approved by our directors.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We have not compensated our directors for service on our board of directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our board of directors and/or any committee of our board of directors. Officers are appointed annually by our board of directors and each executive officer serves at the discretion of our board of directors. We do not have any standing committees. Our board of directors may in the future determine to pay directors’ fees and reimburse directors for expenses related to their activities.

None of our officers and/or directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Involvement in Certain Legal Proceedings

To our knowledge, during the past ten (10) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

▪
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

▪	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

▪
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

▪	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

The Audit Committee

Members: David Deno and Mark Giresi

We have a separately-designated standing audit committee established as contemplated by Section 10A of the Exchange Act. The board of directors has determined that Mr. Deno is an “audit committee financial expert”, as that term is defined by the SEC in Item 407(d) of Regulation S-K. Stockholders should understand that this designation is an SEC disclosure requirement relating to Mr. Deno’s experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the board of directors. The audit committee’s responsibilities include, among other things, (i) assisting the board of directors in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls, and audit functions, and (ii) direct and sole responsibility for the appointment, retention, compensation, and monitoring of the performance of our independent registered public accounting firm.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

Compliance With Section 16(A) Of The Exchange Act.

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and are required to furnish copies to the Company. To the best of the Company’s knowledge, any reports required to be filed were timely as of the date hereof.

EXECUTIVE COMPENSATION

The following table shows for the periods indicated, compensation awarded to or paid to, or earned by, our officer and director.

		Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)(3)	Non-Equity Incentive Plan	Non-Qualified	All Other Comp(4)	Total
Francis McCarthy,	2010	119,269	-			322,920		-	20,517	462,706
President, CEO	2009	121,250	-						18,000	139,250
	2008	30,423	-	6,100	(1)					36,523
										-
Mark Giresi,	2010	120,000	-	59,140		645,840		120,000	24,402	969,382
COO and Director	2009	-	-	-		-	-	-	-	-
	2008	-	-	-		-	-	-	-	-
										-
David Briones,	2010	-	-	-		-	-	-	-	-
CFO (2)	2009	-	-	-		-	-	-	-	-
	2008	-	-	-		-	-	-	-	-

(1)	On August 18, 2008, we issued 610,000 shares of our common stock valued at $.01 per share in the share exchange of the above mentioned officers and directors as compensation for founder services.

(2)
The CFO’s accounting firm is paid cash for services rendered at a fixed rate of $39,000 per year and 200,000 shares of the Company’s common stock vesting 25,000 shares per quarter.  The Company also paid the CFO’s accounting firm for restatements associated with the 2008 and prior financials statements and for tax return preparation .  During the year ended December 31, 2010 and 2009 , the full 200,000 shares of the stock award vested.

(3)	The amounts set forth represent the aggregate fair value of the awards as of the grant date, computed in accordancewith FASB ASC Topic 718, “Compensation-Stock Compensation.”

(4)	The other compensation includes: a) medical insurance, b) car allowance, c) reimbursed medical expenses, and d) FSA allotment

Outstanding Equity Awards at Fiscal Year End

Currently, there are no outstanding equity awards.

Option Plan

Currently, there are no stock options and no common shares set aside for any stock option plan.

Option Grants

Grants of Plan Based Awards in Fiscal Year 2010

The following table shows for the fiscal year ending December 31, 2010, certain information regarding grants of option awards to the named executive officers and directors:

									All Other
									Number of Secutites
									Underlying		Grant Date
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of	Option Awards Number of Secutites	Exercise or Base Price of Option	Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ( $)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock	Underlying Options (#)	Awards ($/share)	Awards ($/share)

Michael Mccarthy	November 12, 2010								3,380,000	0.22	0.12
Mark Giresi	November 12, 2010								5,980,000	0.22	0.12
Richard Jordan	November 12, 2010								2,880,000	0.22	0.12
Robyn Seymour	November 12, 2010								400,000	0.22	0.12
David Deno	November 12, 2010								780,000	0.22	0.12
Theodore Mandes	November 12, 2010								780,000	0.22	0.12
Paul Auerbach	November 12, 2010								780,000	0.22	0.12
Ann McBrien	November 12, 2010								780,000	0.22	0.12

All options granted on November 12, 2010 were non-statutory stock options. The options will vest in equal installment over four - five years.
The exercise price per share underlying each option was equal to the closing market price of our Common Stock on the date of grant.
No options were granted during the years ended December 31, 2010 or 2009.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 20 10 and 2009  by members of board of directors.

		Fees	Stock	Option (6)	Non-Equity Incentive	Non-qualified Deferred Comp	All other	Total

David Deno (1)	2010	8,000	-	96,876		-		104,876
	2009	-	345,000					345,000

Ann Mcbrien (2)	2010	6,000	-	96,876		-		102,876
	2009	-	400,000					400,000

Paul S. Auerbach (3)	2010	8,000	-	96,876		-		104,876
	2009	-	225,000					225,000

Francis Mccarthy	2010	12,000	-	96,876		-		108,876
	2009	-	-					-

Mark Giresi (4)	2010	12,000	-	96,876		-		108,876
	2009	-	2,500					2,500

Theodore Mandes II (5)	2010	12,000		96,876		-		108,876
	2009	-	2,500					2,500

Richard M. Jordan	2010	12,000	-	96,876		-		108,876
	2009	-	-	-	-	-	-	-

(1)
On August 30, 2009, we entered into a director agreement with David Deno, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement. On August 31, 2009, the close price of our common stock was $1.38.  A copy of the director agreement is attached hereto as Exhibit 10.15.

(2)
On October 19, 2009, we entered into a director agreement with Ann McBrien, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement, On October 19, 2009, the close price of our common stock was $1.60. A copy of the director agreement is attached hereto as Exhibit 10.16.

(3)
On June 30, 2009, we entered into a director agreement with Paul S. Auerbach, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement. On June 30, 2009, the close price of our common stock was $0.90. A copy of the director agreement is attached hereto as Exhibit 10.17.

(4)	On February 12, 2009, we issued 250,000 shares of common stock with a fair value of $0.01 per share to Mr. Mark Giresi as compensation for services rendered.
(5)	On February 12, 2009, we issued 250,000 shares of common stock with a fair value of $0,01 per share to Mr. Theodore Mandes, II, as compensation for services rendered.
(6)	The amounts set forth represent the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation.”

We do not currently have an established policy to provide compensation to members of our Board of Directors for services rendered in that capacity.  We plan to develop such a policy in the near future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of February 2, 2011 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown. As of  February 2, 2011 , we have  49,402,068 shares of Common Stock issued and outstanding.

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of common stock as of February 2, 2011 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly and the shareholders listed possesses sole voting and investment power with respect to the shares shown. As of  February 2, 2011, we have  49,402,068 shares of Common Stock issued and outstanding.

Name	Number of Shares Beneficially Owned (1)		Percent of Shares (2)
Francis McCarthy, President, CEO and Director (2)	4,136,000	*	8.37%
David Briones, CFO (2)	0		**
Richard M. Jordan, Director (2)	250,000	*	**
David Deno, Director	1,225,000	(3)	2.48%
Mark A. Giresi, Chief Operating Officer and Director (2)	582,500	(4)	2.3 7%
Dr. Paul S. Auerbach, Director	243,750	(5)	**
Theodore Mandes, II, Director (2)	1,065,000	*	2.16%
Ann McBrien, Director	250,000		**
Officers and Directors as a Group (8)	8, 338 ,500		16.88%

* Subject to a Lock-Up Agreement dated February 12, 2009, pursuant to which the stockholders have agreed not to sell or otherwise dispose of their shares of our Common Stock for a period of 18 months from the close of the Share Exchange Agreement on February 12, 2009.
** less than 1%

(1)
A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days (such as through exercise of stock options or warrants). Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 16, 2010.  For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 16, 2010 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.  The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

(3)
Includes 325,000 shares of Common Stock underlying the convertible debenture, 325,000 shares of Common Stock underlying the Series A Warrant, and 325,000 shares of Common Stock underlying the Series B Warrant, issued to Mr. Deno in the private placement closed on August 27, 2009.

(4)
Includes 81,250 shares of Common Stock underlying the convertible debenture, 81,250 shares of Common Stock underlying the Series A Warrant, and 81,250 shares of Common Stock underlying the Series B Warrant, issued to Mr. Giresi in the private placement closed on August 27, 2009.  The remaining 765,000 shares are subject to the Lock-Up Agreement dated February 12, 2009, pursuant to which Mr. Giresi agreed not to sell the shares for a period of 18 months from the close of the Share Exchange Agreement dated February 12, 2009. On August 26, 2010, we issued 80,000 shares of Common Stock to Mr. Mark Giresi as compensation for his services at par value $0.001 per share. On September 14, 2010, we issued 40,000 shares of Common Stock to Mr. Mark Giresi as compensation for services rendered. On October 5, 2010, we issued 40,000 shares of Common Stock to Mr. Mark Giresi as compensation for services rendered.

(5)
Includes 81,250 shares of Common Stock underlying the convertible debenture, 81,250 shares of Common Stock underlying the Series A Warrant, and 81,250 shares of Common Stock underlying the Series B Warrant, issued to Mr. Auerbach in the private placement closed on August 27, 2009.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

On October 5, 2010, we issued 40,000 shares of Common Stock to Mark A. Giresi as compensation for his services rendered as our Chief Operation Officer.

On September 14, 2010, we issued 40,000 shares of Common Stock to Mark A. Giresi as compensation for his services rendered as our Chief Operation Officer.

On August 26, 2010, we issued 80,000 shares of Common Stock to Mark A. Giresi as compensation for his services rendered as our Chief Operating Officer.

In December 2009, Mark Giresi, a Director loaned the Company $25,000. The loan bore no interest, was not secured and was due on demand. The Company repaid the $25,000 in February 2010.

On August 30, 2009, we entered into a director agreement with David Deno, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement at par value $0.001 per share.

On October 19, 2009, we entered into a director agreement with Ann McBrien, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement at par value $0.001 per share,

On June 30, 2009, we entered into a director agreement with Paul S. Auerbach, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement at par value $0.001 per share.

On February 12, 2009, we issued 250,000 shares of common stock to Mr. Mark Giresi as compensation for services rendered.

On February 12, 2009, we issued 250,000 shares of common stock to Mr. Theodore Mandes, II, as compensation for services rendered.

On March 7, 2008, the Company entered into a loan agreement with Ed Tubel, a former related party to borrow an amount up to $388,500, of which $120,274 was advanced, with no stated terms during December 2007. An additional $268,226 was advanced during 2008. These loans bear interest at 6% with a default rate of interest of 12%. These loans were initially due on March 7, 2010. The Company repaid $90,000 of these advances in May 2009, and an additional $90,000 was repaid in February 2010.  In November 2010, $40,000 was paid on the loan and Ed Tubel agreed to defer receipt of the balance due on the loan until such time as the company achieves profitability or raises a minimum of $10,000,000 in capital to operate the Company.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities.

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

INDEX TO FINANCIAL STATEMENTS

PAGE	F-2	CONSOLIDATED BALANCE SHEETS AS OF SEPTEMBER 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

PAGE	F-3	CONSOLIDATED STATEMENTS OF OPERATIONS THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

PAGE	F-4	CONSOLIDATED STATEMENTS OF CASH FLOWS NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

PAGE	F-5/F-19	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

PAGE	F-20	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-21	CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2009 AND 2008

PAGE	F-22	CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F-23	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F-24	CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

PAGE	F-25/F-44	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NXT NUTRITIONALS HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2010
(UNAUDITED)

Page(s)

Consolidated Balance Sheets as of September 30, 2010 (unaudited) and December 31, 2009	F-2

Consolidated Statements of Operations Three and Nine Months Ended September 30, 2010 and 2009 (unaudited)	F-3

Consolidated Statements of Cash Flows Nine Months Ended September 30, 2010 and 2009 (unaudited)	F-4

Notes to Consolidated Financial Statements (unaudited)	F-5 - F-19

NXT Nutritionals Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	September 30, 2010	December 31, 2009
	(unaudited)
Assets

Assets:
Cash	$2,556,038	$68,454
Accounts receivable	49,560	72,642
Inventories	500,790	150,110
Total Current Assets	3,106,388	291,206

Debt Issuance Costs - net	30,110	46,590

Total Assets	$3,136,498	$337,796

Liabilities and Stockholders' Deficit

Liabilities:
Accounts payable and accrued expenses	$452,341	$607,695
Loans payable - related parties	600,626	715,626
Loans payable - other	-	100,000
Accrued interest payable - related parties	54,520	41,125
Registration rights payable	472,808	362,453
Convertible notes payable - net of debt discount	6,517,904	-
Derivative liabilities	2,895,845	-
Total Current Liabilities	10,994,044	1,826,899

Convertible notes payable - net of debt discount	1,410,086	1,830,605
Total Long-Term Liabilities	1,410,086	1,830,605

Total Liabilities	12,404,130	3,657,504

Stockholders' Deficit
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 47,057,068 and 39,971,745 shares issued and outstanding, respectively	47,057	39,972
Additional paid in capital	28,676,143	24,657,084
Accumulated deficit	(37,990,832)	(28,016,765)
Total Stockholders' Deficit	(9,267,632)	(3,319,708)

Total Liabilities and Stockholders' Deficit	$3,136,498	$337,796

See accompanying notes to financial statements.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
				(As restated)

Sales - net of slotting fees and discounts	$3,220	$236,843	$161,011	$687,644

Cost of sales	62,831	322,546	219,512	757,204

Gross loss	(59,611)	(85,703)	(58,501)	(69,560)

General and administrative expenses	685,725	597,222	2,117,566	2,700,381

Loss from operations	(745,336)	(682,925)	(2,176,067)	(2,769,941)

Other Income (Expenses) -net
Interest expense	(5,301,479)	(492,148)	(8,520,059)	(800,727)
Interest income	3,011	-	5,770	-
Loss on extinguishment of debt	(3,726,410)	(14,596,180)	(3,726,410)	(15,603,551)
Derivative expense	-	-	(8,590,802)	-
Change in fair market value of derivative liability	782,924	-	13,146,856	-
Registration rights expense	(85,016)	(362,453)	(113,355)	(362,453)

Total Other Income (Expenses)	(8,326,970)	(15,450,781)	(7,798,000)	(16,766,731)

Net Loss per Share	$(9,072,306)	$(16,133,706)	$(9,974,067)	$(19,536,672)

Net Loss per Common Share - Basic and Diluted	$(0.19)	$(0.44)	$(0.22)	$(0.58)

Weighted Average Number of Common Shares Outstanding – Basic and Diluted	46,589,785	36,523,113	45,103,155	33,962,232

See accompanying notes to financial statements.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,974,067)	$(19,536,672)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt issue costs	743,467	24,090
Amortization of debt discount	7,761,635	684,417
Stock based compensation	419,680	609,840
Warrants issued as consulting fee	-	280,000
Derivative expense	8,590,802	-
Change in fair market value of derivative liability	(13,146,856)	-
Registration rights expense	113,355	362,453
Loss on extinguishment of debt	3,726,410	15,603,551
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	23,082	165,498
Prepaid expenses	-	(11,018)
Inventory	(350,680)	(146,976)
Increase (Decrease) in:
Accounts payable and accrued expenses	(155,394)	(13,372)
Accrued interest payable - related parties	13,395	34,563
Accrued interest payable - convertible notes	-	48,365
Net Cash Used in Operating Activities	(2,235,171)	(1,895,261)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes	5,667,743	2,576,000
Debt issuance costs paid in cash	(726,988)	(82,300)
Payment on loans - related parties	(215,000)	(509,374)
Payments on convertible notes	-	(200,000)
Liquidated damage payment on registration rights	(3,000)	-
Net Cash Provided By Financing Activities	4,722,755	1,784,326

Net Increase (Decrease) in Cash	2,487,584	(110,935)

Cash - Beginning of Period	68,454	274,198

Cash - End of Period	$2,556,038	$163,263

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Income Taxes	$-	$-
Interest	$-	$8,263

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Debt discount recorded on convertible notes	$5,667,743	$-
Beneficial conversion feature on convertible notes	$-	$2,127,700
Original issue discount	$850,201	$590,400
Conversion of note payable in recapitalization	$-	$25,000
Conversion of convertible note payable to common stock	$1,664,210	$204,100
Reclassification of derivative liability to paid in capital when derivative ceases to exist	$1,942,254	$-
Exercise of cashless warrants	$1,510	$-
Stock issued to settle account payable	$-	$70,250
Accrued interest converted to convertible notes	$-	$81,940

See accompanying notes to financial statements.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Note 1 Nature of Operations and Basis of Presentation

NXT Nutritionals Holdings, Inc. ("Holdings), (formerly known as Goldvale Resources, Inc.) is a Delaware corporation incorporated in 2006.  On February 12, 2009, Holdings acquired NXT Nutritionals, Inc. (the “Company”, “NXT Nutritionals”, or “NXT, Inc”) a Delaware corporation incorporated in 2008.

The Company is a developer of proprietary, patent pending, healthy alternative sweeteners. The foundation and common ingredient for all of the Company’s products is the all-natural sweetener SUSTA®. SUSTA® will also be sold as a stand-alone sweetener.  The Company also sells non-fat yogurt smoothie products.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that may affect the amounts reported in its consolidated financial statements and accompanying notes.  Actual results may differ from these estimates under different assumptions or conditions.

The financial information as of December 31, 2009 is derived from the audited consolidated financial statements presented in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2009.  Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. In the opinion of management, the accompanying unaudited consolidated financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair statement of the results of the interim periods presented. The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2009 and 2008, as presented in the Company’s Annual Report on Form 10-K/A. Operating results for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2010.

Note 2 Summary of Significant Accounting Policies

Principles of consolidation

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the fair value of share-based payments, fair value of derivative liabilities, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Risks and uncertainties

The Company operates in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in sales and earnings. The factors expected to contribute to this variability include, among others, (i) the cyclical nature of the grocery industry, (ii) general economic conditions in the various local markets in which the Company competes, including the general downturn in the economy, (iii) the volatility of prices pertaining to food and beverages in connection with the Company’s distribution of product, and (iv) effective use of slotting fees paid as well as advertising. These factors, among others, make it difficult to project the Company’s operating results on a consistent basis.

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at September 30, 2010 and December 31, 2009, respectively.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

The United States Congress has temporarily increased the Federal Deposit Insurance Corporation (FDIC) deposit insurance from $100,000 to $250,000 per depositor. As of September 30, 2010 the Company had monies in bank accounts which exceeded the federally insured limits by $2,109,642.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) valuation method.

	September 30, 2010	December 31, 2009
Work in process	$300,724	$90,594
Finished goods	200,066	59,516
	$500,790	$150,110

Debt Issue Costs and Debt Discount

These items are amortized over the life of the debt to interest expense.  If a conversion or repayment of the underlying debt occurs, a proportionate share of these amounts is immediately expensed.

Fair value of financial instruments

Disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value.  For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

Original Issue Discount

For certain convertible debt issued in 2010 and 2009, the Company provided the debt holder with an original issue discount.  The original issue discount was equal to three years of simple interest at 10% of the proceeds raised.  The original issue discount was recorded to debt discount reducing the face amount of the note and is being amortized to interest expense over the maturity period of the debt.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, the derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. At September 30, 2010 and December 31, 2009, respectively, the Company had derivative liabilities in the amounts of $2,895,845 and $0, respectively.

Revenue recognition

The Company records revenue for both the yogurt smoothie and for the natural sweetener when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability of the related customer receivable is reasonably assured.  There is no stated right of return for products.

Sales are recognized upon shipment of products to customers. The Company allows deductions in the form of credits for products unsold during its shelf life which is on average 3 to 4 months.  The Company’s reserve for accounts receivable takes these potential future credits into consideration.  As of September 30, 2010 and December 31, 2009, the Company had no reserves.

Expenses such as slotting fees and sales discounts are accounted for as a direct reduction of revenues.  During the three months ended September 30, 2010 and 2009, the Company recorded slotting fees and discounts of $18,018 and $43,910. During the nine months ended September 30, 2010 and 2009, the Company recorded slotting fees and discounts of $28,968 and $102,647.

Cost of sales

Cost of sales represents costs directly related to the production and manufacturing of the Company’s yogurt smoothie products and the all-natural sweetener SUSTA®.  Costs include product development, freight, packaging and print production costs.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred as follows:

Three Months September 30, 2010	Three Months September 30, 2009	Nine Months September 30, 2010	Nine Months September 30, 2009
$132,864	$250,120	$457,509	$622,742

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Share-based payments

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in cost of goods sold or general and administrative expense in the consolidated statement of operations, depending on the nature of the services provided.

Earnings per share

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,”  basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss), adjusted for changes in income or loss that resulted from the assumed conversion of convertible shares, by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

The Company had the following potential common stock equivalents at September 30, 2010:

Convertible debt – face amount of $2,001,128, conversion price of $0.40	5,002,820
Convertible debt – face amount of $6,517,944, conversion price of $0.40	16,294,860
Common stock warrants, conversion price of $0.40 (Series “A”) and $0.60 (Series “B”)	19,735,634
Common stock warrants, conversion price of $0.40 (Series “C”)	6,517,944
Total common stock equivalents	47,551,258

The Company had the following potential common stock equivalents at September 30, 2009:

Convertible debt – face amount of $4,027,256, conversion price of $0.40	10,068,140
Common stock warrants, conversion price of $0.40 (Series “A”) and $0.60 (Series “B”)	20,112,632
Total common stock equivalents	30,180,772

Since the Company reflected a net loss for the nine months ended September 30, 2010 and 2009 and also the three months ended September 30, 2010 and 2009, the effect of considering any common stock equivalents, if outstanding, would have been anti-dilutive.

Recent accounting pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-06, “Improving Disclosures about Fair Value Measurements (“ASU 2010-06”). ASU 2010-06 amends ASC 820, “Fair Value Measurements” ("ASC 820") to require a number of additional disclosures regarding fair value measurements. The amended guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfers in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. The ASU also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance was effective for financial periods beginning after December 15, 2009, except the requirement to disclose Level 3 transactions on a gross basis, which becomes effective for financial periods beginning after December 15, 2010. ASU 2010-06 did not have a significant effect on the Company’s unaudited consolidated financial position or results of operations.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Note 3 Going Concern and Liquidity

As reflected in the accompanying unaudited consolidated financial statements, the Company has a net loss of $9,974,067 and net cash used in operations of $2,235,171 for the nine months ended September 30, 2010; and has a working capital deficit of $7,887,656 and a stockholders’ deficit of $9,267,632.

The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all.

The Company believes that the utilization of its unique ingredient “SUSTA” will allow new product development that will provide future positive cash flows, however, sales to date have been nominal.

The accompanying unaudited consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Loans Payable Related Parties, Convertible Notes Payable, and Registration Rights Penalty

(A)	Private Company – Reverse Merger and Recapitalization

On October 31, 2008, the Company entered into a Share purchase agreement with NXT, LLC and Healthy Dairy, LLC.  One individual serves as president of these two entities. The Company issued NXT, LLC Unitholders and Heath Dairy Unitholders 14,000,000 shares of common stock, for 100% membership interests in NXT, LLC and Healthy Dairy, LLC. NXT, LLC had nominal operations.

According to the agreement, the Company also agreed to pay $600,000 to the unitholders of Healthy Dairy, LLC and NXT, LLC within 90 days from the close of the reverse acquisition with a public shell, and an additional $600,000 within 180 days post closing.

During 2009, the Company repaid $220,000 to unit holders associated with the October 31, 2008 share exchange agreement between NXT, Inc. and Healthy Dairy, LLC and NXT, LLC. The Company still has a balance due on this portion of approximately $392,000.  There are no penalties or interest being accrued on the outstanding balance.  The Company has an oral waiver with the unit holders in that additional payments will be made once the Company begins to turn a profit.

(B)	Loans Payable – Related Parties

On March 7, 2008, the Company entered into a loan agreement with a former related party to borrow an amount up to $388,500, of which $120,274 was advanced, with no stated terms, during December 2007. An additional $268,226 was advanced during 2008. These loans bear interest at 6% with a default rate of interest of 12%.  The loans are secured by all assets of the Company.  These loans were due on March 7, 2010. The Company repaid $90,000 of these advances in May 2009, and an additional $90,000 was repaid in February 2010.  On October 31, 2008, the default provisions were waived.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

In December 2009, a Director loaned the Company $25,000.  The loan bore no interest, was not secured and was due on demand.  The Company repaid the $25,000 during February 2010.

The following is a summary of loans payable – related parties:

Balance – December 31, 2008	$1,200,010
Advances	25,000
Repayments	(509,384)
Balance – December 31, 2009	715,626
Repayments	(115,000)
Balance – September 30, 2010	$600,626

(C)	Loans Payable – Other

On December 30, 2009, the Company issued a $100,000 unsecured promissory note to a third party.  The note bore 10% interest and was repaid in February 2010.

(D)	2010 Original Issue Discount Senior Secured Convertible Note Offering

On February 26, 2010, the Company completed a secured convertible notes and warrants offerings, which was modified and amended on September 1, 2010.  The notes originally matured 15 months after the original issue date, but were modified and amended to an August 1, 2011 maturity.  The principal of the notes was $6,517,944 with an original issue discount of $850,201. The gross proceeds raised were $5,667,743, of which the Company received approximately $4,940,755 in net proceeds. The Company paid $726,988 in debt issuance costs. The Notes contained the following features:

i.	Conversion price at issuance: $1.00
ii.	Modified conversion price as of September 1, 2010: $0.40
iii.
Registration rights – the Company is required to file a registration statement within 30 days of the close of the offering.  If the Company fails to file such registration statement, the Company will incur liquidated damages of 0.5% of the aggregate amount raised in the offering.  The maximum liquidated damages are capped at 6.0% of the aggregate amount raised in the offering.

iv.	Original issue discount- 15% over the 15 month maturity of the notes. This amount was expensed in full as of September 1, 2010, the effective date of the Modification and Amendment Agreement
v.
Full ratchet provision – The notes contain a provision in which the conversion price is reduced in any event the Company issues any security or debt instrument with a lower consideration per share in any future offering.

The Company also issued the note holders one stock purchase warrant with a maturity of 5 years and a $1.25 exercise price, which was modified and amended to $0.40.  The stock purchase warrants contain cashless exercise provisions.  The Company issued a total of 6,517,944 stock purchase warrants in this offering.

In connection with the ASC 815, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock,” the Company determined that the embedded conversion feature and the warrant issuances (ratchet down of exercise price based upon lower exercise price in future offerings) are not indexed to the Company’s own stock and, therefore, is an embedded derivative financial liability (the “Embedded Derivative”), which requires bifurcation and to be separately accounted for.

The Company measured the fair value of the derivative liabilities using a Black-Scholes valuation model.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

The fair value of the derivative liabilities are summarized as follow:

Fair value at the issuance dates for conversion feature and warrants issued on the 2010 Original Issue Discount Senior Secured Convertible Note Offering	$14,258,545
Mark to market adjustments for the six months ended June 30, 2010:	(12,363,932)
Mark to market adjustment for the period July 1, 2010 to September 1, 2010, the date of the Modification and Amendment Agreement of the debt instruments:	47,641
Reclassification to paid in capital when derivative liability ceases to exist at September 1, 2010	(1,942,254)
Fair value of the modified and amended debt instrument at September 1, 2010	3,726,410
Mark to market adjustments for the for the Period September 1, 2010 to September 30, 2010	(830,565)
Derivative liability balance at September 30, 2010	$2,895,545

The Company recorded the fair value of the derivative liabilities to debt discount to the extent of the face amount of the notes and expensed immediately the remaining value of the derivative as it exceeded the face amount of the note.  The Company recorded a derivative expense at issuance in the amount of $8,590,802.

The fair value of the derivative liabilities at issuance was based upon the following management assumptions:

Exercise price	$1.00 - $1.25
Expected dividends	0%
Expected volatility	200%
Expected term: conversion feature	1.25 years
Expected term: warrants	5 years
Risk free interest rate	0.35% - 2.3%

Extinguishment

The Company determined that the Modification and Amendment  of the debt instruments on September 1, 2010, resulted in debt instruments being exchanged with substantially different terms and applied debt extinguishment accounting, resulting in a $3,726,410 loss on extinguishment of debt. The Company compared the present value of both old and new debt as well as the fair value of the warrants granted in the new offering.  The Company determined that the present value of the cash flows associated with the new debt instruments exceeded the present value of the old debt instruments by more than 10%.

Mark to Market

At September 30, 2010, the Company remeasured the derivative liabilities, and recorded a fair value adjustment of $(830,565).  The following management assumptions were considered:

Exercise price	$0.40
Expected dividends	0%
Expected volatility	200%
Risk fee interest rate	0.26 – 1.27%
Expected life of conversion features	0.84 years
Expected life of Series C Warrants	4.39 – 4.41 years

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

(E)	Convertible Debt and Warrants

1.	2008 Convertible Debt
a.
$800,000 bridge notes (“2008 debt”) bearing interest at 10%.  These notes were due one year from issuance and were secured by all assets of the Company. The notes were convertible at $0.40/share, or 2,000,000 shares of common stock. The notes are subject to mandatory conversion if, at any time after closing, a reverse acquisition with a public shell company and prior to the maturity dates of these convertible notes, the Company completes a private placement (“new financing”) of convertible debt financing of between $2,000,000 - $5,000,000. On August 27, 2009, the Company closed the new financing, and exceeded the $2,000,000 minimum raise.

b.	The $800,000 of convertible notes were issued with Series “A” warrants with the following provisions:
i.	2,000,000 warrants
ii.	Conversion price of $0.40/share
iii.	Expiration of 5 years

c.
Of the total, in March 2009, $200,000 of principal and $7,918 of accrued interest was repaid. The remaining principal and interest of $648,260 was converted into a new offering, see below regarding mandatory conversions.

2.	2009 Convertible Debt was issued under the same terms as the 2008 convertible debt. (“2009 debt #1)
a.	$595,000 in additional bridge notes.

b.	The $595,000 of convertible notes were issued with Series “A” warrants with the following provisions:
i.	1,487,500 warrants
ii.	Conversion price of $0.40/share
iii.	Expiration of 5 years

c.	The remaining principal and interest of $628,629 was converted into a new offering, see below regarding mandatory conversions.

3.	Debt discount associated with 2009 debt #1

In connection with convertible debt issued in 2009 debt #1, the Company has determined that fair value is applicable for these conventional convertible debt instruments.  The Company first determined the fair value of the warrants based upon the following management assumptions:

Expected dividends	0%
Expected volatility	125%
Expected term	5 years
Risk free interest rate	1.93% - 2.84%

After computing the fair value of the warrants, the Company determined the relative fair value of the convertible debt and the related effective conversion price. The Company’s effective conversion price for a portion of these issuances of convertible debt was below market price.

The Company recorded a beneficial conversion feature in connection with the issuance of these notes in the amount of $150,000.  Upon mandatory conversion on August 27, 2009, the Company amortized the remaining portion of the unamortized debt discount associated with the beneficial conversion features totaling $150,000.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

4.	New offering
a.
Any debt, plus accrued interest would be converted at 130%.  The premium is 30%, which includes 3 years of simple interest at 10%, this is an original issue discount that is amortized over the life of the debt

b.	Maturity date of debt is three years from issuance.
c.	Secured by all assets of the Company.
d.	Debt holder would receive Series “A” and Series “B” warrants
i.
Warrants of both series are computed as the face amount of the debt converted.  Warrant coverage is 100% for both series. Originally issued warrants were cancelled and replaced in connection with this offering (see below regarding extinguishment).

ii.	Conversion price is $0.40 for Series “A” and $0.60 for Series “B”.
iii.	Expiration of 5 years

e.	The new offering has no stated interest, and no debt discount was computed since no proceeds were raised.

5.	Mandatory Conversions (see Note 4(E)(1)(A) above)
a.	On August 27, 2009, the 2008 debt and 2009 debt #1 were converted into a new offering since the Company raised the minimum $2,000,000.

b.	Principal of $1,195,000 and accrued interest of $81,890, totaling $1,276,890, and was converted into:
i.	New debt instrument with a face amount, inclusive of the original issue discount totaling $1,659,956 ($1,276,890 x 130%), convertible at $0.40/share
ii.	4,149,890 Series “A” warrants, conversion price of $0.40/share
iii.	4,149,890 Series “B” warrants, conversion price of $0.60/share
iv.	2,987,500 Series “A” warrants were cancelled

6.	2009 Convertible Debt was issued under the same terms as the 2009 convertible debt #1. (“2009 debt #2)
a.	$2,571,400 notes. These notes were due three years from issuance and were secured by all assets of the Company. The notes were convertible at $0.40/share, or 6,428,500 shares of common stock.

b.	The $2,571,400 of convertible notes were issued with Series “A” and “B” warrants with the following provisions:
i.	6,428,500 Series “A” warrants, conversion price of $0.40/share.
ii.	6,428,500 Series “B” warrants, conversion price of $0.60/share.
iii.	Expiration of 5 years

c.
On August 10, 2009, a convertible note holder converted principal in the amount of $204,100 into 510,250 shares of the Company’s common stock at a conversion rate of $0.40. On September 23, 2009, a convertible note holder converted principal in the amount of $30,000 into 75,000 shares of the Company’s common stock at a conversion rate of $0.40.  On August 10, 2009, a convertible note holder partially converted principal and interest in the amount of $331,918 into 829,795 shares of the Company’s common stock at a conversion rate of $0.40.

d.	During the nine months ended September 30, 2010, 15 note holders converted principal in the amount of $1,664,210 into 4,163,524 shares of the Company’s common stock at a conversion rate of $0.40.

7.	Debt discount associated with 2009 debt #2

In connection with convertible debt issued in 2009 debt #2, the Company has determined that fair value is applicable for these conventional convertible debt instruments.  The Company first determined the fair value of the warrants based upon the following management assumptions:

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Expected dividends	0%
Expected volatility	125%
Expected term	5 years
Risk free interest rate	1.93% - 2.84%

After computing the fair value of the warrants, the Company determined the relative fair value of the convertible debt and the related effective conversion price. The Company’s effective conversion price for a portion of these issuances of convertible debt was below market price.

The Company recorded a beneficial conversion feature in connection with the issuance of these notes in the amount of $2,131,000 and recorded an original issue discount of $590,400.

(F)	Registration Rights Penalty

In connection with the issuance of the 2010 Convertible Debt, all convertible note holders were entitled to liquidated damages, which provide for a payment in cash equal to a maximum of 6% of the total offering price for all debt proceeds raised.  The Company was required to file an S-1 registration statement 30 days after the offering closed.  The closing date of the offering was February 26, 2010; therefore the 30th day was March 28, 2010.

The Company filed a registration on Form S-1 with the Securities Exchange Commission on April 21, 2010.  The Company has accrued for the liquidated damages as follows and as of September 30, 2010, the registration has not been declared effective:

Balance as of December 31, 2009		$362,453

Gross proceeds raised	$5,667,743

Penalty for late filing of registration statement	0.50%	28,339

Penalty for not being declared effective	1.5%	85,016

Less: payments made		(3,000)
Balance as of September 30, 2010		$472,808

(G)	Debt Issuance Costs

In connection with raising convertible debt during the nine months ended September 30, 2010, the Company paid debt issue costs to placement agent, and escrow incurred legal fees in the amount of $726,988.  During the nine months ended September 30, 2010, the Company fully amortized ($726,988) the debt issuance costs due to the modification and extinguishment of the convertible debt, reference Note 4(D) .

In connection with raising convertible debt, the Company paid debt issue costs to a family member of the Chairman of the Board totaling $82,300.  During the nine months ended September 30, 2010, the Company amortized $16,480. The Company amortized $35,710 during the year ended December 31, 2009.  The remaining $30,110 will be amortized over the remaining maturity of the debt.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Note 5 Fair Value

The Company has categorized its assets and liabilities recorded at fair value based upon the fair value hierarchy specified by GAAP.

The levels of fair value hierarchy are as follows:

●	Level 1 inputs utilize unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access;

●
Level 2 inputs utilize other-than-quoted prices that are observable, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs such as interest rates and yield curves that are observable at commonly quoted intervals; and

●	Level 3 inputs are unobservable and are typically based on our own assumptions, including situations where there is little, if any, market activity.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the Company categorizes such financial asset or liability based on the lowest level input that is significant to the fair value measurement in its entirety. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

Both observable and unobservable inputs may be used to determine the fair value of positions that are classified within the Level 3 category. As a result, the unrealized gains and losses for assets within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs.

The following are the major categories of liabilities measured at fair value on a nonrecurring basis during the nine months ended September 30, 2010, using quoted prices in active markets for identical liabilities (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

	Level 1: Quoted Prices in Active Markets for Identical Liabilities	Level 2: Significant Other Observable Inputs	Level 3: Significant Unobservable Inputs	Total at September 30, 2010
Derivative Liabilities	$-	$2,895,845	$-	$2,895,845
Total	$-	$2,895,845	$-	$2,895,845

There were no financial instruments accounted for at fair value at December 31, 2009.

Note 6 Stockholders Deficit

(A)	Common Stock

On April 22, 2009, the Company entered into a 3 year agreement with a celebrity spokesperson.  In return for the ability to use the celebrity’s name and likeness, the Company agreed to issue the celebrity 400,000 shares of the Company’s common stock, having a fair value of $440,000 ($1.10/share), based upon the quoted closing trading price.  These shares were vested fully upon issuance.  The Company also agreed to pay the celebrity $50,000 which was paid in full on September 6, 2010.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

On November 30, 2009, the Company entered into an agreement with a celebrity spokesperson in return for the ability to use the celebrity’s name and likeness.  The term of the agreement is effective from March 1, 2010 to February 28, 2011.  In consideration, the Company agreed to issue the celebrity 20,000 fully vested shares of the Company’s common stock on March 1, 2010.  Beginning April 2010, the Company  will issue the celebrity 20,000 shares of the Company’s common stock per month for five consecutive months. Based upon the quoted closing trading prices of the following dates, the shares had a fair value of: $0.38/share as of April 30, $0.24/share as of May 28, $0.22/share as of June 30, 2010, $0.22/share as of July 1, 2010, and $0.17/share as of August 1, 2010 respectively.

On December 2, 2009, the Company entered into an agreement with a celebrity spokesperson in return for the ability to use the celebrity’s name and likeness, the Company agreed to issue the celebrity 3,000,000 shares of the Company’s common stock.  The shares vest over a period as follows: 1,000,000 shares on December 2, 2009, 1,000,000 shares each on December 31, 2011 and 2012. On December 2, 2009, the Company issued the first 1,000,000 shares of common stock, having a fair value of $2,280,000 ($2.28/share) based upon the quoted closing trading price.

On March 30, 2010, the Company entered into a Settlement Agreement and Mutual General Release with a vendor.  In accordance with the terms of the settlement agreement, the vendor agreed to cancel the letter of engagement with the Company which provided for a 450,000 share issuances for past and future services, in return, the Company issued 300,000 shares of the Company’s common stock, having a fair value of $183,000 ($0.61/share), based upon the quoted closing trading price.

On June 14, 2010, the Company issued a consultant 50,000 shares of the Company’s common stock for services to be rendered, having a fair value of $11,650 ($0.23/share), based upon the quoted closing trading price. In addition, the Company will pay the consultant the greater of $5,000 per month or 5% of net sales of all products sold based on the agreement provisions.

On July 1, 2010, the Company issued a consultant 30,000 shares of the Company’s common stock for services to be rendered, having a fair value of $6,600 ($0.22/share), based upon the quoted closing trading price. In addition, the Company will pay the consultant the greater of $5,000 per month or 5% of net sales of all products sold based on the agreement provisions.

On September 21, 2010, the Company entered into an agreement with a celebrity spokesperson.  The term of the agreement expires on December 31, 2012.  In return for the ability to use the celebrity’s name and likeness, the Company agreed to issue the celebrity 250,000 shares of the Company’s common stock, having a fair value of $53,750 ($0.22/share), based upon the quoted closing trading price.  These shares were vested fully upon issuance.  The Company also agreed to issue the celebrity an additional 250,000 shares on December 31, 2011 and an additional 250,000 shares on December 31, 2012.  The Company also agreed to pay the celebrity $6,250/month from September 2010 through December 31, 2011 and $16,667/month during 2012.

During the nine months ended September 30, 2010, 4 warrant holders exercised 2,171,147 stock purchase warrants utilizing the cashless exercise provision for 1,509,799 shares of the Company’s common stock.

(B)	Warrants

The following is a summary of the Company’s warrant activity:

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

	Warrants	Weighted Average Exercise Price

Outstanding – December 31, 2009	21,906,781	$0.50
Exercisable – December 31, 2009	21,906,781	$0.50
Granted	6,517,944	$0.40
Exercised	(2,171,147)	$0.40
Forfeited/Cancelled	-	$-
Outstanding – September 30, 2010	26,253,578	$0.72
Exercisable – September 30, 2010	26,253,578	$0.72

Warrants Outstanding				Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.40 - $0.60	26,253,578	3.76years	$0.51	26,253,578	$0..51

At September 30, 2010 and December 31, 2009, the total intrinsic value of warrants outstanding and exercisable was $0 and $20,080,402, respectively.

Note 7 Contingencies

Litigations, Claims and Assessments

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

Note 8 Employment Agreements

On February 12, 2009, the Company entered into two employment agreements with its Chief Executive Officer and Chief Financial Officer. The terms of the agreements are as follows:

(1)	CEO

●      3 year term
●      $120,000 annual salary

(2)	CFO

●      2 year term

●
200,000 shares of the Company’s common stock, having a fair value of $2,000 ($0.01/share), based upon the fair value of services rendered to third parties for services rendered.  These shares will vest 25,000 shares per quarter.  As of September 30, 2010, the CFO vested in the first 175,000 shares of the stock award.

●	$3,250/month for financial service preparation and an hourly rate for engagements in addition to financial statement preparation. The fees are paid to an accounting firm where the CFO is an employee.

(3)	COO

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

On January 26, 2010, the Company entered into an employment agreement with its Chief Operating Officer. The terms of the agreements are as follows:

●	3 year term
●	$20,000 monthly base salary of which 50% may be deferred until the termination of the contract or a change in control. The Company deferred the $90,000 during the nine months ended June 30, 2010.
●	Stock compensation which vests as follow:

i.
400,000 shares of the Company’s common stock As of September 30, 2010, the COO has vested in the first 160,000 shares of the stock award.  The Company recorded an expense of $37,960 or ($0.24/share) during the nine months ended September 30, 2010.

ii.
500,000 shares of the Company’s common stock vesting 40,000 share shall vest on each of June 1, 2011, August 1, 2011, September 1, 2011, October 1, 2011, November 1, 2011, and the remaining shares shall fully vest on December 1, 2011.

iii.	500,000 shares of the Company’s common stock shall be granted on or before January 1, 2011, vesting fully on December 31, 2011
iv.	500,000 shares of the Company’s common stock shall be granted on or before January 1, 2012, vesting fully on December 31, 2012

(4)	Executive Vice President and Director

On September 23, 2010, the Company entered into an employment agreement with its Executive Vice President.  The employment agreement had an effective date of January 1, 2010. The terms of the agreements are as follows:

●	3 Year Term
●	$9,500 monthly base salary
●	Participation in bonus compensation program, maximum bonus of 100% annual salary
●	Stock compensation as follows:

i.
25,000 monthly from August 1, 2010 through October 31, 2010; of which the first two 25,000 share issuances were granted during the period ended September 30, 2010 at a value of $0.33/share and $0.24/share, respectively.

ii.	Additional 180,000 shares of the Company’s common stock shall be granted on December 31, 2010
iii.	180,000 shares shall be granted during the year ended December 31, 2011
iv.	180,000 shares shall be granted during the year ended December 31, 2012

(5)	Consulting Contract – Research and Development

On July 30, 2010, the Company entered into an agreementwith Richard Kozlenko, a consultant. The consulting agreement had an effective date of June 1, 2010. The terms of the agreements are as follows:

●	2.5 Year Term
●	$9,375 monthly compensation
●	Quarterly bonus fee up to $1,875/month if certain deliverables are met
●	Stock compensation as follows:

i.	300,000 shares of the Company’s common stock on the date the agreement is exercised, valued at $51,000 or $0.17/share.
ii.	Additional 20,000 shares of the Company’s common stock on the date the agreement is exercised, valued at $3,400 or $0.17/share.
iii.	Additional 60,000 shares are to be granted quarterly though December 31, 2012.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
September 30, 2010
(unaudited)

Note 9 Subsequent Events

On October 8, 2010, the Company issued a consultant 200,000 shares for services rendered at a fair value of  $42,000 ($0.21/share) based upon the quoted closing price trading price.   The consultant is related to a member of the Company’s board of directors.

On October 21, 2010, an Original Issue Discount Senior Secured Noteholder converted $80,000 in principal into 200,000 shares of the Company’s common stock at an conversion rate of $0.40.

Note 10 Restatement

In response to comments made by the Securities and Exchange Commission, the Company analyzed the recapitalization as of February 12, 2009, the date the Company entered into a share exchange agreement with a public shell company. The Company determined that a restatement was necessary in order to properly recast share activity in accordance with FASB ASC paragraph 805-40-45-2(d).

As a result, the Company restated outstanding share balances as of December 31, 2007, December 31, 2008, and included a share total as of February 12, 2009 to reflect the shares outstanding of the legal parent as of the date of the transaction. The Company also restated earnings per share as of September 30, 2009.

For the nine months ended September 30, 2009 -

	As Restated	Adjustments	As Previously Filed

Weighted average common shares outstanding	33,962,232	(2,014,417)	35,976,649

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:
NXT Nutritionals Holdings, Inc.

We have audited the accompanying consolidated balance sheets of NXT Nutritionals Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders' deficit. and cash flows for the years ended December 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these. consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we.engaged to perform, an audit of its internal control over financial reporting. Our audits included he consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of NXT Nutritionals Holdings, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a net loss of $23,952,894 and net cash used in operations of $2,115,070 for the year ended December 31, 2009; and has a working capital deficit of $1,535,693, and a stockholders' deficit of $3,319,708 at December 31, 2009. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 3.

Berman & Company, P.A.
Boca Raton, Florida
March 30, 2010 except for Notes 2, 4(B), 5(A), 6 and 11, as to which the date is August 3, 2010

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561)864-4444 • Fax: (561) 892-3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality
Member American Institute of Certified Public Accountants
Member FloridaInstitute of Certified Public Accountants

FINANCIAL TABLES

NXT Nutritionals Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31, 2009 (As Restated)	December 31, 2008 (As Restated)
Assets

Assets:
Cash	$68,454	$274,198
Accounts receivable	72,642	208,169
Inventories	150,110	67,558
Other current assets	-	33,000
Total Current Assets	291,206	582,925

Debt Issuance Costs - net	46,590	-

Total Assets	$337,796	$582,925

Liabilities and Stockholders' Deficit

Liabilities:
Accounts payable and accrued expenses	$607,695	$636,864
Loans payable - related parties	715,626	811,510
Loans payable - other	100,000	25,100
Convertible notes payable - net	-	800,000
Accrued interest payable - related parties	41,125	1,144
Accrued interest payable - convertible notes	-	12,233
Registration rights payable	362,453	-
Total Current Liabilities	1,826,899	2,286,851

Long-term loans payable - related parties	-	388,500
Convertible notes payable - net of debt discount	1,830,605	-
Accrued interest payable - related parties	-	21,342
Total Long-Term Liabilities	1,830,605	409,842

Total Liabilities	3,657,504	2,696,693

Stockholders' Deficit
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized, 39,971,745 and 21,830,000 shares issued and outstanding	39,972	21,830
Additional paid in capital	24,657,084	1,928,273
Accumulated deficit	(28,016,765)	(4,063,871)
Total Stockholders' Deficit	(3,319,708)	(2,113,768)

Total Liabilities and Stockholders' Deficit	$337,796	$582,925

See accompanying notes to financial statements

NXT Nutritionals Holdings, Inc. and Subsidiaries
Consolidated Statement of Operations

	For the Years Ended December 31,
	2009 (As Restated)	2008 (As Restated)

Sales - net of slotting fees and discounts	$905,728	$2,265,851

Cost of sales	969,352	1,873,996

Gross profit (loss)	(63,624)	391,855

General and administrative expenses	6,906,598	1,200,719

Loss from operations	(6,970,222)	(808,864)

Interest expense	(1,016,718)	(55,395)

Loss on extinguishment of debt	(15,603,501)	-

Registration rights expense	(362,453)	-

Net loss	$(23,952,894)	$(864,259)

Net Loss per Common Share - Basic and Diluted	$(0.68)	$(0.06)

Weighted Average Number of Common Shares Outstanding	35,032,563	15,675,000

See accompanying notes to financial statements

NXT Nutritionals Holdings, Inc. and Subsidiaries
Consolidated Statement of Changes in Stockholders' Deficit
For the Years Ended December 31, 2009 and 2008 (As restated)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Stockholders' Deficit

Balance, December 31, 2007	14,000,000	$14,000	$297,958	$(2,139,844)	$(1,827,885)

Member units - accrued dividends	-	-	-	(64,768)	(64,768)

Liquidation preference - redeemable equity	-	-	-	(995,000)	(995,000)

Contributed rent - related party	-	-	3,808	-	3,808

Issuance of shares for compensation	1,830,000	1,830	16,470	-	18,300

Recapitalization	-	-	1,556,035	-	1,556,035

Issuance of shares for consulting services	6,000,000	6,000	54,000	-	60,000

Net loss for the year ended December 31, 2008	-	-	-	(864,259)	(864,259)

Balance, December 31, 2008	21,830,000	21,830	1,928,273	(4,063,871)	(2,113,768)

Recapitalization	13,170,000	13,170	11,830	-	25,000

Stock based compensation	3,500,500	3,500	4,453,890	-	4,457,390

Conversion of accounts payable to common stock	56,200	56	70,194	-	70,250

Conversion of convertible notes	1,415,045	1,416	564,602	-	566,018

Stock purchase warrants issued for services	-	-	280,000	-	280,000

Beneficial conversion features	-	-	2,127,700	-	2,127,700

Extinguishment of convertible notes	-	-	15,220,595	-	15,220,595

Net loss for the year ended December 31, 2009	-	-	-	(23,952,894)	(23,952,894)

Balance, December 31, 2009	39,971,745	$39,972	$24,657,084	$(28,016,765)	$(3,319,708)

See accompanying notes to financial statements

NXT Nutritionals Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(23,952,894)	$(864,259)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision(recovery) for uncollectible accounts receivable	-	(30,000)
Amortization of debt issue costs	35,710	-
Amortization of debt discount	883,367	-
Contributed rent - related party	-	3,593
Stock based compensation	4,457,390	78,300
Warrants issued as consulting fee	280,000	-
Loss on extinguishment of debt	15,603,501	-
Registration rights expense	362,453	-
Changes in operating assets and liabilities:
(Increase) Decrease in:
Accounts receivable	135,527	(10,851)
Other current assets	33,000	(33,000)
Inventories	(82,552)	(17,024)
Increase (Decrease) in:
Accounts payable and accrued expenses	41,082	1,149
Accrued interest payable - related parties	39,981	22,313
Accrued interest payable - convertible notes	48,365	12,233
Net Cash Used in Operating Activities	(2,115,070)	(837,546)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable - related parties	25,000	268,225
Proceeds from loans payable - other	100,000	25,100
Proceeds from issuance of convertible notes	2,576,000	800,000
Debt issuance costs paid in cash	(82,290)	-
Payment on loans	(509,384)	(50,400)
Payments on convertible notes	(200,000)	-
Net Cash Provided By Financing Activities	1,909,326	1,042,925

Net Increase (Decrease) in Cash	(205,744)	205,379

Cash - Beginning of Year	274,198	68,819

Cash - End of Year	$68,454	$274,198

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Year for:
Income Taxes	$-	$-
Interest	$8,263	$19,698

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Accrual of 8% preferred return on class "B" member units	$-	$64,768
Liquidation preference - class "B" member units	$-	$995,000
Conversion of class "B units in recapitalization	$-	$2,208,013
Beneficial conversion feature on convertible notes	$2,127,700	$-
Original issue discount	$590,400	$-
Conversion of note payable in recapitalization	$25,000	$-
Conversion of convertible note payable to common stock	$566,018	$-
Stock issued to settle accounts payable	$70,250	$-
Accrued interest converted to convertible notes	$81,940	$-

See accompanying notes to financial statements

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Note 1 Nature of Operations

NXT Nutritionals Holdings, Inc. ("Holdings”), (formerly known as Goldvale Resources, Inc.) is a Delaware corporation incorporated in 2006.  On February 12, 2009, Holdings acquired NXT Nutritionals, Inc. (the “Company”, or “NXT Nutritionals”) a Delaware corporation incorporated in 2008. See Note 4 for information regarding the reverse acquisition and recapitalization with a public shell corporation.

The Company is a developer of proprietary, patent pending, healthy alternative sweeteners. The foundation and common ingredient for all of the Company’s products is the all-natural sweetener SUSTA®. SUSTA® will also be sold as a stand-alone sweetener.  The Company also sells non-fat yogurt smoothie products.

Note 2 Summary of Significant Accounting Policies

Principles of consolidation

All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the fair value of warrants granted, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing operating losses.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from our estimates.

Risks and uncertainties

The Company operates in an industry that is subject to intense competition and change in consumer demand. The Company's operations are subject to significant risk and uncertainties including financial and operational risks including the potential risk of business failure.

The Company has experienced, and in the future expects to continue to experience, variability in sales and earnings. The factors expected to contribute to this variability include, among others, (i) the cyclical nature of the grocery industry, (ii) general economic conditions in the various local markets in which the Company competes, including the general downturn in the economy over the past year, (iii) the volatility of prices pertaining to food and beverages in connection with the Company’s distribution of product, and (iv) effective use of slotting fees paid as well as advertising. These factors, among others, make it difficult to project the Company’s operating results on a consistent basis.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.  There were no cash equivalents at December 31, 2009 and 2008, respectively.

The Company minimizes its credit risk associated with cash by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits.

Accounts receivable and allowance for doubtful accounts

Accounts receivable represents trade obligations from customers that are subject to normal trade collection terms. The Company periodically evaluates the collectability of its accounts receivable and considers the need to establish an allowance for doubtful accounts based upon historical collection experience and specific customer information. Accordingly, the actual amounts could vary from the recorded allowances. The Company does not charge interest on past due receivables. Receivables are determined to be past due based on payment terms of original invoices.

At December 31, 2009 and 2008, respectively, the Company did not record an allowance for doubtful accounts.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) valuation method.

	December 31, 2009	December 31, 2008
Work in process	$90,594	$-
Finished goods	59,516	67,558
	$150,110	$67,558

Debt Issue Costs and Debt Discount

These items are amortized over the life of the debt to interest expense.  If a conversion or repayment of the underlying debt occurs, a proportionate share of these amounts is immediately expensed.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Fair value of financial instruments

Disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value.  For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts of the Company’s short term financial instruments, approximate fair value due to the relatively short period to maturity for these instruments.

Beneficial Conversion Feature

For convertible debt issued in 2009, the convertible feature (See Note 5) indicated a rate of conversion that was below market value. As a result, the Company recorded a "beneficial conversion feature" ("BCF") and related debt discount.

When the Company records a BCF, the relative fair value of the BCF would be recorded as a debt discount from the face amount of the respective debt instrument. The discount would be amortized to interest expense over the life of the debt. At each commitment date during 2009, the convertible debt instruments had an effective conversion rate per share in excess of the market price per share.

Original Issue Discount

For certain convertible debt issued in 2009, the Company provided the debt holder with an original issue discount.  The original issue discount was equal to three years of simple interest at 10% of the proceeds raised.  The original issue discount was recorded to debt discount reducing the face amount of the note and is being amortized to interest expense over the maturity period of the debt.

Derivative Financial Instruments

Fair value accounting requires bifurcation of embedded derivative instruments such as conversion features in convertible debt or equity instruments, and measurement of their fair value for accounting purposes. In determining the appropriate fair value, the Company uses the Black-Scholes option-pricing model. In assessing the convertible debt instruments, management determines if the convertible debt host instrument is conventional convertible debt and further if there is a beneficial conversion feature requiring measurement. If the instrument is not considered conventional convertible debt, the Company will continue its evaluation process of these instruments as derivative financial instruments.

Once determined, derivative liabilities are adjusted to reflect fair value at each reporting period end, with any increase or decrease in the fair value being recorded in results of operations as an adjustment to fair value of derivatives. In addition, the fair value of freestanding derivative instruments such as warrants, are also valued using the Black-Scholes option-pricing model. At December 31, 2009 and 2008, respectively, the Company did not have any derivative financial instruments.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Segment information

During the years ended December 31, 2009 and 2008, respectively, the Company only operated in one segment; therefore, segment information has not been presented.

Revenue recognition

The Company records revenue for both the yogurt smoothie and for the natural sweetener when all of the following have occurred: (1) persuasive evidence of an arrangement exists, (2) the product is delivered, (3) the sales price to the customer is fixed or determinable, and (4) collectability of the related customer receivable is reasonably assured.  There is no stated right of return for products.

Sales are recognized upon shipment of products to customers. The Company allows deductions in the form of credits for products unsold during its shelf life which is on average 3 to 4 months.  The Company’s reserve for accounts receivable takes these potential future credits into consideration.  As of December 31, 2009 and 2008, the Company had no reserves.

Expenses such as slotting fees and sales discounts are accounted for as a direct reduction of revenues.  During the years ended December 31, 2009 and 2008, the Company recorded slotting fees and discounts of $127,269 and $641,319, respectively.

Cost of sales

Cost of sales represents costs directly related to the production and manufacturing of the Company’s yogurt smoothie products.  Costs include product development, freight, packaging and print production costs.

Advertising

Costs incurred for producing and communicating advertising for the Company are charged to operations as incurred.

Year Ended December 31, 2009	Year Ended December 31, 2008
$3,019,962	$584,120

Stock-based compensation

Generally, all forms of share-based payments, including stock option grants, restricted stock grants and stock appreciation rights are measured at their fair value on the awards’ grant date, based on the estimated number of awards that are ultimately expected to vest. Share-based compensation awards issued to non-employees for services rendered are recorded at either the fair value of the services rendered or the fair value of the share-based payment, whichever is more readily determinable. The expense resulting from share-based payments are recorded in cost of goods sold or general and administrative expense in the consolidated statement of operations, depending on the nature of the services provided.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC Topic 740, “Income Taxes,” which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

Accounting guidance now codified as FASB ASC Topic 740-20, “Income Taxes – Intraperiod Tax Allocation,” clarifies the accounting for uncertainties in income taxes recognized in accordance with FASB ASC Topic 740-20 by prescribing guidance for the recognition, de-recognition and measurement in financial statements of income tax positions taken in previously filed tax returns or tax positions expected to be taken in tax returns, including a decision whether to file or not to file in a particular jurisdiction. FASB ASC Topic 740-20 requires that any liability created for unrecognized tax benefits is disclosed. The application of FASB ASC Topic 740-20 may also affect the tax bases of assets and liabilities and therefore may change or create deferred tax liabilities or assets. The Company would recognize interest and penalties related to unrecognized tax benefits in income tax expense. At December 31, 2009 and 2008, respectively, the Company did not record any liabilities for uncertain tax positions.

Earnings per share (As Restated)

In accordance with accounting guidance now codified as FASB ASC Topic 260, “Earnings per Share,”  basic earnings (loss) per share is computed by dividing net income (loss) by weighted average number of shares of common stock outstanding during each period.  Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period.

The Company had the following potential common stock equivalents at December 31, 2009:

Convertible debt – face amount of $3,665,338, conversion price of $0.40	9,163,345
Common stock warrants, conversion price of $0.40 (Series “A”) and $0.60 (Series “B”)	21,906,781
Total common stock equivalents	31,070,126

The Company had the following potential common stock equivalents at December 31, 2008:

Convertible debt – face amount of $800,000, conversion price of $0.40	2,000,000
Common stock warrants, conversion price of $0.40 (Series “A”)	2,000,000
Total common stock equivalents	4,000,000

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Since the Company reflected a net loss in 2009 and 2008, respectively, the effect of considering any common stock equivalents, if outstanding, would have been anti-dilutive. A separate computation of diluted earnings (loss) per share is not presented.

In connection with the reverse acquisition and recapitalization, all share and per share amounts have been retroactively restated.

Recent accounting pronouncements

In April 2009, the FASB issued guidance now codified as FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” which amends previous guidance to require disclosures about fair value of financial instruments in interim as well as annual financial statements in the current economic environment. This pronouncement was effective for periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, financial condition or results of operations; however, these provisions of FASB ASC Topic 820 resulted in additional disclosures with respect to the fair value of the Company’s financial instruments.

In May 2009, the FASB issued guidance now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for, and disclosures of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement was effective for interim or fiscal periods ending after June 15, 2009. The adoption of this pronouncement did not have a material impact on the Company’s business, results of operations or financial position; however, the provisions of FASB ASC Topic 855 resulted in additional disclosures with respect to subsequent events.

In June 2009, the Financial Accounting Standards Board (FASB) issued guidance now codified as FASB Accounting Standards Codification (ASC) Topic 105, “Generally Accepted Accounting Principles,” as the single source of authoritative non-governmental U.S. GAAP. FASB ASC Topic 105 does not change current U.S. GAAP, but is intended to simplify user access to all authoritative U.S. GAAP by providing all authoritative literature related to a particular topic in one place. All existing accounting standard documents will be superseded and all other accounting literature not included in the FASB Codification will be considered non-authoritative. These provisions of FASB ASC Topic 105 were effective for interim and annual periods ending after September 15, 2009 and, accordingly, were effective for the Company for the current fiscal reporting period. The adoption of this pronouncement did not have an impact on the Company’s business, financial condition or results of operations, but will impact the Company’s financial reporting process by eliminating all references to pre-codification standards. On the effective date of FASB ASC Topic 105, the Codification superseded all then-existing non-SEC accounting and reporting standards, and all other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

In January 2010, the Financial Accounting Standards Board ("FASB") issued updated guidance to amend the disclosure requirements related to recurring and nonrecurring fair value measurements. This update requires new disclosures on significant transfers of assets and liabilities between Level 1 and Level 2 of the fair value hierarchy (including the reasons for these transfers) and the reasons for any transfers in or out of Level 3. This update also requires a reconciliation of recurring Level 3 measurements about purchases, sales, issuances and settlements on a gross basis. In addition to these new disclosure requirements, this update clarifies certain existing disclosure requirements. For example, this update clarifies that reporting entities are required to provide fair value measurement disclosures for each class of assets and liabilities rather than each major category of assets and liabilities. This update also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. This update will become effective for the Company with the interim and annual reporting period beginning January 1, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will become effective for the Company with the interim and annual reporting period beginning January 1, 2011. The Company will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. Other than requiring additional disclosures, adoption of this update will not have a material effect on the Company's consolidated financial statements.

Note 3 Going Concern and Liquidity

As reflected in the accompanying consolidated financial statements, the Company has a net loss of $23,952,894 and net cash used in operations of $2,115,070 for the year ended December 31, 2009; and has a working capital deficit of $1,535,693, and a stockholders’ deficit of $3,319,708.

The ability of the Company to continue its operations is dependent on Management's plans, which include the raising of capital through debt and/or equity markets with some additional funding from other traditional financing sources, including term notes, until such time that funds provided by operations are sufficient to fund working capital requirements.  The Company may need to incur additional liabilities with certain related parties to sustain the Company’s existence.

The Company will require additional funding to finance the growth of its current and expected future operations as well as to achieve its strategic objectives.  The Company believes its current available cash along with anticipated revenues may be insufficient to meet its cash needs for the near future.  There can be no assurance that financing will be available in amounts or terms acceptable to the Company, if at all. In February 2010, the Company issued secured convertible notes and warrants for net proceeds of approximately $5,700,000 (See Note 10 (B)).

The Company believes that the utilization of its unique ingredient “SUSTA” will allow new product development that will provide future positive cash flows, however, sales to date have been nominal.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Note 4 Reverse Acquisition and Recapitalization and Share Purchase Agreement

(A) Public Shell Merger – Reverse Merger and Recapitalization

On February 12, 2009, NXT Nutritionals Holdings, Inc. (“Holdings”) (formerly known as Goldvale Resources, Inc.), a then public shell corporation, merged with NXT Nutritionals, Inc. and NXT Nutritionals, Inc. became the surviving corporation, in a transaction treated as a reverse acquisition. Holdings did not have any operations and majority-voting control was transferred to NXT Nutritionals, Inc.  The transaction also requires a recapitalization of NXT Nutritionals, Inc. Since NXT Nutritionals, Inc. acquired a controlling voting interest, it was deemed the accounting acquirer, while Holdings was deemed the legal acquirer. The historical financial statements of the Company are those of NXT Nutritionals, Inc. and Subsidiaries, and of the consolidated entities from the date of merger and subsequent.

Since the transaction is considered a reverse acquisition and recapitalization, the presentation of pro-forma financial information was not required.

Pursuant to the merger, Holdings majority stockholder cancelled 20,000,000 shares of common stock and concurrently issued 22,480,000 shares of common stock to NXT Nutritionals, Inc. The 22,480,000 shares of common stock along with the 13,170,000 existing outstanding shares of common stock in Holdings were retrospectively restated on a pro-rata basis to all previous issuance of NXT Nutritionals, Inc.  Upon the closing of the reverse acquisition, NXT Nutritionals, Inc. stockholders held 63% of the issued and outstanding shares of common stock.

The recapitalization resulted in no assets or liabilities acquired.  The Company was forgiven a $25,000 note from Holdings which was included in additional-paid in capital upon recapitalization.

(B) Private Company  – Reverse Merger and Recapitalization (As Restated)

On October 31, 2008, the Company entered into a Share purchase agreement with NXT, LLC and Healthy Dairy, LLC.  One individual serves as president of these two entities. The Company issued NXT, LLC Unitholders and Heath Dairy Unitholders 14,000,000 shares of common stock, for 100% membership interests in NXT, LLC and Healthy Dairy, LLC. NXT, LLC had nominal operations.  Healthy Dairy Unitholders received 12,600,000shares of common stock (or 80% controlling ownership percentage)  and NXT, LLC Unitholders received 1,400,000 shares of common stock (or 9% ownership percentage).

This transaction was accounted for as a reverse acquisition. NXT Nutritionals.did not have any operations and majority-voting control was transferred to Healthy Dairy, LLC.  The transaction also requires a recapitalization of Healthy Dairy, LLC. Since Healthy Dairy, LLC acquired a controlling voting interest; it was deemed the accounting acquirer, while NXT Nutritionals. was deemed the legal acquirer. The historical financial statements of the Company are those of Healthy Dairy, LLC, and of the consolidated entities from October 31, 2008, the date of merger, and subsequent.  In order to account for the transaction, the Company retrospectively restated equity of Helathy Dairy, LLC which included a $1,556,035 charge to additional-paid in capital to account for the recapitalization from a member-owned LLC into a private C-corporation.  Also included in the $1,556,035 is minimal net equity of NXT, LLC and NXT Nutritionals as both of these entities had minimal assets and liabilities.

Since the transaction is considered a reverse acquisition and recapitalization, the presentation of pro-forma financial information was not required.

Pursuant to S.E.C. Regulation S-X, Rule 11-01(d) and EITF No. 98-3, “Determining Whether a Nonmonetary Transaction Involves the Receipt of Productive Assets or of a Business”, it was determined that the acquisition of Healthy Dairy, LLC represented the acquisition of a business.  The transferred set of assets contained all of the necessary inputs, processes and outputs to conduct normal operations, including the ability to sustain a revenue stream.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

The acquisition of NXT, LLC was of a development stage entity containing limited operations, and did not meet the definition of a business.  NXT, LLC contained the SUSTA license. However, only minimal royalty sales were recognized from Healthy Dairy, LLC since inception.  Healthy Dairy, LLC was the sole customer of NXT, LLC.

On October 31, 2008, the Company issued 6,000,000 shares of common stock to Healthy Brands, LLC an entity whose president is also the Company’s president. These shares were issued for consulting services rendered. The fair value of these shares was $60,000 ($0.01/share), based upon the fair value of the services provided.  Healthy Brands, LLC is owned by three parties, of which two were not related to the accounting acquirer.  The Third is the Chief Executive Officer of Healthy Dairy, LLC. The $0.01/share value was management’s best estimate of fair value at the time of issuance.  The consultants confirmed that they typically charge $60,000 for consulting services for this type of consulting work. As such, they were granted common stock equal to $60,000. At the time prior to the Company going public via reverse merger, these shares were not tradeable on an open market and an open market valuation is not equitable to these shares. The valuation of these shares is reasonable in light of the facts and circumstances described below.  As of October 31, 2008, the Company had a working capital deficit of approx $1.7M, an accumulated deficit of approx $2.1M, a net loss of approx $500K, and limited cash in our bank accounts.  We do not feel that with over 20M shares outstanding, our common stock was valued at that time for over $0.01 per share as we were in dire needs of financing. In further support, the Company’s per share value as quoted on the Over-the-Counter Bulletin Board has significantly declined during 2010, averaging approximately $0.20/share during the month of July 2010.

The Company also agreed to pay $600,000 to the unitholders of Healthy Dairy, LLC and NXT, LLC within 90 days from the close of the reverse acquisition with a public shell, and an additional $600,000 within 180 days post closing.

The second traunche of $600,000 is collateralized by 1,000,000 shares of common stock in the public company.

During 2009, the Company repaid $220,000 to unit holders associated with the October 31, 2008 share exchange agreement between NXT Nutritionals. and Healthy Dairy, LLC and NXT, LLC. The Company still has a balance due on this portion of approximately $392,000.

Note 5 Loans Payable Related Parties, Convertible Notes Payable, and Registration Rights Penalty

(A)	Loans Payable – Related Parties (As restated)

In December 2006 and March 2007, respectively, the Company received an aggregate $150,000 and $50,000 from related parties.  These advances, totaling $200,000, bore interest at 7.2% and were secured by all assets of the Company.  These advances were due on March 21, 2009. The Company repaid $400 during the year ended December 31, 2008.  The Company repaid the remaining $199,600 in March 2009.

On March 7, 2008, the Company entered into a loan agreement with a former related party to borrow an amount up to $388,500, of which $120,274 was advanced, with no stated terms during December 2007. An additional $268,226 was advanced during 2008. These loans bear interest at 6% with a default rate of interest of 12%.  The loans are secured by all assets of the Company.  These loans are due on March 7, 2010. The Company repaid $90,000 of these advances in May 2009, and an additional $90,000 was repaid in February 2010. On October 31, 2008, the related party waived the default provisions of this note.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

In December 2009, a Director loaned the Company $25,000.  The loan bore no interest, was not secured and was due on demand.  The Company repaid the $25,000 during February 2010.

The following is a summary of loans payable – related parties:

Balance – December 31, 2007	$320,274
Advances	267,610
Due to Unit Holders – October 31, 2008 share exchange agreement	612,126
Balance – December 31, 2008	1,200,010
Advances	25,000
Repayments	(509,384)
Balance – December 31, 2009	$715,626

(B)	Loans Payable – Other

On November 4, 2008, an investor paid $25,000 of expenses on behalf of the Company.  This advance was non-interest bearing, unsecured and due on demand. The $25,000 loan was converted to stock upon recapitalization with NXT Nutritionals Holdings, Inc. on February 12, 2009.

On December 30, 2009, the Company issued a $100,000 unsecured promissory note to a third party.  The note bore 10% interest and was repaid in February 2010.

(C)	Convertible Debt, Warrants and Extinguishment Accounting

1.	2008 Convertible Debt
a.
$800,000 bridge notes (“2008 debt”) bearing interest at 10%.  These notes were due one year from issuance and were secured by all assets of the Company. The notes were convertible at $0.40/share, or 2,000,000 shares of common stock. The notes are subject to mandatory conversion if, at any time after closing, a reverse acquisition with a public shell company and prior to the maturity dates of these convertible notes, the Company completes a private placement (“new financing”) of convertible debt financing of between $2,000,000 - $5,000,000. On August 27, 2009, the Company closed the new financing, and exceeded the $2,000,000 minimum raise.

b.	The $800,000 of convertible notes were issued with Series “A” warrants with the following provisions:
i.	2,000,000 warrants
ii.	Conversion price of $0.40/share
iii.	Expiration of 5 years

c.
Of the total, in March 2009, $200,000 of principal and $7,918 of accrued interest was repaid. The remaining principal and interest of $648,260 was converted into a new offering, see below regarding mandatory conversions.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

2.	2009 Convertible Debt was issued under the same terms as the 2008 convertible debt. (“2009 debt #1)
a.	$595,000 in additional bridge notes.

b.	The $595,000 of convertible notes were issued with Series “A” warrants with the following provisions:
i.	1,487,500 warrants
ii.	Conversion price of $0.40/share
iii.	Expiration of 5 years

c.	The remaining principal and interest of $628,629 was converted into a new offering, see below regarding mandatory conversions.

3.	Debt discount associated with 2009 debt #1

In connection with convertible debt issued in 2009 debt #1, the Company has determined that fair value is applicable for these conventional convertible debt instruments.  The Company first determined the fair value of the warrants based upon the following management assumptions:

Expected dividends	0%
Expected volatility	125%
Expected term	5 years
Risk free interest rate	1.93% - 2.84%

After computing the fair value of the warrants, the Company determined the relative fair value of the convertible debt and the related effective conversion price. The Company’s effective conversion price for a portion of these issuances of convertible debt was below market price.

The Company recorded a beneficial conversion feature in connection with the issuance of these notes in the amount of $150,000.  Upon mandatory conversion on August 27, 2009, the Company amortized the remaining portion of the unamortized debt discount associated with the beneficial conversion features totaling $150,000.

4.	New offering
a.
Any debt, plus accrued interest would be converted at a 130% premium.  The premium is 30%, which includes 3 years of simple interest at 10%, this is an original issue discount that is amortized over the life of the debt

b.	Maturity date of debt is three years from issuance.
c.	Secured by all assets of the Company.

d.	Debt holder would receive Series “A” and Series “B” warrants
i.
Warrants of both series are computed as the face amount of the debt converted.  Warrant coverage is 100% for both series. Originally issued warrants were cancelled and replaced in connection with this offering (see below regarding extinguishment).

ii.	Conversion price is $0.40 for Series “A” and $0.60 for Series “B”.
iii.	Expiration of 5 years

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

5.	Mandatory Conversions (see Note 5(C)(1)(A) above)
a.	On August 27, 2009, the 2008 debt and 2009 debt #1 was converted into a new offering since the Company raised the minimum $2,000,000.

b.	Principal of $1,195,000 and accrued interest of $81,890, totaling $1,276,890, and was converted into:
i.	New debt instrument with a face amount, inclusive of the original issue discount totaling $1,659,956 ($1,276,890 x 130%), convertible at $0.40/share
ii.	4,149,890 Series “A” warrants, conversion price of $0.40/share
iii.	4,149,890 Series “B” warrants, conversion price of $0.60/share
iv.	2,987,500 Series “A” warrants were cancelled

6.	2009 Convertible Debt was issued under the same terms as the 2009 convertible debt #1. (“2009 debt #2)
a.	$2,571,400 notes. These notes were due three years from issuance and were secured by all assets of the Company. The notes were convertible at $0.40/share, or 6,067,750 shares of common stock.

b.	The $2,571,400 of convertible notes were issued with Series “A” and “B” warrants with the following provisions:
i.	6,428,500 Series “A” warrants, conversion price of $0.40/share.
ii.	6,428,500 Series “B” warrants, conversion price of $0.60/share.
iii.	Expiration of 5 years

c.
On August 10, 2009, a convertible noteholder converted principal in the amount of $204,100 into 510,250 shares of the Company’s common stock at a conversion rate of $0.40. On September 23, 2009, a convertible noteholder converted principal in the amount of $30,000 into 75,000 shares of the Company’s common stock at a conversion rate of $0.40.  On August 10, 2009, a convertible noteholder partially converted principal and interest in the amount of $331,918 into 829,795 shares of the Company’s common stock at a conversion rate of $0.40.

.
7.	Debt discount associated with 2009 debt #2

In connection with convertible debt issued in 2009 debt #2, the Company has determined that fair value is applicable for these conventional convertible debt instruments.  The Company first determined the fair value of the warrants based upon the following management assumptions:

Expected dividends	0%
Expected volatility	125%
Expected term	5 years
Risk free interest rate	1.93% - 2.84%

After computing the fair value of the warrants, the Company determined the relative fair value of the convertible debt and the related effective conversion price. The Company’s effective conversion price for a portion of these issuances of convertible debt was below market price.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

The Company recorded a beneficial conversion feature in connection with the issuance of these notes in the amount of $2,127,700 and recorded an original issue discount of $590,400.

8.	Extinguishment

The Company determined that the conversion of original debt into new convertible debt instruments on August 27, 2009, resulted in an exchange with substantially different terms, and applied debt extinguishment accounting, resulting in a $15,603,551 loss on extinguishment of debt. The Company compared the present value of both old and new debt as well as the fair value of the warrants granted in the new offering.  The Company determined that the present value of the cash flows associated with the new debt instruments exceeded the present value of the old debt instruments by more than 10%.

The 8,299,780 warrants issued with the new notes were recorded to additional paid in capital at fair market value $10,108,262.  The Company also assessed the beneficial conversion feature at fair market value and recorded the beneficial conversion feature to additional paid in capital of $5,112,223. The total charge to additional paid in capital was $15,220,595.  An additional $383,066 relates to the increase in the face amount of the new offering as compared to the 2008 and 2009 Convertible Note Offering.

Face amount of principal and interest – new debt, plus allocation for debt discount (warrants and debt conversion feature)	$16,880,441
Face amount of principal and interest – old debt	1,276,940
Extinguishment loss	$15,603,501

(D)	Registration Rights Penalty

In connection with the issuance of all convertible debt, all convertible note holders were entitled to liquidated damages, which provide for a payment in cash equal to a maximum of 9% of the total offering price for all debt proceeds raised.  The Company was required to file an S-1 registration statement 60 days after the offering closed.  The closing date of the offering was August 27, 2009; therefore the 60th day was October 26, 2009.  Furthermore, the Company was required to have this S-1 registration declared effective within 120 days (December 25, 2009) or within 150 days (January 24, 2010) if a full SEC review is done. The Company never filed a registration statement.

The Company has evaluated the registration rights provision and has determined the probability of incurring liquidated damages. The Company recorded the full 9% penalty.

Liquidated damages are as follows:

Convertible debt raised	$4,027,256

Maximum penalty	9%

$362,453

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

(E)	Debt Issuance Costs

In connection with raising convertible debt, the Company paid debt issue costs to a family member of the Chairman of the Board totaling $82,300.  During the year ended December 31, 2009, the Company amortized $35,710. The remaining $46,590 will be amortized during the period ended September 2012, based upon the term of the underlying debt.

Note 6 Stockholders Deficit and Redeemable Equity (As Restated)

(A)	Common Stock

On February 12, 2009, the Company issued 650,000 shares of common to members of the board of directors and outside consultants for services rendered, having a fair value of $6,500 ($0.01/share), based upon the value of the services rendered to the private company prior to the reverse acquisition (Healthy Brands, LLC services reference Note 4).

On March 24, 2009, the Company issued 250,000 shares of common stock to consultants for services rendered, having a fair value of $312,500 ($1.25/share), based upon the quoted closing trading price. The Company also granted 250,000, 5 year stock purchase warrants, to purchase shares of the Company’s common stock at an exercise price of $0.60.

The Company determined the fair value of the warrants was $280,000, based upon the following management assumptions:

Expected dividends	0%
Expected volatility	125%
Expected term	5 years
Risk free interest rate	1.7%

On March 24, 2009, the Company issued 175,000 shares of common stock to consultants to settle accounts payable from 2008 totaling $70,500 and an additional $148,250 for services rendered in 2009.  The stock issuance has a fair value of $218,750 ($1.25/share), based upon the quoted closing trading price.

On March 24, 2009, the Company issued 100,000 shares of common stock to consultants for services rendered, having a fair value of $125,000 ($1.25/share), based upon the quoted closing trading price.

On April 22, 2009, the Company entered into a 3 year agreement with a celebrity spokesperson.  In return for the ability to use the celebrity’s name and likeness, the Company agreed to issue the celebrity 400,000 shares of the Company’s common stock, having a fair value of $440,000 ($1.10), based upon the quoted closing trading price.  These shares were vested fully upon issuance.  The Company also agreed to pay the celebrity $50,000 on April 22, 2010.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

On August 10, 2009, the Company issued 16,700 shares of the Company’s common stock to a consultant for services rendered, having a fair value of $16,700 ($1/share), based upon the quoted closing trading price.

On August 12, 2009, the Company issued a consultant 25,000 shares of the Company’s common stock for services rendered, having a fair value of $34,000 ($1.36/share), based upon the quoted closing trading price.

On August 15, 2009, the Company issued a consultant 90,000 shares of the Company’s common stock for services rendered, having a fair value of $123,300 ($1.37/share), based upon the quoted closing trading price.

On December 2, 2009, the Company entered into an agreement with a celebrity spokesperson.  In return for the ability to use the celebrity’s name and likeness, the Company agreed to issue the celebrity 3,000,000 shares of the Company’s common stock.  The shares vest over a period as follows: 1,000,000 shares on December 2, 2009, 1,000,000 shares each on December 31, 2011 and 2012.  On December 2, 2009, the Company issued the first 1,000,000 shares of common stock, having a fair value of $2,280,000 ($2.28/share) based upon the quoted closing trading price.

During 2009, the Company appointed 3 new members to the Board of Directors.  The directors each received 250,000 shares of the Company’s common stock (750,000 in total for all three directors) fully vested upon the execution of the agreement.  The fair value of these issuances was $970,000, based upon quoted closing trading prices ranging from $0.90 to $1.60.

(B)	Cumulative Preferred Redeemable Class “B” Units

During 2008, the Company accrued $39,250 in preferred dividends. Effective October 31, 2008, class “B” units ceased to exist in connection with the reverse acquisition and recapitalization (reference Note 4).

(C)	Contributed Capital – Former Related Party

During the years ended December 31, 2009 and 2008, the Company recorded contributed capital of $0 and $3,808, respectively, for rent expense.  A former member of the Company provided the use of their home to conduct business on behalf of the Company.

(D)	Placement Agent Agreement

Under the terms of an investment banking agreement dated August 12, 2008, the Company entered into a settlement and release agreement (“agreement”) with a placement agent on November 25, 2008. No amounts were due under the terms of this agreement for completed financings. The Company agreed to pay $50,000 as reimbursement for expenses incurred.  The Company paid $25,000 in December 2008 and an additional $25,000 in January 2009.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

The Company also agreed to issue equity compensation after the Company effects a reverse acquisition with a public shell company. The terms are (i) 250,000 shares of common stock, (ii) 250,000 five-year warrants at an exercise price of $0.60/share.

(E)	Warrants

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price
Exercisable - December 31, 2007	-	$-
Granted	2,000,000	$0.40
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – December 31, 2008	2,000,000	$0.40
Exercisable - December 31, 2008	2,000,000	$0.40
Granted	22,894,281	$0.50
Exercised	-	$-
Forfeited/Cancelled	(2,987,500)	$0.40
Outstanding – December 31, 2009	21,906,781	$0.50
Exercisable – December 31, 2009	21,906,781	$0.50

Warrants Outstanding				Warrants Exercisable
Range of exercise price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.40 - $0.60	21,906,781	4.34 years	$0.50	21,906,781	$0.50

At December 31, 2009 and 2008, the total intrinsic value of warrants outstanding and exercisable was $20,080,402 and $0, respectively.

Note 7 Commitments and Contingencies

Litigations, Claims and Assessments

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm its business. The Company is currently not aware of any such legal proceedings or claims that they believe will have, individually or in the aggregate, a material adverse affect on its business, financial condition or operating results.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Note 8 Income Taxes

At December 31, 2009, the Company has a net operating loss carry-forward of approximately $19,208,000 available to offset future taxable income expiring through 2029. Utilization of these net operating losses may be limited due to potential ownership changes under Section 382 of the Internal Revenue Code.

The valuation allowance at December 31, 2009 was $7,735,000. The net change in valuation allowance during the year ended December 31, 2009 was an increase of $7,418,400. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based on consideration of these items, Management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of December 31, 2009.

The effects of temporary differences that gave rise to significant portions of deferred tax assets at December 31, 2009 and 2008 are as follows:

	December 31, 2009	December 31, 2008
Net operating loss carry forward	$7,735,000	$317,000
Valuation allowance	(7,735,000)	(317,000)
Net deferred tax asset	$-	$-

There was no income tax expense for the years ended December 31, 2009 and 2008 due to the Company’s net losses.

The Company’s tax expense differs from the “expected” tax expense for the years ended December 31, 2009 and 2008, (computed by applying the Federal Corporate tax rate of 34% to loss before taxes and 9.5% for State Corporate taxes, the blended rate used was 41%), as follows:

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

	December 31, 2009	December 31, 2008
Current federal tax expense	$(7,370,000)	$(266,000)
Current state tax expense	(2,276,000)	(82,000)
Non-deductible stock comp	1,911,000	31,000
Change in Potential NOL benefits	7,735,000	317,000
Change in valuation allowance	(7,735,000)	(317,000)
Income tax expense	$-	$-

The following is a reconciliation of the provision for income taxes at the United States federal income tax rate to the income taxes reflected in the statement of operations:

	December 31, 2009	December 31, 2008
Tax expense (credit) at statutory rate-federal	(31%)	(31%)
State tax expense net of federal tax	(10%)	(10%)
Changes in valuation allowance	41%	41%
Tax expense at actual rate	0%	0%

Note 9 Employment Agreements

On February 12, 2009, the Company entered into two employment agreements with its Chief Executive Officer and Chief Financial Officer. The terms of the agreements are as follows:

(1)	CEO

●	3 year term
●	$120,000 annual salary

(2)	CFO

●	2 year term
●	Cash for services rendered by the CFO’s accounting firm at a fixed rate of $39,000 per year.
●
200,000 shares of the Company’s common stock, having a fair value of $2,000 ($0.01/share), based upon the fair value of services rendered to third parties for services rendered.  These shares will vest 25,000 shares per quarter.  During the year ended December 31, 2009, the CFO vested in the first 100,000 shares of the stock award.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

Note 10 Subsequent Events

The Company has evaluated for subsequent events between the balance sheet date of December 31, 2009 and March 31, 2010, the date the financial statements were issued.

(A)	Employment Contract

On January 26, 2010, the Company entered into an employment agreement with its Chief Operating Officer. The terms of the agreements are as follows:

●	3 year term
●	$20,000 monthly base salary of which 50% may be deferred until the termination of the contract or a change in control
●	Stock compensation which vests as follow:
i.	400,000 shares of the Company’s common stock, having a fair value of $444,000 ($1.11/share) vesting 40,000 shares per month in Year 1
ii.	500,000 shares of the Company’s common stock shall be granted on or before January 1, 2011, vesting fully on December 31, 2011
iii.	500,000 shares of the Company’s common stock shall be granted on or before January 1, 2012, vesting fully on December 31, 2012

(B)	Convertible Notes

In February 2010, the Company completed secured convertible notes and warrants offerings.  The notes mature 15 months after the original issue date.  The gross amount raised was approximately $5,668,000, of which the Company received approximately $4,894,000 in net proceeds. The Company paid approximately $774,000 in debt issuance costs. The Notes contained the following features:

i.	Conversion Price: $1.00
ii.
Registration rights – the Company is required to file a registration statement within 30 days of the close of the offering.  If the Company fails to file such registration statement, the Company will incur liquidated damages of 0.5% of the aggregate amount raised in the offering.  The maximum liquidated damages is capped at 6.0% of the aggregate amount raised in the offering.  The Company is evaluating the impact of registration rights penalty pertaining to the offering.

iii.	Original issue discount- 15% over the 15 month maturity of the notes.
iv.
Full ratchet provision – The notes contain a provision in which the conversion price can be reduced in any event the Company issues any security or debt instrument with a lower consideration per share in any future offering.

NXT Nutritionals Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
(As Restated)

The Company also issued the noteholders 1 stock purchase warrant with a maturity of 5 years and a $1.25 exercise price.  The stock purchase warrants contain cashless exercise provisions.

The Company is currently analyzing the accounting of the Secured Convertible Note and Warrants Offering to determine the fair value of these derivative financial instruments.

(C)	Conversion of Convertible Notes to Common Stock

From January 1, 2010 through the date of this report, several convertible noteholders converted principal and interest in the amount of $1,560,858 into 3,902,145 shares of the Company’s common stock at a conversion rate of $0.40.

(D)	Warrants

From January 1, 2010 through the date of this report, 3 warrant holders exercised their warrants to to purchase 993,178 shares of the Company’s common stock.

Note 11 Restatement

In response to comments made by the Securities and Exchange Commission, the Company analyzed the recapitalization as of February 12, 2009, the date the Company entered into a share exchange agreement with a public shell company. The Company determined that a restatement was necessary in order to properly recast share activity in accordance with FASB ASC paragraph 805-40-45-2(d).

As a result, the Company restated outstanding share balances as of December 31, 2007, December 31, 2008, and included a share total as of February 12, 2009 to reflect the shares outstanding of the legal parent as of the date of the transaction. The Company also restated earnings per share as of December 31, 2008 and December 31, 2009.

NXT NUTRITIONALS HOLDINGS, INC.

29,188,876 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of This Prospectus is  February    , 2011

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$929.46
Transfer Agent Fees	$1,000.00	*
Accounting fees and expenses	$61,500.00	*
Legal fees and expense	$30,000.00	*
Blue Sky fees and expenses	$1,000.00	*
Total	$94,429.46	*

* Estimated. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

The Certificate of Incorporation and By-Laws of the Registrant provide that the registrant shall indemnify any person to the full extent permitted by the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL, relating to indemnification, is hereby incorporated herein by reference.

In accordance with Section 102(a)(7) of the DGCL, the Certificate of Incorporation of the registrant eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in Section 102(a)(7).

In addition, the registrant currently maintains an officers’ and directors’ liability insurance policy which insures, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

From January 1, 2010 through the date of this report, several convertible noteholders converted principal and interest in the amount of $2,310,228 into 5,775,570 shares of the common stock at a conversion rate of $0.40.

From January 1, 2010 through the date of this report, three (3) warrant holders exercised their warrants to purchase 993,178 shares of the common stock.

Endorsement Agreement

Private Placement Offering

On August 27, 2009, we completed a private offering of an aggregate subscription amount of $3,173,000 through the issuance of investment units to certain accredited investors.  Each investment unit had a purchase price of $50,000 and consisted of (i) a three year convertible debenture (the “Debentures”) in the amount of sixty five thousand dollars ($65,000) convertible into shares of our common stock at a conversion price of $.40 per share, (ii) five year Series A warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $.40 per share (the “Series A Warrants”), and (iii) five year Series B warrants to purchase 100% of the common stock underlying the Debenture at an exercise price of $0.60 per share (the “Series B Warrants”) (collectively, the “Warrants”). The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under the Securities Act.

On February 26, 2010, we closed on a private placement offering by raising total gross proceeds of $5,667,743, through the sale of the Notes at a conversion price of $1.00 per share and (ii) a number of Series C Warrants exercisable into a number of shares of common stock equal to 100% of the number of common shares underlying the Notes at an exercise price of $1.25 per share to certain accredited investors. The principal amount of each Note is 115% of the subscription proceeds received.  The issuance of such securities was exempt from registration pursuant to Section 4(2) of, and Regulation D promulgated under the Securities Act.

On September 1, 2010, we entered into a modification and amendment agreement (the “Modification Agreement”) with purchasers holding approximately 87% of the aggregate number of (1) the Notes, (2) the Warrants, and (3) the shares of common stock underlying the Notes and the Warrants, pursuant to which the commencement of monthly redemption date of the Notes is extended to December 1, 2010 and the holders of the Notes and the Warrants, we may now pay the monthly redemption of the Notes in common stock even if the monthly redemption price described in the Notes is less than $0.40. In addition, pursuant to the Modification Agreement, the conversion price of the Notes and the exercise price of the Warrants are both reduced to $0.40 per share.

On December 6, 2010, we and the purchasers (the “Purchasers”) holding approximately 91% of the aggregate number of (1) the original issue discount senior secured note (the “Notes”), (2) the series C warrants (the “Series C Warrants”) and (3) the shares of common stock underlying the Notes and the Series C Warrants (collectively, the “Securities”), entered into a second modification and amendment agreement (the “Second Amendment”). The Amendment was required to be approved by Purchasers of at least 67% of the Securities. Pursuant to the Amendment, the commencement of the monthly redemption date of the Notes is extended to September 1, 2011, the maturity date of the Notes is extended to December 31, 2011 and the original issue discount is amended such that the principal amount equals each investor’s subscription amount multiplied by 1.60. For more detailed information regarding the Second Amendment, please refer to the Current Report on Form 8-K filed on December 7, 2010.

Licensing Agreement

Agreement with Blair Underwood

On April 22, 2009, we entered into a 3 year agreement with a celebrity spokesperson, Blair Underwood.  In return for the ability to use the celebrity’s name and likeness, we agreed to issue the celebrity 400,000 shares of our common stock, having a fair value of $440,000 ($1.10), based upon the quoted closing trading price.  These shares were vested fully upon issuance.  We also agreed to pay the celebrity $50,000 on April 22, 2010. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act. A copy of the agreement with Blair Underwood is attached hereto as Exhibit 10.14.

Agreement with MINE O’MINE, INC.

On November 30, 2009, we entered into a licensing agreement with MINE O’MINE, INC., a Nevada Corporation (“MOM”), whereby MOM granted: (1) a license to use Shaquille O’Neal’s (“SHAQUILLE”) name, fame, image and athletic renown in connection with the advertisement, promotion and sale of “SUSTA Natural Sweetener®” (“SUSTA”); (2) a license to the use certain trademarks owned by MOM; and (3) certain other ancillary services of SHAQUILLE to us, in consideration for 1,000,000 shares of our common stock per year for a period of three (3) years, for an aggregate of 3,000,000 shares (the “Compensation Shares”), commencing from November 23, 2009 through November 22, 2012.  Additionally, pursuant to the terms of the License Agreement, we registered the Compensation Shares under a Form S-8 Registration Statement on December 1, 2009. Pursuant to the Licensing Agreement, MOM and SHAQUILLE have agreed (i) that they shall not sell more than 100,000 of the Compensation Shares during any calendar month during the term, (ii) that they shall not sell more than 20,000 of the Compensation Shares on any day during the term, and (iii) they will not sell any Compensation Shares during the first sixty (60) days from the execution of the Licensing Agreement.

Pursuant to the Licensing Agreement, we agreed to issue 1,000,000 shares of our common stock to SHAQUILLE per year for a period of three (3) years for a total of 3,000,000 shares.  On December 2, 2009, pursuant to the Licensing Agreement, we issued 1,000,000 shares of our common stock.  The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act.

Agreement with Eddie George

On March 1, 2010, we entered into an endorsement agreement with Eddie George. In return for the ability to use the celebrity’s name and likeness, we agree to issue to him an aggregate of 120,000 shares of common stock issuable pursuant to the endorsement agreement, and an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock dividends, stock splits, recapitalization or any other similar transactions, which results in an increase in the number of Eddie George’s outstanding shares of common stock. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act.

Agreement with Dara Torres

On September 21, 2010, we entered into an endorsement and service agreement with Dara Torres. Pursuant to the terms of the agreement, Ms. Torres granted us the exclusive license throughout the world to use her name, autograph, initials, likeness, photograph, visual representation, voice, direct quotations and endorsement for commercial, advertising, social media and other purposes relating to promotion of the products identified in the Service Agreement, provided however, such grant of license does not include television commercials, from September 1, 2010 to December 31, 2012.

In exchange for the above, we agreed to pay Ms. Torres a base cash compensation of (i) $6,250 per month, payable on the last day of each month, commencing from September 30, 2010 to December 31, 2011, (ii) $16,667 per month, payable on the last day of each month, commencing from January 31, 2012 to December 31, 2012. In addition, we also agreed to issue to the Athlete restricted stock award, consisting of (i) 250,000 shares issuable upon the Execution Date, (ii) 250,000 shares to be issued on December 31, 2011, and (iii) an additional 250,000 shares to be issued on December 31, 2012. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act.

A copy of the endorsement and service agreement with Dara Torres was filed as an exhibit to the Form 8-K filed with September 24, 2010 and incorporated herein by reference as Exhibit 10.19.

Issuance for Services

On October 8, 2010, the Company issued a consultant 200,000 shares for services rendered at a fair value of $42,000 ($0.21/share) based upon the quoted closing price trading price.   The consultant is related to a member of the Company’s board of directors.

On October 5, 2010, we issued 40,000 shares of Common Stock to Mark A. Giresi as compensation for services rendered as our Chief Operation Officer.

On September 14, 2010, we issued 40,000 shares of Common Stock to Mark A. Giresi as compensation for his services rendered as our Chief Operation Officer.

On September 2, 2010, we issued 60,000 shares of Common Stock to Richard Kozlenko as compensation for services rendered pursuant the consulting agreement dated June 1, 2010 and executed on July 30, 2010 by and between us and Mr. Richard Kozlenko.

On August 26, 2010, we issued 80,000 shares of Common Stock to Mark A. Giresi as compensation for his services rendered as our Chief Operating Officer.

On August 31, 2010, we issued 320,000 shares of Common Stock to Mr. Richard Kozlenko as compensation for services rendered pursuant to the consulting agreement dated June 1, 2010 and executed on July 30, 2010 by and between us and Mr. Richard Kozlenko.

On August 31, 2010, we issued 50,000 shares of Common Stock to Maximum Marketing, Inc., a Florida company, as compensation for services rendered pursuant to an agent agreement dated June 14, 2010 by and between us and Maximum Marketing, Inc.

On August 31, 2010, we issued 30,000 shares of Common Stock to Quality Bakeries, LLC (d/k/a Burry Food) pursuant to agent agreement dated July 1, 2010 by and between us and Quality Bakeries, LLC.

On August 30, 2009, we entered into a director agreement with David Deno, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement at par value $0.001 per share.

On October 19, 2009, we entered into a director agreement with Ann McBrien, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement at par value $0.001 per share,

On June 30, 2009, we entered into a director agreement with Paul S. Auerbach, pursuant to which we granted a total of 250,000 shares of our common stock for services rendered upon the execution of the agreement at par value $0.001 per share.

On August 15, 2009, we issued a consultant 90,000 shares of the common stock for services rendered, having a fair value of $123,300 ($1.37/share), based upon the quoted closing trading price.

On August 12, 2009, we issued a consultant 25,000 shares of the common stock for services rendered, having a fair value of $34,000 ($1.36/share), based upon the quoted closing trading price.

On August 10, 2009, we issued 16,700 shares of the common stock to a consultant for services rendered, having a fair value of $16,700 ($1/share), based upon the quoted closing trading price.

On March 24, 2009, we issued 250,000 shares of common stock to consultants for services rendered, having a fair value of $312,500 ($1.25/share), based upon the quoted closing trading price. We also granted 250,000, 5 year stock purchase warrants, to purchase shares of the Common Stock at an exercise price of $0.60.

On March 24, 2009, we issued 175,000 shares of common stock to consultants to settle accounts payable from 2008 totaling $70,250 and an additional $148,455 for services rendered in 2009.  The stock issuance has a fair value of $218,705 ($1.25/share), based upon the quoted closing trading price.

On March 24, 2009, we issued 100,000 shares of common stock to consultants for services rendered, having a fair value of $125,000 ($1.25/share), based upon the quoted closing trading price.

On February 12, 2009, we issued 650,000 shares of common stock to members of our board of directors and outside consultants for services rendered, having a fair value of $6,500 ($0.01/share), based upon the value of the services rendered to the private company prior to the reverse acquisition.

Item 16.Exhibits and Financial Statement Schedules.

EXHIBIT NUMBER	DESCRIPTION
2.1	Share Exchange Agreement dated February 12, 2009 by and among NXT Nutritionals Holdings, Inc. , NXT Nutritionals, Inc. and the shareholders of NXT Nutritionals, Inc. (1)
3.1	Articles of Incorporation (7)
3.2	By-Laws (5)
5.1	Opinion of Anslow & Jaclin, LLP
10.1	Employment Agreement by and between NXT Nutritionals Holdings, Inc. and Francis McCarthy (1)
10.2	Employment Agreement by and between NXT Nutritionals Holdings. Inc. and David Briones (1)
10.3	Employment Agreement by and between NXT Nutritionals Holdings, Inc. and Mark Giresi (9)
10.4	Lock-Up Agreement with Management Shareholders (1)
10.5	Licensing Agreement by and between NXT Nutritionals Holdings, Inc, and Mine O’Mine, Inc. dated November 30, 2009 (3)
10.6	Endorsement Agreement by and between NXT Nutritionals Holdings, Inc, and Eddie George dated March 3, 2010. (7)
10.7	Securities Purchase Agreement dated February 26, 2010 (4)
10.8	Security Agreement dated February 26, 2010 (4)
10.9	Subsidiaries Guarantee Agreement dated February 26, 2010 (4)
10.10	Registration Rights Agreement dated February 26, 2010 (4)
10.11	Form of Debenture (6)
10.12	Form of Series A Warrant (6)
10.13	Form of Series B Warrant(6)
10.14	Endorsement Agreement by and between NXT Nutritionals Holdings, Inc. and Blair Underwood dated April 22, 2009. (7)
10.15	Director Agreement by and between NXT Nutritionals Holdings, Inc. and David Deno dated August 30, 2009. (8)
10.16	Director Agreement by and between NXT Nutritionals Holdings, Inc. and Ann McBrien dated October 19, 2009. (8)
10.17	Director Agreement between NXT Nutritionals Holdings, Inc. and Dr. Paul S. Auerbach dated June 30, 2009. (8)
10.18	Modification and Amendment Agreement by and among NXT Nutritional Holdings, Inc. and Purchasers identified on the signature page thereto, dated September 1, 2010. (10)
10.19	Endorsement and Service Agreement by and between NXT Nutritional Holdings, Inc. and Dara Torres, dated September 21, 2010 (11)
10.20	Consulting Agreement by and between NXT Nutritionals Holdings, Inc., and Richard Kozlenko dated June 1, 2010
10.21	Employment Agreement by and between NXT Nutritionals Holdings, Inc., and Richard M. Jordan dated January 1, 2010.
23.1	Consent of Auditor
23.2	Legal Opinion (filed as Exhibit 5.1)
24.1	Power of Attorney (Included in the signature page of this Registration Statement)

(1) Included as exhibits to the current report on Form 8-K filed on January 27, 2010 and incorporated herein by reference.
(2) Included as exhibit to the current report on Form 8-K filed on February 12, 2009 and incorporated herein by reference.
(3) Included as exhibit to the registration statement on Form S-8 filed on December 1, 2009 and incorporated herein by reference.
(4) Included as exhibits to the current report on Form 8-K filed on March 1, 2010 and incorporated herein by reference.
(5) Included as exhibit to the registration statement on Form SB-2 filed on November 27, 2007 and incorporated herein by reference.
(6) Included as exhibits to the current report on Form 8-K filed on September 2, 2009 and incorporated herein by reference.
(7) Included as exhibits to Amendment No. 1 to the registration statement on Form S-1 filed on June 17, 2010 and incorporated herein by reference.
(8) Included as exhibits to Amendment No.2 to the registration statement on Form S-1 filed on August 4, 2010.
(9) Included as exhibit to current report on Form 8-K filed on January 27, 2010 and incorporated herein by reference.
(10) Included as exhibit to current report on Form 8-K filed on September 2, 2010 and incorporated herein by reference.
(11) Included as exhibit to current report on Form 8-K filed on September 22, 2010 and incorporated herein by reference.

Item 17.Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B) The issuer is subject to Rule 430C (ss. 230. 430C of this chapter): Each prospectus filed pursuant to Rule 424(b)(ss. 230. 424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss. 230. 430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, NXT Nutritionals Holdings, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this  2nd day of February, 2011 .

NXT NUTRITIONALS HOLDINGS, INC.
By:	/s/ Francis McCarthy
Francis McCarthy President and Chief Executive Officer

By:	/s/ David Briones
David Briones Chief Financial and Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francis McCarthy, Chief Executive Officer, his attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-1, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date
/s/Francis McCarthy	President, CEO, Secretary and Director
Francis McCarthy		February 2, 2011
/s/ David Briones	Chief Financial Officer
David Briones		February 2, 2011
/s/ Richard M. Jordan	Executive Vice President, General Manager, and Director
Richard M. Jordan		February 2, 2011
/s/ Mark A. Giresi	Director and Chief Operating Officer
Mark A. Giresi		February 2, 2011
/s/ David Deno	Director
David Deno		February 2, 2011
/s/ Theodore Mandes, II	Director
Theodore Mandes, II		February 2, 2011
/s/ Paul S. Auerbach	Director
Paul S. Auerbach		February 2, 2011
/s/ Ann McBrien	Director
Ann McBrien		February 2, 2011